Exhibit 99.1

NORTH CAROLINA
UTILTIES COMMISSION
RALEIGH

DOCKET NO. E-7, SUB 1243

BEFORE THE NORTH CAROLINA UTILITIES COMMISSION

In the Matter of Petition of Duke Energy Carolinas, LLC and Duke Energy Progress, LLC For Issuance of a Storm Cost Recovery Docket Financing Order	) ) )	FINANCING ORDER

HEARD:	Thursday, January 28, 2021 at 10:00 a.m., held via video conference and reconvened on Friday, January 29, 2021 at 9:00 a.m., via video conference

BEFORE:	Chair Charlotte A. Mitchell, Presiding; Commissioners ToNola D. Brown-Bland; Lyons Gray; Daniel G. Clodfelter; Kimberly W. Duffley; Jeffrey A. Hughes; and Floyd B. McKissick, Jr.

APPEARANCES:

For Duke Energy Carolinas, LLC:

Lawrence B. Somers, Deputy General Counsel, Duke Energy Corporation, 410 South Wilmington Street, Raleigh, North Carolina 27601

Camal Robinson, Associate General Counsel, and Brian Heslin, Deputy General Counsel, Duke Energy Corporation, 550 South Tryon Street, Charlotte, North Carolina 28202

James H. Jeffries, IV, McGuireWoods LLP, 201 North Tryon Street, Suite 3000, Charlotte, North Carolina 28202

Kristin M. Athens, McGuireWoods LLP, 501 Fayetteville Street, Suite 500 Raleigh, North Carolina 27601

For Carolina Industrial Group for Fair Utility Rates III (CIGFUR):

Christina D. Cress, Bailey & Dixon, LLP, Post Office Box 1351, Raleigh, North Carolina 27602

For the Using and Consuming Public:

Dianna W. Downey, Chief Counsel, and William E. Grantmyre, William E. H. Creech, Staff Attorneys, Public Staff – North Carolina Utilities Commission, 4326 Mail Service Center, Raleigh, North Carolina 27699

BY THE COMMISSION: On October 26, 2020, pursuant to N.C. Gen. Stat. § 62-172, Duke Energy Carolinas, LLC (DEC, Petitioner, or the Company), along with Duke Energy Progress, LLC (DEP, and together with DEC, the Companies) filed Duke Energy Carolinas, LLC and Duke Energy Progress, LLC’s Joint Petition for Financing Orders (Joint Petition). In the Joint Petition, DEC requests the Commission to issue an order (the Financing Order) to recover significant storm expenditures it incurred as a result of Hurricanes Florence and Michael and Winter Storm Diego (collectively, the Storms). Specifically, DEC seeks the following: (1) authorization to finance its Securitizable Balance;1 (2) approval of the proposed securitization financing structure; (3) approval to issue Storm Recovery Bonds,2 secured by the pledge of Storm Recovery Property, in one or more series in an aggregate principal amount not to exceed the relevant Securitizable Balance (as of the date the first series Storm Recovery Bonds are issued); (4) for approval of the Financing Costs, including up-front Financing Costs and ongoing Financing Costs incurred in connection with the issuance of Storm Recovery Bonds; (5) for approval to create Storm Recovery Property, including the right to (i) impose, bill, charge, collect, and receive nonbypassable Storm Recovery Charges sufficient to recover the principal of, and interest on, the Storm Recovery Bonds plus ongoing Financing Costs; and (ii) obtain periodic formulaic adjustments to the Storm Recovery Charge as provided in this Financing Order; and (6) for approval of the tariff to implement the Storm Recovery Charge (Tariff).

On December 21, 2018, the Company filed a Petition for an Accounting Order to Defer Incremental Storm Damage Expenses Incurred as a Result of Hurricanes Florence and Michael and Winter Storm Diego, in Docket No. E-7, Sub 1187 (Storm Deferral Docket), seeking deferral treatment for significant expenditures it incurred as a result of the Storms.

On September 30, 2019, DEC filed an application (Application) with the Commission in Docket No. E-7, Sub 1214 (DEC Rate Case) requesting a general rate increase, pursuant to N.C.G.S. §§ 62-133 and -134 and Commission Rule R1-17. The Application included a request to consolidate the Storm Deferral Docket with the DEC Rate Case and sought to recover DEC’s deferred asset balance associated with the Storms, including a return on the unrecovered balance, and with respect to the capital investments, including a deferral of depreciation expense and a return on the investment (Storm Recovery Costs).

On March 25, 2020, in the DEC Rate Case, DEC and the Public Staff reached an Agreement and Stipulation of Partial Settlement (Rate Case Stipulation) with respect to several revenue requirement issues presented by the Company’s Application, including the ratemaking treatment of the deferred expenses associated with the Storms. Pursuant to the Rate Case Stipulation, the Company agreed to remove certain capital and operation and maintenance (O&M) costs (Storm Expenses) associated with the Storms from its revenue requirement in the DEC Rate Case and instead file a petition for a financing order under the Securitization Statute. For purposes of settlement, DEC and the Public Staff also agreed on the assumptions to be used in the securitization docket to evaluate whether recovery of the Storm Expenses through securitization provides quantifiable customer benefits when compared to traditional cost recovery as required by Section (b)(1)(g) of the Securitization Statute.

1 See page Finding of Fact 5 defining Securitizable Balance.

2 Capitalized terms not otherwise defined herein shall have the meaning assigned to them in N.C.G.S. § 62-172.

As noted, on October 26, 2020, DEC and DEP filed their Joint Petition, requesting the Commission grant authorization for the financing of the Companies’ Storm Recovery Costs using a securitization structure authorized by N.C.G.S. § 62-172. Along with the Joint Petition, the Companies filed the direct testimony and exhibits of Thomas J. Heath, Jr., Structured Finance Director, Duke Energy Business Corporation (DEBS); Charles N. Atkins II, Chief Executive Officer, Atkins Capital Strategies LLC; Melissa Abernathy, Rates and Regulatory Planning Director, DEC; Jonathan Byrd, Southeast Pricing & Regulatory Solutions, DEC and DEP; and Shana W. Angers, Accounting Manager, DEBS.

On November 6, 2020, the Commission issued its Order Scheduling Hearing, Requiring Filing of Testimony, and Establishing Discovery Guidelines.

On December 17, 2020, Carolina Industrial Group for Fair Utility Rates II (CIGFUR II) and III (CIGFUR III) (together, CIGFUR) filed a Petition to Intervene.

On December 18, 2020, the Commission granted CIGFUR’s Petition to Intervene.

On December 21, 2020, the Public Staff filed the testimony and exhibits of Joseph S. Fichera, Chief Executive Officer, Saber Partners LLC (Saber Partners or Saber); William Moore, Consultant, Saber; Calvin C. Craig, III, Financial Analyst with the Economic Research Division of the Public Staff; Barry M. Abramson, Senior Advisor, Saber; Steven Heller, President, Analytical Aid; Rebecca Klein, Principal, Klein Energy LLC; Brian A. Maher, Senior Advisor, Saber; Hyman Schoenblum, Senior Advisor, Saber; and Paul Sutherland, Senior Advisor, Saber. On that same day, the Public Staff filed a Motion for Extension of Time to file the joint testimony of Michael C. Maness, Director of the Accounting Division of the Public Staff, and Michelle M. Boswell, Staff Accountant with the Accounting Division of the Public Staff.

On December 22, 2020, the Commission granted the Public Staff’s Motion for Extension of Time, and the Public Staff filed the joint testimony and exhibits of witnesses Maness and Boswell.

Consents to remote hearing were filed by DEC, DEP, the Public Staff, and CIGFUR on January 5, 2021.

On January 6, 2021, the Public Staff filed corrections to the testimony and exhibits of witnesses Sutherland, Heller, Fichera, and the joint testimony of witnesses Maness and Boswell.

On January 11, 2021, the Companies filed the rebuttal testimony and exhibits of witnesses Heath, Atkins, and Abernathy.

On January 13, 2021, the Public Staff filed a revised version of the Public Staff Direct Testimony Corrections filed on January 6, 2021.

On January 25, 2021, the Companies filed a Notice of Billing Compliance Procedure and the Affidavit and Supporting Exhibits of Jonathan L. Byrd along with an Errata to Jonathan L. Byrd’s direct testimony.

On January 27, 2021, in the DEC Rate Case, DEC and the Public Staff entered into and filed an Agreement and Stipulation of Partial Settlement (Securitization Stipulation) settling some issues in that case.

Also on January 27, 2021, DEC and DEP filed a motion requesting that the Commission issue an order temporarily waiving the 135-day timeframe for issuance of financing orders via a 30-day extension of time through and including April 9, 2021.

The Commission held a hearing on January 28, 2021 for the purpose of receiving expert witness testimony regarding the Joint Petition. DEC presented the testimony of witnesses Heath, Atkins, and Abernathy. The Public Staff presented the testimony of witnesses Klein, Fichera, Schoenblum, Maher, Moore, Sutherland, Heller, Maness, and Boswell. The prefiled testimony of those witnesses who testified at the expert witness hearing, as well as all other witnesses filing testimony in this docket, was copied into the record as if given orally from the stand.

On February 1, 2021, the Commission granted the Companies’ request for a temporary waiver of the 135-day timeframe to receive an order on the Companies’ Joint Petition. Further, the Commission extended the deadline for suggested revisions to the proposed Financing Orders of DEC and DEP, in addition to any post-hearing briefs, to February 18, 2021.

On February 9, 2021, DEC and DEP filed a Motion Requesting that the Commission Take Judicial Notice of the Errata to the Direct Testimony of Jonathan L. Byrd as evidence in the evidentiary hearing.

DEC, DEP, and the Public Staff jointly filed a late-filed exhibit in response to Commission requests on February 12, 2021.

On February 16, 2021, the Commission issued an order admitting into evidence the Errata to Direct Testimony of Jonathan L. Byrd filed on January 25, 2021.

The Companies and the Public Staff submitted post-hearing briefs and suggested revisions to the proposed Financing Orders on February 18, 2021.

On March 30, 2021, the Commission granted the Companies’ request for a second temporary waiver of the time to issue a financing order, through and including May 10, 2021.

On March 31, 2021, the Commission approved the Rate Case Stipulation in the DEC Rate Case (DEC Rate Case Order). In the DEC Rate Case Order, the Commission determined that the Storm Costs (as defined therein) were just and reasonable and prudently incurred to the extent such costs represent actual amounts as of May 31, 2020. The Commission further stated this is appropriate that DEC continue to defer the Storm Costs in a regulatory asset account until the date Storm Cost Recovery Bonds are issued pursuant to an approved financing order in accordance with N.C.G.S. § 62-172 or until the Company seeks recovery of the Storm Costs through an alternative method of cost recovery.

Based upon consideration of the pleadings, testimony, and exhibits received into evidence at the hearings, the Rate Case Stipulation, the Securitization Stipulation, and the record as a whole, the Commission makes the following findings of fact:

FINDINGS OF FACT

Jurisdiction

1.            DEC is duly organized as a public utility operating under the laws of the State of North Carolina and is subject to the jurisdiction of this Commission. DEC is engaged in the business of generating, transmitting, distributing, and selling electric power and energy to the public in the central and western portions of North Carolina and western South Carolina. DEC is a wholly owned subsidiary of Duke Energy Corporation, and its office and principal place of business is located in Charlotte, NC.

2.            Under Chapter 62 of the General Statutes of North Carolina, the Commission has jurisdiction over the rates and charges, rate schedules, classifications, and practices of DEC regarding its North Carolina operations.

3.            DEC is lawfully before the Commission based upon its petition for a financing order pursuant to N.C.G.S. §§ 62-133 and 62-172 and Commission Rule R1-17.

4.            The Securitization Statute was enacted November 6, 2019. This Joint Petition by the Companies is the first petition by a public utility pursuant to the Securitization Statute.

Joint Petition

5.            In the Joint Petition, DEC requests authority to issue Storm Recovery Bonds in the amount of approximately $230.8 million, which consists of $225.6 million of Storm Recovery Costs including carrying costs from the date of the Storms through the issuance date of the Storm Recovery Bonds (Carrying Costs)3, calculated at the Company’s approved weighted average cost of capital (WACC), plus up-front Financing Costs of issuing the Storm Recovery Bonds of approximately $5.2 million. DEC did not request the inclusion of any storm recovery reserves. The up-front Financing Costs are subject to change and update prior to the pricing of the Storm Recovery Bonds plus or minus any adjustment to Carrying Costs necessary to account for the number of days, as applicable, either greater than or less than assumed in the Carrying Cost calculation based on the projected issuance date for the Storm Recovery Bonds. This amount, as updated through the Issuance Advice Letter process described in Finding of Fact 47, is referred to herein as the Securitizable Balance. The Joint Petition meets the requirements for a petition for a financing order set forth under N.C.G.S. § 62-172(b)(1).

The Securitization Stipulation

6.            On January 27, 2021, the Companies and the Public Staff filed the Securitization Stipulation resolving some of the issues in this proceeding including issues related to up-front Financing Costs, ongoing Financing Costs, servicing and administration fees, Tail-end Collections (as defined in Finding of Fact 17), capital contributions, the Public Staff’s ability to audit the Companies’ Storm Recovery Costs, and the scheduled final maturity of the Storm Recovery Bonds.

7.            The Securitization Stipulation is the product of give-and-take in settlement negotiations between the Companies and the Public Staff, is material evidence in this proceeding, and is entitled to be given appropriate weight in this proceeding.

8.            The provisions of the Securitization Stipulation are just and reasonable to all parties to this proceeding and serve the public interest. Therefore, the Securitization Stipulation should be approved in its entirety.

Costs Eligible for Recovery Through Securitization

Storm Recovery Costs

9.            Consistent with the Commission’s findings and conclusions in its DEC Rate Case Order, the Storm Recovery Costs of approximately $225.6 million, subject to adjustments including the final amount of Carrying Costs through the issuance date of the Storm Recovery Bonds and the Public Staff’s limited audit of post-rate case costs associated with the Storms, are eligible for recovery through securitization. No storm recovery reserves will be financed through the Storm Recovery Bonds.

3 This amount assumes the Storm Recovery Bonds are issued on June 1, 2021, which was the Companies’ projected date of issuance at the time they filed the Joint Petition.

10.         The provisions in the Securitization Stipulation related to the Public Staff’s limited audit of adjustments to DEC’s Storm Recovery Costs made after the Public Staff audit conducted in the DEC Rate Case are just and reasonable to all parties in light of all of the evidence presented.

Up-front Financing Costs

11.          DEC’s proposed up-front Financing Costs, in the estimated amount of $5.2 million, subject to adjustment in the Issuance Advice Letter that DEC will file with the Commission after the Storm Cost Recovery Bonds are priced, as described in Finding of Fact 47, are reasonable and prudent and eligible for recovery through securitization.

12.         The agreement between the Public Staff and DEC to establish a regulatory asset or regulatory liability to defer any difference between prudently incurred up-front Financing Costs and the amounts appearing in the Issuance Advice Letter, as set forth in the Securitization Stipulation, is just and reasonable to all parties in light of all of the evidence presented.

Ongoing Financing Costs

13.         The ongoing Financing Costs identified in DEC’s Joint Petition and in Attachment 4 of the form Issuance Advice Letter (Appendix C hereto), estimated to be approximately $440,000 annually, subject to update and adjustment in the Issuance Advice Letter as described in this Order, are reasonable and prudent and qualify as Financing Costs eligible for recovery pursuant to N.C.G.S. § 62-172(a)(4).

14.         The provisions of the Securitization Stipulation regarding the audit of ongoing Financing Costs are just and reasonable to all parties in light of all of the evidence presented.

Servicing and Administration Fees

15.         The provisions regarding the tracking of servicing and administration fees received by DEC from the Special Purpose Entity (SPE) that issues the Storm Recovery Bonds and the incremental costs incurred by the Company in fulfilling the required functions under the servicing and administrative agreements of the Securitization Stipulation are just and reasonable to all parties in light of all of the evidence presented.

Capital Contributions

16.         In the Securitization Stipulation, the Companies and the Public Staff agree and stipulate that DEC’s capital contribution to the DEC SPE shall earn a return at the interest rate of the longest maturing tranche of the Storm Recovery Bonds. This provision of the Securitization Stipulation is just and reasonable to all parties in light of all of the evidence presented.

Tail-end Collections

17.         The provisions in the Securitization Stipulation regarding collections of Storm Recovery Charges after the Storm Recovery Bonds and all related Financing Costs have been repaid in full (Tail-end Collections) are just and reasonable to all parties in light of all of the evidence presented.

Structure of Issuance

18.         DEC’s proposed financing structure adheres to the requirements of the Securitization Statute.

Special Purpose Entities

19.         For purposes of securitization it is reasonable for DEC to create one or more SPEs,4 each of which will be a Delaware limited liability company (LLC) with DEC as its sole member. Any such SPE will be an “assignee” as defined in N.C.G.S. § 62-172(a)(2), and when an interest in Storm Recovery Property is transferred, other than as security, to such SPE, such SPE may issue Storm Recovery Bonds in accordance with this Financing Order.

Storm Recovery Property

20.         It is reasonable for DEC to sell or otherwise transfer Storm Recovery Property to the SPE pursuant to the terms of this Financing Order. Upon the transfer by DEC of the Storm Recovery Property to the SPE, that SPE will have all of the rights, title, and interest of DEC with respect to such Storm Recovery Property, including the right to impose, bill, charge, collect, and receive the Storm Recovery Charge authorized by this Financing Order and to obtain periodic formulaic adjustments to each Storm Recovery Charge. Such Storm Recovery Property is expected to be pledged by the SPE to and held and administered by an indenture trustee as collateral for payment of the Storm Recovery Bonds to ensure that: (i) the proposed issuance of Storm Recovery Bonds and the imposition of Storm Recovery Charges will provide quantifiable benefits to customers as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds; and (ii) the structuring, marketing, and pricing of the Storm Recovery Bonds are reasonably expected to result in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds are priced and the terms set forth in this Financing Order (collectively, the Statutory Cost Objectives).

4 For purposes of this Financing Order, all references to the DEC SPE shall include all DEC SPEs that are created to recover the Securitizable Balance pursuant to this Financing Order.

21.         The State of North Carolina and its agencies, including this Commission, have pledged to and agree with bondholders, the owners of the Storm Recovery Property, and other financing parties that the State and its agencies, including this Commission, will not alter the provisions of the Securitization Statute, which authorize the Commission to create Storm Recovery Property or take or permit any action that impairs the value of the Storm Recovery Property, as further described in N.C.G.S. § 62-172(k)(1).

Form of Transaction Documents

22.         The forms of the purchase and sale agreement, administration agreement, limited liability company agreement, indenture, originally filed as exhibits to witness Thomas J. Heath Jr.’s testimony, and the servicing agreement, originally filed as an exhibit to witness Heath’s testimony, a revised version of which was filed on February 18, 2021, (collectively, the Transaction Documents) are in the public interest and necessary to facilitate the transaction and are approved, subject to Finding Number 23 following.

23.         It is reasonable and appropriate for any modifications to the Transaction Documents to be reviewed by the Bond Advisory Team, defined below in Finding of Fact 42, for compliance with the terms of this Financing Order.

Offering and Sale of Bonds

24.         It is reasonable for DEC to issue the Storm Recovery Bonds through a negotiated sale or other sales option to achieve the Statutory Cost Objectives.

25.         In the alternative, if it will best achieve the Statutory Cost Objectives for DEC’s ratepayers, it is reasonable and appropriate for DEC to sell the Storm Recovery Bonds in combination with DEP to a SPE, a grantor trust that is wholly owned by Duke Energy Corporation, (the SRB Issuer) that will issue in one transaction secured pass-through notes that are backed by the Storm Recovery Bonds issued by the DEC SPE and storm recovery bonds issued by the DEP SPE (SRB Securities). This issuance strategy will be referred to herein as the Grantor Trust Structure. It is reasonable and appropriate for DEC to sell the Storm Recovery Bonds to the SRB Issuer only if the transaction is structured in such a way that DEC’s Storm Recovery Charge is only attributable to DEC’s Storm Costs. More specifically, DEC Storm Recovery Charges must not be used to pay any of the interest, principal, or Financing Costs for the Storm Recovery Bonds issued by the DEP SPE, and the obligations of retail customers of DEC to pay the DEC Storm Recovery Charge associated with the Storm Recovery Bonds issued by the DEC SPE shall not be joint and several with the obligations of the retail customers of DEP with respect to the Storm Recovery Bonds issued by the DEP SPE. In addition, the transaction costs associated with use of the Grantor Trust Structure—both up-front costs and ongoing costs—must be allocated between DEC and DEP in a fair and equitable way that takes into account the relative benefits the ratepayers of each are expected to receive as a result of using the Grantor Trust Structure.

Amortization of Storm Recovery Bonds

26.         The provision in the Securitization Stipulation related to the length of the bond period is just and reasonable to all parties in light of all of the evidence presented. The expected term of the scheduled final payment date of the last maturing tranche of bonds issued pursuant to the authority granted herein, as determined in the reasonable discretion of DEC, is to be between 18 and 20 years, inclusive, from the issuance of the series of Storm Recovery Bonds. The legal maturity date of each tranche may be longer than the scheduled final payment date for that tranche.

Interest Rates of Storm Recovery Bonds

27.         It is appropriate for each tranche of the Storm Recovery Bonds to have a fixed interest rate, determined consistent with current market conditions. If market conditions change and it becomes necessary, in order to best achieve the Statutory Cost Objectives, for one or more tranches of bonds to be issued in floating-rate mode, DEC is authorized to issue such bonds but will be required to execute agreements to swap the floating payments to fixed-rate payments to achieve the Statutory Cost Objectives.

Credit Ratings of Storm Recovery Bonds

28.         DEC should strive for the Storm Security Bonds or SRB Securities to achieve AAA credit ratings or the equivalent highest credit ratings given for the type of securities the DEC SPE issues consistent with its overarching obligation to meet the Statutory Cost Objectives. DEC should agree to the necessary credit enhancements, with recovery of related costs as ongoing Financing Costs, to achieve such ratings, if and to the extent such credit enhancements and corresponding credit ratings are warranted in order to meet the Statutory Cost Objectives. The cost of any such credit enhancements shall be included in the determination whether the Statutory Cost Objectives are met.

Security for the Storm Recovery Bonds

29.         The utilization by DEC’s SPE of a collection account, including a general subaccount, a capital subaccount, and an excess funds subaccount, is reasonable and appropriate. DEC may include other subaccounts in the collection account, if necessary to obtain AAA ratings on a series of Storm Recovery Bonds.

DEC as Initial Servicer of the Storm Recovery Bonds

30.         DEC’s proposal to act as initial servicer of the Storm Recovery Bonds is reasonable and appropriate.

31.         The ongoing annual servicing fee for DEC, acting as the initial servicer, in the amount of 0.05 percent of the initial principal amount of the Storm Recovery Bonds plus out-of-pocket expenses provided for in the servicing agreement is necessary to compensate the servicer adequately and ensure the high credit quality of the Storm Recovery Bonds and is reasonable and appropriate.

DEC as Administrator of the DEC SPE

32.         DEC’s proposal to act as an administrator of the DEC SPE under the proposed financing transaction is reasonable and appropriate.

33.         The ongoing fee to be paid to the administrator of $50,000 per year plus out-of-pocket expenses included in the administration agreement is necessary to cover the costs and expenses of administering the DEC SPE and to preserve the integrity of the bankruptcy-remote structure of the DEC SPE and the high credit quality of the Storm Recovery Bonds and is reasonable and appropriate.

Storm Recovery Bonds to be Treated as Debt for Federal Income Tax Purposes

34.         DEC shall structure the Storm Recovery Bond transactions in a way that meets all requirements for the Internal Revenue Service’s (IRS) safe harbor treatment provided for in IRS Rev. Proc. 2005-62.

Storm Recovery Charges

Imposition and Computation of Storm Recovery Charges

35.         To repay the Storm Recovery Bonds and ongoing Financing Costs, DEC is authorized to impose Storm Recovery Charges to be collected on a per-kWh basis from all applicable customer rate classes until the Storm Recovery Bonds and related Financing Costs are paid in full.

36.         The Securitizable Balance to be financed using Storm Recovery Bonds shall be determined in accordance with the calculation shown in Appendix A to this Financing Order.

37.         The proposed allocation methodology of the Storm Recovery Charges is based upon DEC’s approved allocation methodology in the proposed Tariff and is just and reasonable. It is just and reasonable that the Storm Recovery Charges be adjusted for any changes to the customer allocation methodology approved by the Commission in subsequent general rate proceedings for DEC.

38.         The State of North Carolina and its agencies, including this Commission, have pledged to and agree with bondholders, the owners of the Storm Recovery Property, and other financing parties that the State and its agencies, including this Commission, will not, except for changes made pursuant to the True-up Mechanism, reduce, alter, or impair the Storm Recovery Charges until any and all principal, interest, premium, Financing Costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the Storm Recovery Bonds have been paid and performed in full, as further described in N.C.G.S. § 62-172(k)(1)d.

Treatment of Storm Recovery Charge in Tariff and on Retail Customer Bills

39.         DEC’s proposed tariff implementing the Storm Recovery Charge (Tariff) indicates the Storm Recovery Charge and the ownership of the charge.

40.         DEC will include the Storm Recovery Charge on each customer’s bill as a separate line item and will include both the rate and the amount of the charge on each bill as well as a statement that the DEC SPE is the owner of the rights to the Storm Recovery Charges and that DEC is acting as a servicer for the DEC SPE.

True-up of Storm Recovery Charges

41.         The formulaic true-up mechanism (True-up Mechanism) and associated procedures described in DEC’s Tariff, as revised in the Joint Reply to Commission Questions by the Companies and the Public Staff and which are attached to this Order as Appendix B, are reasonable and appropriate.

Bond Advisory Team Composition and Decision-Making

42.         In order the ensure that the structuring, marketing, and pricing of the Storm Recovery Bonds are reasonably expected to result in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds are priced and the terms set forth in this Financing Order, it is reasonable to create an advisory body that includes members who can provide representation of ratepayer interests (the Bond Advisory Team). It is further reasonable and appropriate that decisions regarding the structuring, marketing, and pricing of the Storm Recovery Bonds will be made by DEC, with input and advice from the other members of the Bond Advisory Team. It is reasonable and appropriate that the Bond Advisory Team to comprise representatives of DEC, the Commission, and the Public Staff. DEC, the Commission, and the Public Staff may designate staff, counsel, and consultants to participate on the Bond Advisory Team on their behalf.

43.         It is reasonable for DEC to provide all members of the Bond Advisory Team with timely information to allow the members of the Bond Advisory Team to be informed fully and in advance regarding all aspects of the structuring, marketing, and pricing of the Storm Recovery Bonds. It is reasonable for the Bond Advisory Team to be present during communications with underwriters, credit rating agencies, and investors. It is reasonable for DEC to invite all members of the Bond Advisory Team to join all Bond Advisory Team meetings to review and comment on all aspects of the structuring, pricing, and marketing of the Storm Recovery Bonds, including without limitation the following: the selection and retention of underwriters and other transaction participants; the terms of all Transaction Documents; the length of the bond terms; the interest rates of the bonds (including whether the interest rate is floating or fixed); the capitalization of the bonds; the transaction structure (including whether a grantor trust is employed to issue SRB securities); the issuance strategy; appropriate credit enhancements; and the credit rating process.

44.         It is reasonable and appropriate for DEC to have the sole right to select all counsel and advisors for DEC and the DEC SPE.

45.         The Public Staff, the Public Staff’s designees, the Commission, and the Commission designees are not agents of the Companies, the DEC SPEs, or the SRB Issuer, if any. They are not issuers, sponsors, or depositors of the Storm Recovery Bonds or the SRB Securities, if any. Their role on the Bond Advisory Team is to provide advice and input that is independent of DEC.

46.         If DEC and DEP issue Storm Recovery Bonds in a combined transaction as described in Finding of Fact 25, then it is reasonable and appropriate for DEC and DEP to make decisions jointly regarding the structuring, marketing, and pricing of the Storm Recovery Bonds and for the Bond Advisory Team to consist of DEC, DEP, the Commission, and the Public Staff. DEC, DEP, the Commission, and the Public Staff may designate staff, counsel, and consultants to participate on the Bond Advisory Team on their behalf.

Issuance Advice Letter

47.         Because the actual structure and pricing of the Storm Recovery Bonds and any SRB Securities are unknown as of the issuance of this Financing Order, following determination of the final terms of the Storm Recovery Bonds and any SRB Securities and before issuance of the Storm Recovery Bonds and any SRB Securities, it is just, reasonable, and appropriate for DEC to file with the Commission for each series of Storm Recovery Bonds, an Issuance Advice Letter, as well as a form of True-up Adjustment Letter in the forms attached hereto as Appendices B and C. It is reasonable for DEC to provide the Issuance Advice Letter and True-up Adjustment Letter to the Commission no later than one business day after pricing so that the Commission can determine whether the Storm Recovery Bonds comply with the requirements set out in this Financing Order and thus may be issued. The initial Storm Recovery Charges and the final terms of the Storm Recovery Bonds described in the Issuance Advice Letter and True-up Adjustment Letter will be final unless, before noon on the third business day after pricing, the Commission issues an order finding that the proposed issuance does not comply with the terms of this Financing Order, including any of the following requirements:

a.	That the issuance of Storm Recovery Bonds and imposition and collection of Storm Recovery Charges as authorized in this Financing Order provide quantifiable benefits to customers as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds;

b.	That the aggregate principal amount of Storm Recovery Bonds issued not exceed the Securitizable Balance;

c.	That the Storm Recovery Bonds and any SRB Securities l be issued in one or more series composed of one or more tranches having scheduled final payment date of no longer than 20 years;

d.	That DEC has made its best efforts, consistent with achieving the Statutory Cost Objectives for the SRB Securities, or the Storm Recovery Bonds, if issued separately, to have received a rating of AAA (or the equivalent highest credit ratings given) from at least two of the three major rating agencies;

e.	That the Storm Recovery Bonds and any SRB Securities be structured to achieve substantially level debt service payments on an annual basis;

f.	That the issuance of the Storm Recovery Bonds and any SRB Securities be structured in accordance with IRS Rev. Proc. 2005-62;

g.	That the structuring, marketing, and pricing of the Storm Recovery Bonds, including the issuance of SRB Securities, if any, result in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds are priced and the terms set forth in this Financing Order, including if applicable, the issuance of certain of the Storm Recovery Bonds at floating interest rates and the associated credit enhancements and interest rate swaps; and

h.	That, if applicable, the issuance of SRB Securities as described in Finding of Fact 25 results in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds are priced and the terms set forth in this Financing Order both for DEC ratepayers and DEP ratepayers and the allocation of the up-front and ongoing Financing Costs attributable to the issuance of the SRB securities between the DEC SPE and the DEP SPE be fair to ratepayers of both Companies.

Certifications and Opinions

48.         It is just and reasonable that no later than the date the Issuance Advice Letter is filed, the Public Staff’s consultant shall file a letter opining whether the structuring, marketing, and pricing of the Storm Recovery Bonds and any associated SRB Securities in fact resulted in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order. That letter shall include a report of any action or inaction which the Public Staff’s consultant believes caused the transaction or transactions not to achieve the lowest Storm Recovery Charges.

49.         It is just and reasonable that no later than the date the Issuance Advice Letter is filed, each lead underwriter of the Storm Recovery Bonds and any SRB Securities shall file with the Commission an independent certification confirming that the structuring, marketing, and pricing of the Storm Recovery Bonds and any associated SRB Securities in fact resulted in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order. If the Grantor Trust Structure is used or if any floating rate bonds are issued, the certification shall confirm that those features in fact resulted in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order, and that, in the case of the Grantor Trust Structure, use of that structure benefited the ratepayers of both DEC and DEP.

50.         Finally, it is just and reasonable for the Commission’s financial consultants to provide a certification no later than the date the Issuance Advice Letter is filed, that the structuring, marketing, and pricing of the Storm Recovery Bonds and any SRB Securities achieved the lowest Storm Recovery Charges consistent with prevailing market conditions at the time of pricing and the terms of this Financing Order. If the Commission’s consultant is unable to provide such certification, it must fully explain the reasons in writing. If the Grantor Trust Structure is used or if any floating rate bonds are issued, the certification shall confirm that those features in fact resulted in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order, and that, in the case of the Grantor Trust Structure, use of that structure benefited the ratepayers of both DEC and DEP.

Flexibility

51.         It is reasonable and appropriate to allow DEC, in consultation with the Bond Advisory Team as described in Findings of Fact Nos. 42-46 and the Issuance Advice Letter and certification procedures described in Findings of Fact Nos. 47-50, flexibility in establishing the final terms and conditions of the Storm Recovery Bonds and any SRB Securities and therefore the ability, at its option, to cause one or more series of Storm Recovery Bonds and any SRB Securities to be issued, in order to achieve the Statutory Cost Objectives.

Statutory Cost Objectives

52.         The issuance of Storm Recovery Bonds and imposition and collection of Storm Recovery Charges as authorized in this Financing Order are expected to provide quantifiable benefits to customers as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds.

53.         When performed in compliance with the terms of this Financing Order, the structuring, marketing and pricing of the Storm Recovery Bonds are reasonably expected to result in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds are priced and the terms set forth in this Financing Order.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NOS. 1-4

The evidence supporting these findings of fact and conclusions is contained in the verified Joint Petition, the testimony and exhibits of the witnesses, and the entire record in this proceeding. These findings and conclusions are informational, procedural, and jurisdictional in nature, and are not contested by any party.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NO. 5

The Joint Petition included a description of DEC’s storm recovery activities, an estimate of the Storm Recovery Costs, the proposed level of storm recovery reserve (zero), an indicator of the amount of Storm Recovery Costs to be financed using Storm Recovery Bonds, an estimate of the Financing Costs related to the bonds, an estimate of the Storm Recovery Charges necessary to recover costs, and a comparison between the net present value of the cost to customers estimated to result from the issuance of Storm Recovery Bonds and the cost that would result from the application of the traditional method of financing and recovering its Storm Recovery Costs. As illustrated in the testimony of Company witness Abernathy, DEC demonstrated that issuance of Storm Recovery Bonds and the imposition of Storm Recovery Charges is expected to provide quantifiable benefits to customers.

The Commission finds and concludes that the Joint Petition satisfies the requirements of the Securitization Statute, as discussed further herein, by including each of the necessary items required by N.C.G.S. § 62-172(b)(1). Therefore, pursuant to the Securitization Statute, the Commission has jurisdiction to consider the Joint Petition and the information necessary to issue a Financing Order as well as any other relief necessary for DEC to finance its Storm Recovery Costs.

EVIDENCE AND CONCLUSIONS FOR FINDINGS OF FACT NOS. 6-8

The evidence supporting these findings of fact and conclusions is contained in the Securitization Stipulation, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

The Company and Public Staff entered into the Securitization Stipulation, which resolved a number of accounting issues between Companies and the Public Staff. Company witness Abernathy and Public Staff witnesses Maness and Boswell testified that the settlement was the result of extensive negotiations and give-and-take between the parties. Tr. vol. 3, 63; tr. vol. 4, 101.

As the Securitization Stipulation has not been adopted by all the parties, its acceptance by the Commission is governed by the standards set out by the North Carolina Supreme Court in State ex rel. Utils. Comm’n v. Carolina Util. Customers Ass’n, Inc., 348 N.C. 452 (1998) (CUCA I), and State ex rel. Utils. Comm’n v. Carolina Util. Customers Ass’n, Inc., 351 N.C. 223 (2000) (CUCA II). In CUCA I, the Supreme Court held that

[A] stipulation entered into by less than all of the parties as to any facts or issues in a contested case proceeding under Chapter 62 should be accorded full consideration and weighed by the Commission with all other evidence presented by any of the parties in the proceeding. The Commission must consider the nonunanimous stipulation along with all the evidence presented and any other facts the Commission finds relevant to the fair and just determination of the proceeding. The Commission may even adopt the recommendations or provisions of the nonunanimous stipulation as long as the Commission sets forth its reasoning and makes “its own independent conclusion” supported by substantial evidence on the record that the proposal is just and reasonable to all parties in light of all the evidence presented.

348 N.C. at 466. The Court said that Commission approval of the provisions of a nonunanimous stipulation “requires only that the Commission ma[k]e an independent determination supported by substantial evidence on the record [and] … satisf[y] the requirements of chapter 62 by independently considering and analyzing all the evidence and any other facts relevant to a determination that the proposal is just and reasonable to all parties.” Id. at 231-32.

The Commission credits the testimony of the Company and Public Staff witnesses regarding the Securitization Stipulation and finds and concludes that the Stipulation is the product of the give-and-take between the Public Staff and the Company during their settlement negotiations in an effort to appropriately balance the parties’ positions. In addition, the Commission finds and concludes that the Securitization Stipulation was entered into by the parties after discovery and negotiations, and that it represents a proposed negotiated resolution of matters in dispute between the Company and the Public Staff in this docket. Finally, the Commission finds and concludes that the Securitization Stipulation is fair, reasonable, and in the public interest. As a result, the Securitization Stipulation is material evidence to be given appropriate weight in this proceeding.

The evidence supporting the individual substantive components of the Securitization Stipulation, which is ample, is discussed in greater detail below. The Commission concludes, in the exercise of its independent judgment, that the provisions of the Securitization Stipulation are just and reasonable to all parties to this proceeding in light of the evidence presented and serve the public interest. Therefore, the Commission adopts the Securitization Stipulation in its entirety, and the conclusions specific to the individual provisions of the Securitization Stipulation are set forth more fully below.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NOS. 9-16

Storm Recovery Costs, up-front Financing Costs, and ongoing Financing Costs are eligible for recovery under the Storm Securitization Statute. The evidence supporting these findings and conclusions is contained in the Joint Petition and exhibits, the Securitization Stipulation, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

Storm Recovery Costs

In its Joint Petition, supported by the testimony of witness Heath, DEC requested the authority to finance its Storm Recovery Costs through securitization of approximately $230.8 million in Storm Recovery Costs, which includes $18.6 million in capital investment, $169.8 million in O&M expenses, plus Carrying Costs in the amount of $37.2 million (plus or minus any adjustment to such Carrying Costs necessary to account for the number of days, as applicable, either greater than or less than assumed in the Carrying Costs calculation), plus an estimated $5.2 million in up-front Financing Costs. Tr. vol. 1, 37. The amount of Carrying Costs DEC requests is calculated at the Company’s approved WACC. The requested amount is also premised on a Storm Recovery Bond issuance date of June 1, 2021. Id. DEC states that it will report to the Commission the final Carrying Cost so financed in the Issuance Advice Letter as described below.

Section 62-172(a)(14) requires that DEC’s Storm Recovery Costs eligible for financing be reasonable and prudent. Except for the Carrying Costs to be calculated as described herein and the adjustments to the Storm Recovery Costs made since the Public Staff’s audit in the 2019 rate cases, the Storm Recovery Costs that were included in the Company’s rate case application in the DEC Rate Case have been the subject of discovery and audit by the Public Staff and other interested parties to that proceeding.

Public Staff witnesses Maness and Boswell testified that the Public Staff has not been able to fully review all of the changes in recorded O&M expenses since the DEC Rate Case and recommends that those changes in expenses remain subject to future review, including a prudency review in a future general rate case. Tr. vol. 4, 74-75. In rebuttal testimony, Company witness Abernathy testified that while the Company understands and supports the Public Staff’s need and authority to audit its costs, the Public Staff had time to review DEC’s Storm Recovery Costs as they had not changed since the filing of the Joint Petition. Tr. vol. 3, 59. Further, witness Abernathy testified that the storm cost amounts have actually decreased from the amounts included in the Companies’ most recent rate cases to the amount included in the Joint Petition. Id.

The Securitization Stipulation provides that the Public Staff shall be able to audit DEC’s Storm Recovery Costs, provided that (a) the Public Staff will conduct the audit and report their findings to the Commission within 60 days of the date of receipt of any requested documents, with the 60 day period beginning upon the Public Staff’s receipt of documents from the Companies’ responses to the Public Staff’s initial data request, which was to have been submitted by March 5, 2021; and (b) the Public Staff’s audit shall be limited to the adjustments made since the Public Staff’s audit in the DEC Rate Case. Having reviewed the testimony of the parties and the Securitization Stipulation, the Commission finds that procedure is just and reasonable to DEC and ratepayers.

The Commission’s DEC Rate Order found and concluded that DEC’s Storm Recovery Costs were reasonable and prudent. Consistent with that Order, the Commission finds that DEC’s Storm Recovery Costs - subject to any adjustments made as a result of the Public Staff’s audit per the Securitization Stipulation - are eligible for recovery through financing. DEC shall reflect the actual amount of Storm Recovery Costs recovered by the issuance of Storm Recovery Bonds in the Issuance Advice Letter.

In addition, the Commission finds that DEC’s Carrying Costs associated with the Storm Recovery Costs are also reasonable and prudent. Accordingly, the Commission finds that DEC should be permitted to finance its Storm Recovery Costs, including Carrying Costs, as provided in this Financing Order.

Up-front Financing Costs

In the Joint Petition, DEC requested that its up-front Financing Costs associated with the securitization process be included in the principal amount of storm recovery bonds in accordance with N.C.G.S. § 62-172(a)(12). Company witness Heath testified that such costs include the fees and expenses to obtain the financing orders, as well as the fees and expenses associated with the structuring, marketing, and pricing of each series of Storm Recovery Bonds, including the following: external and incremental internal legal fees, structuring advisory fees and expenses, any interest rate lock or swap fees and costs, underwriting fees and original issue discount, rating agency and trustee fees (including trustee’s counsel), accounting fees, information technology programming costs, servicer’s set-up costs, printing and marketing expenses, stock exchange listing fees and compliance fees, filing and registration fees, and the costs of any outside consultant and counsel retained by the Commission or the Public Staff. Tr. vol. 1, 48. A complete list of all up-front Financing Costs will be included on Attachment 2 of the Issuance Advice Letter, a form of such letter with preliminary estimates of up-front Financing Costs, is included in Appendix C of this Financing Order. Witness Heath further stated that up-front Financing Costs include reimbursement to DEC for amounts advanced for payment of such costs. Id. Witness Heath provided a range of estimates of the up-front Financing Costs in Heath Exhibit 1, and explained based on those figures, DEC estimated the up-front Financing Costs would be $5.2 million. He stated that the estimates will be updated to actual up-front Financing Costs incurred during the proposed Issuance Advice Letter process. Tr. vol. 1, 48.

Company witness Abernathy explained that since the actual up-front Financing Costs will not be known until after the Commission issues the Financing Orders and the Storm Recovery Bonds have been issued, if the actual up-front Financing Costs are below the amount appearing the Issuance Advice Letter filed with the Commission, then the difference will be credited back to customers in the true-up adjustment letter process described by Company witness Angers. Tr. vol. 3, 27-28. Conversely, if the actual up front Financing Costs are in excess of the amounts appearing in the Issuance Advice Letter, DEC seeks permission to establish a regulatory asset to defer any prudently incurred excess amounts of up-front Financing Costs to preserve them for later recovery in its next general rate case proceeding. Id.

Public Staff witnesses Maness and Boswell testified that the Public Staff did not oppose establishing a regulatory asset for prudently incurred and properly accounted for under-recoveries of up-front Financing Costs, provided the regulatory asset be adjusted for income taxes and accrued carrying costs at the Company’s net-of-tax WACC return. Tr. vol. 4, 78-79. However, witnesses Maness and Boswell proposed that any excess or overcollection of up-front Financing Costs be set aside in a regulatory liability, earning a WACC return, to be considered in the Company’s next general rate case. Id.

In rebuttal testimony, witness Abernathy agreed with the Public Staff’s recommendation that the regulatory asset be adjusted for income taxes and accrued carrying costs at the Companies’ net-of-tax WACC return. Tr. vol. 3, 44. However, witness Abernathy testified that Public Staff’s proposal to address any overcollection of up-front Financing Costs is a less efficient and less practical method to returning excess costs to customers than the Companies’ proposed methodology. Id. at 45. Further, witness Heath explained that Public Staff’s recommendation would be contrary to the separateness between DEC and the DEC SPE for bankruptcy remoteness purposes. Tr. vol. 1, 112-13.

The Securitization Stipulation provides that once up-front Financing Costs are known, if actual up-front Financing Costs are in excess of the amounts included in the Issuance Advice Letter as described in Finding of Fact 47, DEC shall establish a regulatory asset to defer any excess amounts of up-front Financing Costs, and preserve those costs to consider for later recovery in DEC’s next general rate cases. Securitization Stipulation, § II.A. In addition, the regulatory asset shall accrue carrying costs at DEC’s net-of-tax WACC return. Id. The Securitization Stipulation further provides that any excess or overcollection of up-front Financing Costs shall be set aside in a regulatory liability, accruing carrying costs at DEC’s net-of-tax WACC return, to be considered for return to customers in DEC’s next general rate case. Id. § II.B.

The Commission is mindful of the fact that many of these up-front Financing Costs, such as legal fees, will not be known until after the financing is completed. Further, other up-front Financing Costs will vary depending on the size of the final issuance of the Storm Recovery Bonds. Specifically, the Securities and Exchange Commission (SEC) registration fee, underwriters’ fees, and rating agency fee are proportional to the amount of qualified costs actually financed. Other up-front Financing Costs, such as original issue discount, will be determined at the time of the sale. The Commission also acknowledges that the costs of any outside consultant or counsel to this Commission as well as the costs of any outside consultant or counsel retained by Public Staff are costs which are fully recoverable from Storm Recovery Bond proceeds to the extent such costs are eligible for compensation and approved for payment under the terms of such party’s contractual arrangements with the Commission or Public Staff, as the case may be. Accordingly, actual up-front Financing Costs will not be known until after the pricing of the Storm Recovery Bonds.

Section 62-172(a)(4) defines Financing Costs. The Commission finds that DEC’s proposed up-front Financing Costs fall squarely within this definition, and that these issuance costs are therefore Financing Costs eligible for recovery pursuant to the Securitization Statute. The Commission finds that the procedures in the Securitization Stipulation for addressing any overcollections or undercollections of the up-front Financing Costs are reasonable and appropriate.

Ongoing Financing Costs

In the Joint Petition DEC requested that its ongoing Financing Costs be recovered through the Storm Recovery Charges authorized by the financing orders. Company witness Heath explained that ongoing Financing Costs include servicing fees; return on invested capital; administration fees; accounting and auditing fees; regulatory assessment fees; legal fees; rating agency surveillance fees; trustee fees (including any indemnity owed to the Trustee); independent director or manager fees; and other miscellaneous fees associated with the servicing of the Storm Recovery Bonds. Tr. vol. 1, 57. Witness Heath provided estimates of ongoing Financing Costs in Heath Exhibit 1. Witness Heath further testified that because ongoing Financing Costs are recovered through the Storm Recovery Charge, any disparities would be resolved through the True-up Mechanism described in Company witness Anger’s testimony. Id. at 62.

Public Staff witnesses Maness and Boswell recommended that adjustments to ongoing Financing Costs be matched with an offsetting regulatory asset or liability in DEC’s traditional ratemaking cost of service to create a link to adjust the Company’s cost of service in a future general rate case proceeding upon subsequent audit for prudency review of such adjustments. Tr. vol. 4, 80-81.

In rebuttal Company witness Heath explained that the Public Staff’s proposed audit and prudency review is inconsistent with the structure of securitization and the Securitization Statute. Tr. vol. 1, 112. Witness Abernathy added that the Public Staff’s recommendation does not make practical sense from a ratemaking perspective since the ongoing Financing Costs are costs incurred by the DEC SPE, not DEC. Tr. vol. 3, 46. She further testified that the Companies were not aware of any other jurisdiction where this type of mechanism is in place. Id.

In the Securitization Stipulation DEC and the Public Staff agreed to a procedure for the Public Staff to audit the ongoing Financing Costs for mathematical or clerical errors, or for costs incurred as a result of gross negligence, recklessness, or willful misconduct by DEC or the DEC SPE. In response to questions by the Commission regarding why it was appropriate for the Public Staff to conduct less than a full prudency review, Company witness Atkins explained that it was important for the SPEs to exist on a standalone basis and recover its costs in order to preserve its status as a separate, bankruptcy-remote entity. Tr. vol. 2, 238. Company witness Abernathy agreed, stating that recovery of the DEC SPE’s ongoing costs was part of the securitization structure that allowed the Company to pass savings to ratepayers, as compared to traditional ratemaking cost recovery. Tr. vol. 3, 68-69. She further explained that the Company had agreed for the Public Staff to audit to ensure no charges were the result of recklessness, willful misconduct, or gross negligence, because that was in line with the requirements the Company was undertaking under the servicing agreement and the Administrative Agreement. Tr. vol. 3, 69.

Having reviewed DEC’s proposal, the Public Staff testimonies of Maness and Boswell, and the Securitization Stipulation, the Commission determines that the proposed ongoing Financing Costs identified in DEC’s Joint Petition and Attachment 4 of the form of Issuance Advice Letter qualify as Financing Costs pursuant to N.C.G.S. § 62-172(a)(4) and are therefore eligible for recovery through a Storm Recovery Charge.

Because certain of the ongoing Financing Costs to be approved in the Issuance Advice Letter are estimates, and in order to ensure that the Statutory Cost Objectives are met, the Commission finds it is just and reasonable for the Public Staff to audit the ongoing Financing Costs for mathematical or clerical errors, or charges incurred as a result of gross negligence, recklessness, or willful misconduct by either the Company or the DEC SPE, as provided in the Securitization Stipulation.

The Public Staff shall be afforded an opportunity to review specific detailed invoices and other supporting documentation, if applicable, and narrative explanations for ongoing Financing Costs on a monthly basis, 15 days after the end of the previous month. If the Company did not receive any invoices in the previous month, the Company will submit a letter notifying the Public Staff that no invoices were received. The Public Staff shall have the opportunity to perform an audit of the ongoing Financing Costs (including auditing through additional data requests) for mathematical or clerical errors or charges incurred as a result of gross negligence, recklessness, or willful misconduct by either the Company or the DEC SPE. The Public Staff shall complete said audit within 45 days of receipt of the supporting documentation.

Upon receipt of such supporting documentation, the Public Staff shall have up to 10 days to object to the supporting documentation, if such supporting documents do not rise to an adequate level of detail necessary for the Public Staff to perform this limited audit of the ongoing Financing Costs. An objection by the Public Staff shall suspend the above-described 45 day start date for the Public Staff’s audit review to begin until adequate documentation is provided by DEC. The Public Staff may choose to instead audit the expenses for which the 45 days window will not be complete by the filing of DEC’s true-up pursuant to the True-up Mechanism provided, however, any audit by the Public Staff shall not delay the implementation of the True-up Mechanism nor shall it have any adverse effect on the Storm Recovery Charges or Storm Recovery Bonds.

In cases where a resolution cannot be reached between the parties regarding the limited audit of the ongoing Financing Costs, the Public Staff will make a filing with the Commission at the time the dispute arises so that the matter can be resolved by the Commission in DEC’s next general rate case. The filing will recommend that the disputed amount be returned to customers, along with carrying costs at DEC’s net-of-tax WACC.

Any adjustments to the Storm Recovery Charges that are necessary to correct a mathematical or clerical error shall be made in connection with the next True-up Mechanism filing after such error has been determined to have been made. The Commission will not make any adjustments to the Storm Recovery Charges for ongoing Financing Costs found to have been incurred as a result of gross negligence, recklessness, or willful misconduct by either DEC or the DEC SPE.

Rather, in the event ongoing Financing Costs are determined in a separate proceeding by the Commission to have been incurred as a result of gross negligence, reckless or willful misconduct by either DEC or the DEC SPE, DEC shall create a regulatory liability in the amount determined appropriate by the Commission to be returned to customers, with carrying costs at DEC’s net-of-tax WACC, in its next general rate case.

Servicing Fees and Administrative Fees

According to Company witness Heath, servicing responsibilities will include billing, monitoring, collecting, and remitting securitization charges; reporting requirements imposed by the servicing agreement; implementing the True-up Mechanism; procedures required to coordinate required audits related to DEC’s role as servicer; legal and accounting functions related to the servicing obligation; and communication with rating agencies. Tr. vol. 1, 58. Administration fees cover expenses associated with administrative functions DEC will be providing to the DEC SPE, separate from those of the servicer, and include maintaining the general accounting records, preparation of quarterly and annual financial statements, arranging for annual audits of the DEC SPE’s financial statements, preparing all required external financial filings, preparing any required income or other tax returns, and related support. Id. at 60. Witness Heath provided an estimate of the servicing and administration fees in Heath Exhibit 1.

In the proposed original form of Financing Order attached as Exhibit B to the Joint Petition, DEC proposed that servicing and administration fees collected by the Company be included in its cost of service, and that DEC would credit back the fees to the customers as part of DEC’s cost of service in its next general rate case, along with all of the incremental costs of performing servicing and administration functions, as well as the expenses incurred by DEC to perform obligations under the servicing agreement or Administrative Agreement not otherwise recovered through the Storm Recovery Charge.

Public Staff witnesses Maness and Boswell recommended that, instead of simply being passed annually through the cost of service, the servicing and administration fees be held in a regulatory liability account, adjusted if appropriate for income taxes and accrued carrying costs at DEC’s net-of-tax WACC, and refunded to customers in the Company’s next general rate case. Tr. vol. 4, 83-84.

Company witness Abernathy rebutted that position, explaining that DEC believed the servicing and administration fees were reasonable and tracking of the actual costs incurred was unnecessary given the relatively small sums involved. Tr. vol. 3, 48. According to witness Abernathy, amounts well under a million dollars are not typically considered material enough to establish regulatory assets and liabilities and track outside of a general rate case. Id.

The Securitization Stipulation provides that DEC will establish regulatory asset or regulatory liability accounts for the purpose of tracking (as received and incurred) servicing and administration fees received by DEC from the DEC SPE and the incremental costs incurred by the Company in fulfilling the required functions under the servicing and administrative agreements. Securitization Stipulation § II.H. The Securitization Stipulation further states that any regulatory asset or liability account established pursuant to this paragraph shall accrue carrying costs at DEC’s net-of-tax WACC, and be considered for recovery from or returned to customers in DEC’s next general rate case. Id. Having reviewed the testimony of the parties and the Securitization Stipulation, the Commission finds that this treatment of the servicing and administration fees is just and reasonable.

Return on Capital Contribution

In DEC’s original proposed Financing Order, the Company proposed to earn a return on its capital contribution to the DEC SPE equal to the rate of interest payable on the longest maturing tranche of Storm Recovery Bonds. Company witness Heath testified that the requested return is consistent with prior utility securitizations, including the 2016 Duke Energy Florida (DEF) transaction. Tr. vol. 1, 59. Public Staff witnesses Maness, Boswell, and Sutherland recommended that DEC should not earn a return on the contributed capital over and above what the DEC SPE actually earns on its investments and returns to the Company. Tr. vol. 4, 87.

In rebuttal testimony, Company witness Heath testified that DEC is entitled to a return on its equity capital contributions to these proposed transactions commensurate with the level of return a regulated utility is otherwise entitled to earn on its equity investments. Tr. vol. 1, 108-09. Further, witness Heath testified that DEC is investing millions of dollars into the DEC SPE, to produce the quantifiable benefits of securitization for its customers, and that this investment will not be returned for potentially two decades. Id. To compensate DEC for the lost opportunity to invest that capital in assets that would otherwise yield a higher return, the Company is seeking a return that is less than its WACC but higher than what the Public Staff has proposed. Id.

The Securitization Stipulation provides that DEC’s capital contribution to DEC SPE shall earn a return at the interest rate of the longest maturing tranche of the Storm Recovery Bonds. Having reviewed the testimony of the parties and the Securitization Stipulation, the Commission finds that this return is just and reasonable to DEC and ratepayers.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NO. 17

In DEC’s original proposed financing order, attached to the Joint Petition, the Company proposed to record any overcollection of Tail-end Collections to a separate regulatory liability account to be credited back to customers in the Company’s next rate case. Public Staff witnesses Maness and Boswell agreed with DEC’s proposed treatment; however, they additionally recommended that the regulatory liability be adjusted for income taxes and accrued carrying costs at the Companies’ net-of-tax WACC. Tr. vol. 4, 85-86.

In rebuttal testimony, Company witness Abernathy stated that the Company agreed with the Public Staff’s recommendation. Tr. vol. 3, 49. Witness Abernathy further stated that the Tail-end Collections will stay with the DEC SPE trustee until the Storm Recovery Charge is set at $0 and no more cash from the Storm Recovery Charge is being collected. Id. at 49-50. At that point in time, all cash in the care of the trustee (i.e. the excess funds and capital subaccounts) will be distributed to DEC. Id. Once the cash from the Tail-end Collections is received by DEC, the regulatory liability discussed above would be recorded. Id. Until DEC actually receives the cash from the DEC SPE trustee, there is no actual liability to customers. Id.

The Securitization Stipulation provides that any Tail-end Collections will be tracked separately and placed into a regulatory liability account and accrue carrying costs at DEC’s net-of-tax WACC, to be considered for return to customers in DEC’s next general rate case. Having reviewed the testimony of the parties and the Securitization Stipulation, the Commission finds that this treatment of the Tail-end Collections is just and reasonable to DEC and ratepayers.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NO. 18

The evidence supporting these findings and conclusions is contained in the Joint Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding. These findings and conclusions were not contested by any party.

A description of DEC’s proposed transaction is contained in its Joint Petition and the testimony and exhibits submitted therewith.

In brief, DEC has proposed a transaction structure that includes all of the following:

•	The use of one or more DEC SPEs as issuer(s) of Storm Recovery Bonds, limiting the risks to bondholders of any adverse impact resulting from a bankruptcy proceeding of DEC or any affiliate. The number of DEC SPEs created will be dependent on whether more than one series of Storm Recovery Bonds are issued to recover the Securitizable Balance pursuant to this Financing Order.

•	The DEC SPE’s use of the proceeds from the issue of Storm Recovery Bonds to purchase from DEC the Storm Recovery Property and receive collections of the Storm Recovery Charges.

•	DEC’s consequent use of the proceeds from that sale to the DEC SPE to finance and recover the Securitizable Balance.

•	The right to impose, bill, charge, collect, and receive Storm Recovery Charges that are nonbypassable and which must be trued-up at least semi-annually, but may be trued-up more frequently at the option of the servicer, to ensure the timely payment of the debt service and ongoing Financing Costs as scheduled.

•	The use of a collection account which includes, without limitation, a capital subaccount at the DEC SPE funded initially by a deposit from DEC equal to at least 0.50 percent of the initial principal amount of the Storm Recovery Bonds issued by the DEC SPE.

•	A servicer, initially DEC, responsible for billing and collecting the Storm Recovery Charge from existing and future retail customers.

•	Federal income tax consequences complying with the provisions established in IRS Revenue Procedure 2005-62.

More specifically, DEC proposed that the DEC SPE will be created and then DEC will transfer the rights to impose, bill, charge, collect, and receive Storm Recovery Charges and to obtain true-up adjustments along with the other rights arising pursuant to this Financing Order. Upon such transfer and simultaneously with the issuance of Storm Recovery Bonds, these transferred rights will become Storm Recovery Property as provided by the Securitization Statute.

DEC proposed that the DEC SPE will issue Storm Recovery Bonds and will transfer the net proceeds from the sale of such bonds to DEC in consideration for the transfer of the Storm Recovery Property. The DEC SPE will be organized and managed in a manner designed to maintain the DEC SPE as a bankruptcy-remote entity and thus unaffected by the bankruptcy of DEC or any other affiliate of DEC or any of their respective successors. DEC has proposed that the Storm Recovery Bonds be issued pursuant to an indenture and administered by an indenture trustee. The Storm Recovery Bonds will be secured by and payable solely from the Storm Recovery Property created pursuant to this Financing Order. The Storm Recovery Property and other collateral will be pledged to the indenture trustee for the benefit of the holders of the Storm Recovery Bonds and to secure payment of principal, interest on the Storm Recovery Bonds, and ongoing Financing Costs.

DEC proposed that the servicer of the Storm Recovery Bonds collect the Storm Recovery Charges and remit those amounts to the indenture trustee on behalf of the DEC SPE. The servicer will be responsible for making any required or allowed true-ups of the Storm Recovery Charges. If the servicer defaults on its obligations under the servicing agreement, the indenture trustee, acting for the benefit of holders of Storm Recovery Bonds, may appoint a successor servicer. DEC also proposed to act as the initial servicer for the Storm Recovery Bonds.

Under DEC’s proposal, the Storm Recovery Charges will be calculated to ensure the collection of an amount sufficient to pay the debt service due on the Storm Recovery Bonds together with the ongoing Financing Costs, which include the servicing fee, administration fees for the DEC SPE, rating agencies’ fees, trustee fees and expenses, legal and accounting fees, other ongoing fees and expenses and the cost of replenishing the capital subaccount (or overcollateralization subaccount, if required). These ongoing Financing Costs are Financing Costs eligible for recovery pursuant to the Securitization Statute and are addressed further in this Financing Order, in connection with Findings of Fact Nos. 13-16.

DEC has proposed that the Storm Recovery Charges will be calculated and adjusted pursuant to the formula-based method, the True-up Mechanism, described in witness Angers’ testimony and included as Appendix B to this Financing Order. DEC has requested approval of Storm Recovery Charges sufficient to recover the principal and interest on the Storm Recovery Bonds plus ongoing Financing Costs. DEC proposes that the Storm Recovery Charges be adjusted at least semi-annually until 12 months prior to the last scheduled payment date of a series of the Storm Recovery Bonds, at which point the Storm Recovery Charges shall be adjusted at least quarterly, to ensure that the amount collected from Storm Recovery Charges is sufficient to pay the debt service on the Storm Recovery Bonds and all ongoing Financing Costs.

Witness Atkins testified that DEC’s proposed bond structure is designed to provide substantially level annual debt service and revenue requirements over the life of the bond issue and would result in declining Storm Recovery Charges over time, assuming growth in customer energy consumption, other factors being equal. Tr. vol. 2, 150.

The Commission finds DEC’s proposed transaction structure reasonable, and in compliance with the Securitization Statute. Moreover, portions of DEC’s proposed transaction structure, described in this Financing Order, are necessary to enable the Storm Recovery Bonds to obtain the highest bond credit rating possible, with an objective of AAA credit ratings (or the equivalent highest credit ratings given), so as to further ensure that the proposed issuance of the Storm Recovery Bonds on behalf of DEC, and the imposition of the Storm Recovery Charges will meet the Statutory Cost Objectives. Accordingly, DEC’s issuance structure is hereby approved.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NO. 19

The evidence supporting these findings and conclusions is contained in the Joint Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

Special Purpose Entities

Under DEC’s financing structure, DEC will create one or more DEC SPEs, each as a bankruptcy-remote Delaware LLC with DEC as its sole member, as set forth in the limited liability company agreement discussed further below. Each DEC SPE will be formed for the limited purpose of acquiring Storm Recovery Property from DEC, issuing Storm Recovery Bonds in one or more series (each of which may be issued in one or more tranches), and performing other activities relating thereto or otherwise authorized by the limited liability company agreement. The rights, obligations, structure, and restrictions described in this Financing Order with respect to the DEC SPE are applicable to each such purchaser of Storm Recovery Property to the extent of the Storm Recovery Property acquired by it and the Storm Recovery Bonds issued by it.

DEC proposed the following: (i) that the DEC SPE may issue Storm Recovery Bonds in an aggregate amount not to exceed the Securitizable Balance approved by this Financing Order; and (ii) to pledge to an indenture trustee, as collateral for payment of the Storm Recovery Bonds, the Storm Recovery Property, including the DEC SPE’s right to receive the Storm Recovery Charges as and when collected, and other collateral described in the indenture. The DEC SPE will not be permitted to engage in any other activities and will have no assets other than the Storm Recovery Property and related assets to support its obligations under the Storm Recovery Bonds. DEC states that these restrictions on the activities of the DEC SPE and restrictions on the ability of DEC to take action on the DEC SPE’s behalf are imposed to achieve the objective that the DEC SPE will be bankruptcy-remote and not be affected by a bankruptcy of DEC or any affiliate or successor of DEC. Tr. vol. 2, 133.

DEC proposed that the DEC SPE will be managed by a board of managers with rights and duties set forth in its organizational documents. As long as the Storm Recovery Bonds remain outstanding, the DEC SPE will have at least one independent manager with no organizational affiliation with DEC other than possibly acting as independent manager(s) for another bankruptcy-remote subsidiary of DEC or its affiliates. The DEC SPE will not be permitted to amend the provisions of its limited liability company agreement or other organizational documents that relate to bankruptcy-remoteness of the DEC SPE without the consent of the independent manager(s). Similarly, the DEC SPE will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert, or merge without the consent of the independent manager(s). Other restrictions to facilitate bankruptcy-remoteness may also be included in the organizational documents of the DEC SPE as required by the rating agencies. The Commission agrees that these restrictions to ensure that the DEC SPE is bankruptcy-remote are reasonable.

The DEC SPE will have no staff to perform administrative services, such as routine corporate maintenance, reporting, and accounting functions. DEC proposed that these services will be provided by DEC pursuant to the terms of the administration agreement between the DEC SPE and DEC.

Per rating agency and IRS requirements, DEC will transfer to the DEC SPE an amount required to capitalize each DEC SPE adequately (the DEC SPE Capitalization Level) for deposit into the capital subaccount. The DEC SPE Capitalization Level is expected to be 0.50 percent of the initial principal amount of the Storm Recovery Bonds to be issued by the DEC SPE or such greater amount as might be needed to meet IRS or rating agency requirements. The actual DEC SPE Capitalization Level will depend on tax and rating agency requirements. Moreover, the Commission confirms that the DEC SPE will be an “assignee” as defined in N.C.G.S. § 62-172(a)(2), when ownership of the Storm Recovery Property is transferred to such DEC SPE, and such DEC SPE may issue Storm Recovery Bonds in accordance with this Financing Order as discussed further herein.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NOS. 20-21

The evidence supporting these findings and conclusions is contained in the Joint Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding. These findings and conclusions were not contested by any party.

Storm Recovery Property

The Commission determines, consistent with N.C.G.S. § 62-172(a)(15), that Storm Recovery Property consists of the following: (1) all rights and interests of DEC or any successor or assignee of DEC under this Financing Order, including the right to impose, bill, charge, collect, and receive Storm Recovery Charges authorized in this Financing Order and to obtain true-up adjustments to such Storm Recovery Charges as provided in this Financing Order and (2) all revenues, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in this Financing Order, regardless of whether such revenues, collections, claims, rights to payment, payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money, or proceeds.

As DEC has requested pursuant to N.C.G.S. § 62-172(b)(3)c., the Commission determines that it is reasonable and appropriate that the creation of the Storm Recovery Property be conditioned upon, and simultaneous with, the sale of such Storm Recovery Property to the DEC SPE and the pledge of such Storm Recovery Property to secure the Storm Recovery Bonds.

The Storm Recovery Property shall constitute an existing, present intangible property right or interest therein, notwithstanding that the imposition and collection of Storm Recovery Charges depends on DEC performing its servicing functions relating to the collection of Storm Recovery Charges and on future electricity consumption. Such property shall exist regardless of whether or not the revenues or proceeds arising from the property have been billed, have accrued, or have been collected and notwithstanding the fact that the value or amount of the property is dependent on the future provision of service to retail customers by DEC or its successors or assignees and future consumption of electricity by retail customers. Furthermore, the Storm Recovery Property shall continue to exist until the Storm Recovery Bonds are paid in full and all Financing Costs and other costs of the Storm Recovery Bonds have been recovered in full.

The Storm Recovery Property also constitutes a present property right for purposes of contracts concerning the sale or pledge of property. The interest of a transferee, purchaser, acquirer, assignee, or pledgee in the Storm Recovery Property, and in the revenue and collections arising from that property, is not subject to setoff, counterclaim, surcharge, or defense by DEC or any other person or in connection with the reorganization, bankruptcy, or other insolvency of DEC or any other entity. See N.C.G.S. § 62-172(e)(1).

The creation, attachment, granting, perfection, priority and enforcement of liens and security interests in Storm Recovery Property are governed by N.C.G.S. § 62-172(e)(2).

Pursuant to N.C.G.S. § 62-172(e)(2)e., the priority of a security interest in Storm Recovery Property is not affected by the commingling of Storm Recovery Charges with other amounts. Any pledgee or secured party shall have a perfected security interest in the amount of all Storm Recovery Charges that are deposited in the collection account or any other cash or deposit account of DEC in which Storm Recovery Charges have been commingled with other funds and any other security interest that may apply to those funds shall be terminated when such funds are transferred to the collection account.

When DEC transfers Storm Recovery Property to the DEC SPE pursuant to this Financing Order under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the “absolute transfer” provisions of N.C.G.S. § 62-172(e)(3), that transfer shall constitute an absolute transfer and true sale and not a pledge of or secured transaction or other financing arrangement, and title (both legal and equitable) to the Storm Recovery Property shall immediately pass to the DEC SPE. After such a transfer, the Storm Recovery Property shall not be subject to any claims of DEC or its creditors, other than creditors holding a properly perfected prior security interest in the Storm Recovery Property perfected by N.C.G.S. § 62-172(e).

As provided by N.C.G.S. § 62-172(e)(3)b., the characterization of the sale, conveyance, assignment, or transfer of Storm Recovery Property as an absolute transfer and true sale or other absolute transfer and the corresponding characterization of the transferee’s property interest shall not be affected by any of the following: (1) commingling of Storm Recovery Charges arising with respect to the Storm Recovery Property with other amounts; (2) the retention by DEC of a (i) partial or residual interest, including an equity interest, in the Storm Recovery Property, whether direct or indirect, or whether subordinate or otherwise or (ii) the right to recover costs associated with taxes, franchise fees or license fees imposed on the collection of Storm Recovery Charges; (3) any recourse that the transferee may have against DEC other than any such recourse created, contingent upon, or otherwise occurring or resulting from one or more of DEC’s retail customers’ inability to timely pay all or a portion of the Storm Recovery Charge; (4) any indemnification rights, obligations, or repurchase rights made or provided by DEC, other than indemnity or repurchase rights based solely upon DEC’s retail customers’ inability or failure to timely pay all or a portion of the Storm Recovery Charge; (5) the obligation of DEC to collect Storm Recovery Charges on behalf of the DEC SPE; (6) DEC acting as the servicer of the Storm Recovery Charges or the existence of any contract that authorizes or requires DEC, to the extent that any interest in Storm Recovery Property is sold or assigned, to contract with the assignee or any financing party that it will continue to operate its system to provide service to its customers for the benefit and account of such assignee or financing party, and will account for and remit such amounts to or for the account of such assignee or financing party; (7) the treatment of the sale, conveyance, assignment, or other transfer for tax, financial reporting, or other purposes; (8) granting or providing to holders of the Storm Recovery Bonds a preferred right to the Storm Recovery Property or credit enhancement by DEC or its affiliates with respect to the Storm Recovery Bonds; or (9) any application of the True-up Mechanism.

In addition, the method of tracing funds collected as Storm Recovery Charges, or other proceeds of storm recovery property and determining the identifiable cash proceeds of any storm recovery property is set forth in the servicing agreement, the final version of which shall be filed with the Commission concurrent with DEC’s filing with the SEC.

The Commission finds that the terms and conditions discussed above regarding Storm Recovery Property are reasonable and adhere to the requirements of the Securitization Statute. In addition, the Storm Recovery Property and all other collateral is to be held and administered by an indenture trustee pursuant to the indenture, which helps ensure lower Storm Recovery Charges and that the Statutory Cost Objectives can be achieved. Accordingly, the Commission approves the (i) creation of Storm Recovery Property, including the rights to impose, bill, charge, collect, and receive Storm Recovery Charges and obtain periodic adjustments to the Storm Recovery Charges and (ii) DEC’s sale of the Storm Recovery Property to the DEC SPE.

As provided in N.C.G.S. § 62-172(e)(1)d., if DEC defaults on any required remittance of amounts collected in respect of Storm Recovery Property specified in this Financing Order, the Superior Court in Wake County, upon application by an interested party, and without limiting any other remedies available to the applying party, shall order the sequestration and payment of the revenues arising from such Storm Recovery Property to the financing parties or their assignees. This Financing Order shall remain in full force and effect notwithstanding any reorganization, bankruptcy, or other insolvency proceedings with respect to DEC or its successors or assignees, provided; however, that in no circumstances shall the retail customers of DEC be responsible to pay storm recovery charges for storm recovery bonds issued on behalf of DEP or the retail customers of DEP be responsible to pay the Storm Recovery Charges for Storm Recovery Bonds issued on behalf of DEC.

Finally, the Commission finds that the method of tracing funds collected as Storm Recovery Charges, or other proceeds of Storm Recovery Property, and determining the identifiable cash proceeds of any Storm Recovery Property as set forth in the servicing agreement, the final version of which shall be filed with the Commission concurrent with DEC’s filing with the SEC, is reasonable and should be approved.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NOS. 22-23

The evidence supporting these findings and conclusions is contained in the Joint Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

Form of Transaction Documents

DEC submitted for approval the Transaction Documents necessary for the issuance of the Storm Recovery Bonds.

The purchase and sale agreement and administration agreement are between DEC and the DEC SPE. These contracts set out in substantial detail certain terms and conditions relating to the transaction structure for each issuance of Storm Recovery Bonds, including the proposed sale of Storm Recovery Property to the DEC SPE, the administration of the DEC SPE, and the servicing of the Storm Recovery Charges and Storm Recovery Bonds.

The limited liability company agreement constitutes the organizing document of the DEC SPE, with DEC as the sole member. DEC anticipates that the limited liability company agreement would be executed substantially in the form submitted to this Commission, subject to such changes deemed necessary or advisable to satisfy bankruptcy opinion and rating agency considerations.

DEC has also submitted a form of indenture between the DEC SPE and an indenture trustee, which sets forth proposed security and terms for the Storm Recovery Bonds.

In addition, DEC proposed to execute a servicing agreement with the DEC SPE. DEC filed a revised servicing agreement on February 18, 2021, to reflect omitted language discussed at the hearing. DEC will be the initial servicer but may be succeeded as servicer as detailed in the servicing agreement. Pursuant to the servicing agreement, the servicer is required, among other things, to impose, bill, charge, collect, and receive the Storm Recovery Charges for the benefit and account of the DEC SPE; to make the periodic true-up adjustments of Storm Recovery Charges required or allowed by this Financing Order; and to account for and remit its collection of Storm Recovery Charges to or for the account of the DEC SPE in accordance with the remittance procedures contained in the servicing agreement without any charge, deduction, or surcharge of any kind, other than the servicing fee specified in the servicing agreement. In the servicing agreement, DEC commits to maintaining accurate and complete accounts of the Storm Recovery Property. Heath Ex. 2b. Further, DEC as servicer will maintain custodial bank accounts and bank clearing accounts, and must deposit collections within two days. Id.

Under the servicing agreement, if any servicer fails to fully perform its servicing obligations, the indenture trustee or its designee may, and upon the instruction of the requisite percentage of holders of the outstanding bonds shall, appoint an alternate party to replace the defaulting servicer. The obligations of the servicer under the servicing agreement, the circumstances under which an alternate servicer may be appointed, and the conditions precedent for any amendment of such agreement will be more fully specified in the servicing agreement. The rights of the DEC SPE under its servicing agreement will be included in the collateral pledged to the indenture trustee under its indenture for the benefit of holders of the Storm Recovery Bonds and holders of the SRB Securities, if any are issued.

Drafts of these agreements were filed in order that this Commission may evaluate the principal rights and responsibilities of the parties thereto. However, DEC witness Atkins noted in his direct testimony that these drafts were merely “illustrative,” tr. vol. 2, 133-34, 140, and 178, and that the actual structure of the Storm Recovery Bonds could differ “materially.” Tr. vol. 2, 146.

In his direct testimony, Public Staff witness Schoenblum requested that the Commission “require careful review and negotiation of all [DEC] transaction documents and contracts that could affect future customer costs” as well as provide that the Commission have the authority to enforce provisions of the Transaction Documents for the benefit of customers. Tr. vol. 3, 361, 365.

On rebuttal, witness Heath explained that DEC’s proposed Transaction Documents were similar to those utilized in the 2016 DEF Transaction. Tr. vol 1, 83. He also clarified that the DEC transaction documents contained the same substantive customer protections that DEF included in its 2016 transaction. Tr. vol. 1, 63. He testified that one specific customer protection included, without limitation, is Commission approval prior to any amendment or modification to the transaction documents. Id. at 63-64. Finally, he explained that some of the customer protections contained in Transaction Documents created additional obligations on the Commission that are not contemplated by the Securitization Statute, and that it was up to the Commission whether or not it wished to adopt those customer protections that require further Commission involvement. Id. at 63-64.

At the hearing, counsel for Public Staff questioned whether the Companies’ Transaction Documents required the Companies to indemnify the DEC SPE for money damages imposed by reason of securities law violations, to which witness Heath responded yes. Tr. vol. 1, 142. Counsel for the Public Staff also questioned Mr. Heath on a provision of the proposed servicing agreement, asking why it did not contain the provision “without consent of the Commission,” like the DEF transaction servicing agreement contained. Id. at 161. Witness Heath explained that the lack of that provision was the result of an oversight, and as evidenced by the form of Financing Order included with the Joint Petition the Companies were in no way trying to limit the Commission’s ability with respect to reviewing, approving, and enforcing the Transaction Documents. On February 18, 2021, as noted, the Companies submitted a revised version of the servicing agreement to include the omitted language.

The Public Staff raised concerns over whether the proposed Transaction Documents contain adequate customer protections. However, through rebuttal testimony and at the hearing, the Companies have clarified that the proposed Transaction Documents contain similar customer protections to those contained in the successful 2016 DEF transaction, and have additionally submitted updated Transaction Documents that reflect inconsistencies addressed by the Public Staff at the evidentiary hearing. These Transaction Documents also specifically provide for continuing review and approval by this Commission post-issuance of this Financing Order. In addition, the Commission, through this Financing Order, requires review of these Transaction Documents by members of the Bond Advisory Team to ensure customers are adequately protected, thereby resolving any of the Public Staff’s above-stated concerns.

The Commission hereby determines that the Transaction Documents described above are necessary to facilitate the proposed financing structure approved herein. Moreover, the Transaction Documents are reasonable and will help to achieve the Statutory Cost Objectives. Accordingly, the form Transaction Documents, including the amended servicing agreement submitted on February 18, 2021, are approved subject to further review and input by the Bond Advisory Team as provided in Finding of Fact 43 to ensure that the Statutory Cost Objectives are achieved and for compliance with this Financing Order.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NOS. 24-25

The evidence supporting these findings and conclusions is contained in the Joint Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

Offering and Sale of the Bonds

In its Joint Petition, DEC requested the flexibility to determine which transaction structure is best tailored to then-existing rating agency considerations, market conditions, and investor preferences, so that the financing of the Storm Recovery Costs can achieve the Statutory Cost Objectives. Joint Petition at 23. DEC also proposed to issue the storm recovery bonds in either a registered public offering or unregistered exempt offering, in order to structure the transaction to achieve the highest possible credit rating from applicable rating agencies. Joint Petition at 21. Witness Atkins’ direct testimony also proposed an optional, alternative Grantor Trust Structure, in which separate SPEs wholly owned by DEC and DEP, respectively, would simultaneously issue Storm Recovery Bonds to a third SPE, a grantor trust wholly owned by Duke Energy or jointly owned by DEC and DEP (SRB Issuer). Tr. vol. 2, 142. The structure of the DEC and DEP Storm Recovery Bonds and the SRB Securities would have the same tranching, payment dates, and maturity dates. Tr. vol. 2, 142-43. The true-up adjustment effective dates for the DEC and DEP Storm Recovery Bonds would be the same. Tr. vol. 2, 143. The debt service payments from the DEC and DEP bonds would be passed through to service the debt of the SRB Securities. Id. The SRB issuer would then issue to the market pass-through securities that are backed by the separate Storm Recovery Bonds issued by the DEC SPE and by the DEP SPE (the SRB Securities). Tr. vol. 2, 144. Witness Atkins explained that this structure has advantages to the ratepayers of both DEC and DEP. Because the Storm Recovery Bonds for both DEC and DEP would price on the same day, the interest rates would be the same. Id. He testified that customers of both DEC and DEP would benefit from interest rates that are set by a larger and more liquid issuance. Id. Additionally, he stated that utilizing the Grantor Trust Structure would ensure the DEC Storm Recovery Bonds would qualify for inclusion in the Bloomberg Barclays Aggregate Bond Index (Index), which has an issuance size requirement, meaning a stand-alone DEC transaction would not qualify for inclusion in the Index. Id. He explained inclusion in the Index was preferred because many investors perceive bond issues that are included in the Index to be more tradeable or more liquid and therefore more attractive than bonds that are not so included. Id.

Witness Fichera stated that he had concerns with the optional alternative Grantor Trust Structure proposed by witness Atkins because “the structure has only been used once in the last 15-years,” and because it “adds a layer of complexity” to the sale of the bonds. Tr. vol. 3, 239-40. Witness Fichera also stated that to “be eligible for the Aggregate Bond Index, DEC and DEP would have to promote the storm recovery bonds as asset backed securities. Id. He concluded by stating that, besides complexity, the Companies’ proposed alternative structure adds confusion but stated that if the Financing Order allows the possibility for using a Grantor Trust Structure, this structure “should be studied by the bond team with further analysis by the Public Staff and its independent advisor…” Id. at 240. Witness Fichera, along with witnesses Schoenblum and Sutherland, additionally argued that the Company should not be granted sole authority in the Financing Order to structure the transaction. Tr. vol. 3, 116, 212, 331-32.

On rebuttal, witness Atkins reiterated that the Companies needed flexibility to determine which proposed issuance structure would best achieve the Statutory Cost Objectives and provided additional detail on each potential structure the Companies were considering. Tr. vol. 2, 186-91. He began by stating that the Companies were specifically considering three issuance strategies. Witness Atkins explained that one strategy is to market and price the DEC and DEP storm recovery bonds separately, spaced out by several weeks or months. Tr. vol. 2, 198. He testified this separate issuance strategy would mean that the two transactions may face different interest rate and market conditions and may have different interest rates that would drive the amount of customer charges the two customer bases would pay. Id. Further, he stated Carrying Costs on the second transaction would increase due to the delayed issuance. Id.

The second issuance strategy proposed would involve marketing and pricing the DEC and DEP transactions simultaneously, which, unlike the separate issuance approach, would allow the two transactions to face the same market conditions. However, witness Atkins explained that one factor to consider in assessing each alternative transaction structure is Index eligibility. Id. 197-98. Thus, because Index-eligible bonds are generally believed to be more attractive than bonds that are not Index-eligible, under the second proposed transaction structure, there is no way to ensure in advance that the smaller DEC transaction would not be disadvantaged when compared to the larger index-eligible DEP transaction. Id. at 198-99.

The third issuance strategy proposed by witness Atkins and described in the Companies’ Joint Petition is the Grantor Trust Structure, which would be the structure eligible for the Index. Id. Witness Atkins explained that this structure involves the SPE subsidiaries of DEC and DEP issuing storm recovery bonds to a bankruptcy remote trust wholly owned by Duke Energy. Id. This grantor trust would then issue notes to the marketplace backed by the Storm Recovery Bonds issued by both the DEC SPE and the DEP SPE and the interest rates on the trust note tranches would set the interest rate for each tranche of the DEC and DEP bonds. Id. Thus, each corresponding tranche of the DEC and DEP bonds would have the same interest rate, and therefore result in DEC and DEP Storm Recovery Charges based on the same interest rates, eliminating the risk that the smaller DEC transaction might be treated less favorably. Id.

In regard to witness Fichera’s assertion that the structuring of the issuance of bonds to qualify for inclusion of the Index would require structuring the bonds as asset-backed securities, witness Atkins explained that the Companies would not structure the bonds as asset-backed securities under any circumstance. Tr. vol. 2, 191. Witness Atkins further stated that the Companies believe the SEC will accept the Companies’ characterization of the bonds, as they did in the 2016 DEF transaction, and that treatment of the transaction as securities other than asset-backed securities is key to the Companies marketing these transactions as structured corporate securities. Id. Witness Atkins, however, agreed with the Public Staff that it was too early to determine how the storm recovery bond issuance should be structured, and that the Companies would consider the potential costs and benefits associated with several different transaction structures and issuance strategies to determine the options that best enable the Companies to achieve their Statutory Cost Objectives. Id. 186.

During the hearing Public Staff witness Schoenblum acknowledged that “any issuer needs to have some flexibility,” and also agreed that the Securitization Statute requires the Commission to grant the Company a degree of flexibility in establishing the terms and conditions of the storm recovery bonds, including but not limited to the payment schedule, expected interest rate, and other financing costs. Tr. vol. 2, 431-43. Witness Fichera similarly clarified that the Public Staff was proposing a “process” that “gives the Company flexibility,” and that he thought the word “flexibility” was “in almost every statute [he’d] dealt with…” Tr. vol. 3, 436.

DEC has proposed that the Storm Recovery Bonds be offered pursuant to an SEC-registered offering. The Company has provided testimony to the effect that virtually all utility securitizations have been sold as SEC-registered public transactions. Tr. vol. 2, 202. Further, DEC has provided testimony to the effect that an SEC-registered, public offering is likely to result in a lower cost of funds relative to a non SEC-registered offering, including a Rule 144A qualified institutional offering, all else being equal, due to the enhanced transparency and liquidity of publicly registered securities. Id. at 149-50.

DEC has proposed that the Storm Recovery Bonds be sold pursuant to a sale through one or more underwriters in a negotiated offering as described in the testimony of witness Atkins. DEC, with the input of the Bond Advisory Team, will select the lead managing underwriter(s) to achieve its Statutory Cost Objectives. See Tr. vol. 1, 47. DEC’s primary plan is to pursue a negotiated sales process for issuance of the bonds, due to the fact that virtually all utility securitizations have been sold in that manner. Tr. vol. 1, 46-47.

The Commission finds that the issuance of the Storm Recovery Bonds pursuant to an SEC-registered negotiated sale is likely to result in lower overall costs and satisfy the Statutory Cost Objectives and should therefore be approved. However, DEC is also authorized to pursue other sale options, including a Rule 144A offering, in order to satisfy the Statutory Cost Objectives. The Commission therefore finds it necessary to grant DEC flexibility and authority, in consultation with the Bond Advisory Team, to pursue other sale options that result in the achievement of the Statutory Cost Objectives for customers consistent with market conditions at the time the Storm Recovery Bonds are priced.

DEC has testified that its primary sales strategy is not to have the DEC SPE directly issue the Storm Recovery Bonds to unaffiliated investors through a registered public offering or unregistered exempt offering. Instead, the structure it plans to use involves both DEC’s SPE and DEP’s SPE issuing the Storm Recovery Bonds to a single special purpose trust, the SRB Issuer, wholly owned by Duke Energy Corporation. Tr. vol. 2, 142.

The testimony of witness Atkins and witness Heath indicate that combining the issuance of DEC’s Storm Recovery Bonds and DEP’s Storm Recovery Bonds in one transaction through the use of the SRB Issuer might result in enhanced marketability and other efficiencies, thereby lowering costs for both DEC’s and DEP’s customers. As Company witness Anger explained, no SPE would be obligated, however, with respect to any other SPE’s Storm Recovery Bonds; therefore, the customers of DEC would not be affected by the actions of DEP or the adequacy of DEP’s Storm Recovery Property. Tr. vol. 94. The SRB Issuer would transfer an allocable portion of net proceeds from the sale of the SRB Securities to each SPE, and each such SPE would in turn transfer those proceeds to DEC or DEP, as applicable, in consideration for the Storm Recovery Property sold to such SPE by DEC or DEP.

The Commission agrees that combining the issuance of DEC’s Storm Recovery Bonds and DEP’s storm recovery bonds in one transaction through the use of the SRB Issuer may result in lower Storm Recovery Charges for customers, and help ensure that the Statutory Cost Objectives are met. At the same time, the Commission credits the testimony of Public Staff witness Fichera that the Grantor Trust Structure may be overly complex and cause investor confusion.

As also described by witness Atkins, the Companies have committed to consider the potential costs and benefits associated with each proposed transaction structure and issuance strategy to determine the strategies that best enable the Companies to achieve their Statutory Cost Objectives. The Commission additionally agrees with the Company and Public Staff that it is too early to determine which structure best achieves the Statutory Cost Objectives. At the hearing, witnesses for the Public Staff agreed that issuers need flexibility in every transaction. Tr. vol. 3, 436. The Commission believes such flexibility will best ensure the Statutory Cost Objectives are achieved. By allowing the Company flexibility to determine which of the above issuance structures are best tailored to then-existing rating agency considerations, market conditions, and investor preferences, the financing of Storm Recovery Costs can be reasonably expected to result in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds are priced. At the same time, the Grantor Trust Structure may only be used if it achieves the lowest Storm Recovery Costs both for ratepayers of DEC and for ratepayers of DEP. Moreover, the additional up-front Costs and the ongoing Costs associated with utilizing the Grantor Trust Structure must be allocated between the SPEs of DEC and DEP in a manner that considers the benefits the ratepayers of each of DEC and DEP will receive from utilizing that structure.

Accordingly, the Commission finds it to be in the best interest of ratepayers for the Company to be granted the flexibility to utilize the Grantor Trust Structure if it will best achieve the Statutory Cost Objectives for ratepayers of both DEC and DEP and if the costs associated with the Grantor Trust Structure are allocated fairly between the Companies’ respective SPEs. Under no circumstances may DEC’s SPE have obligations with respect to the storm recovery bonds issued by DEP. Under no circumstances may the Storm Recovery Charges paid by the customers of DEC be set or used to defray any Storm Recovery Costs, up-front Financing Costs, or ongoing Financing Costs of DEP or the DEP SPE.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NOS. 26-28

The evidence supporting these findings and conclusions is contained in the Securitization Stipulation, the Joint Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

Amortization, Interest Rates, and Credit Ratings of Storm Recovery Bonds

In its original proposed financing order, DEC proposed a 15-year bond period for the Storm Recovery Charges. Company witness Heath testified that the 15-year proposal strikes the right balance between the length of the recovery period and the length and level of the Storm Recovery Charges. Tr. vol. 1, 36. Additionally, according to witness Heath, the proposed 15-year structure is consistent with the longest recovery period proposed by the Public Staff in DEP’s storm deferral docket. Id.

Public Staff witness Sutherland recommended a longer amortization period because the longer the amortization period, the higher the level of net present value savings to the ratepayer and accordingly, the greater the benefit to the ratepayer. Tr. vol. 3, 134-35. According to witness Sutherland, a longer amortization period does not penalize the utility but does benefit the ratepayer. Id. Witness Sutherland also notes that interest rates are currently near historically low levels and that extending the maturity of the bonds allows both DEC and the ratepayers to reap the benefits of low rates for a longer period. Id. Public Staff witnesses Craig, Maness, and Boswell agreed with witness Sutherland’s recommendation to lengthen the terms of the Storm Recovery Bonds from 15 years to 18 or even 20 years. Tr. vol. 4, 92, 151. However, witnesses Maness and Boswell sounded a note of caution for the long term. According to witnesses Maness and Boswell, if the recent pattern of large storms with large dollar impacts occurring every two years or so were to continue for the long term, it would be appropriate for the Commission to take into consideration the potential “snowball effect” on future rates that could develop from continuing to provide for long bond amortization periods. Id. at 92. That effect would need to be measured against the dollar benefits that could arise from such lengthened terms. Id.

In rebuttal testimony, Company witness Abernathy testified that the Company did not oppose the Public Staff’s proposal to lengthen the bond amortization period but continued to support its original 15-year amortization period as a reasonable and appropriate balance between customer benefits and the length of the Storm Recovery Bonds and associated Storm Recovery Charge. Tr. vol. 3, 55-56. Witness Abernathy stated that she agreed with the “note of caution” raised by Public Staff witnesses Maness and Boswell concerning long term amortization periods and believed the Public Staff’s statement evidenced the reasonableness of the Company’s original proposal. Id. Further, witness Abernathy provided a calculation of quantifiable customer benefits assuming a 20-year bond amortization period in Abernathy Rebuttal Exhibit 4. According to witness Abernathy, a 20-year bond term is estimated to provide approximately $67.9 million (36.9%) savings to DEC’s customers. Id.

The Securitization Stipulation provides that the length of the bond period shall have a scheduled final payment date of between, and inclusive of, an 18 and 20 year period from the date of issuance, to achieve higher net present value savings to customers compared to traditional cost recovery and based upon market conditions at the time of pricing, all in a manner consistent with the Commission’s Financing Order. Having reviewed the testimony of the parties and the Securitization Stipulation, the Commission finds that this bond period just and reasonable. The legal maturity date of each tranche may be longer than the scheduled final payment date for that tranche.

The first payment of principal and interest for each series of Storm Recovery Bonds shall occur within 12 months of issuance. Payments of principal and interest thereafter shall be no less frequent than semi-annually. Annual payments of principal of and interest on the Storm Recovery Bonds shall be substantially level over the expected term of the Storm Recovery Bonds. DEC shall decide the exact scheduled final payment dates and legal final maturities of each tranche to ensure the issuance of Storm Recovery Bonds meets the Statutory Cost Objectives.

The Commission finds that this proposed structure—providing substantially level annual debt service and revenue requirements over the life of the Storm Recovery Bonds—is in the public interest and should be utilized.

As to interest rates, Company witness Atkins recommended that the bond and SRB Securities should be issued as fixed-rate. Tr. vol. 2, 150. He explained that fixed rates result in predictable revenue requirements, which facilitates the true-up process. Id. If floating rate bonds were issued, it would be necessary to enter into interest rate swaps in order to create a fixed rate payment obligation, and the swap arrangement would increase risks for ratepayers. Id. The Commission determines that each tranche of the Storm Recovery Bonds should have a fixed interest rate, based on current market conditions. If market conditions change, and it becomes necessary for one or more tranches of bonds to be issued as floating-rate securities in order to achieve the Statutory Cost Objectives, DEC is authorized to issue such bonds but will be required to execute agreements to swap the floating payments to fixed-rate payments in order to achieve the Statutory Cost Objectives. As noted in Findings of Fact Nos. 43, 47, 49, and 50, a decision to issue floating rate bonds or securities must be subject to input and advice from the Bond Advisory Team, and DEC, the lead underwriters, and the Commission’s consultants must all certify that the floating rate issuances resulted in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order. In making this certification the costs of any interest rate swap agreements shall be included as part of the total cost of the proposed issuance. This flexibility will ensure that DEC can achieve economic benefits for customers.

The Company anticipates that each series of Storm Recovery Bonds will have a AAA rating (or the equivalent highest credit ratings given) from at least two nationally recognized rating agencies. The Commission hereby grants DEC authority to agree to necessary credit enhancements, with recovery of related costs as a form of ongoing Financing Costs, in order to achieve to Statutory Cost Objectives.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NO. 29

The evidence supporting these findings and conclusions is contained in the Securitization Stipulation, the Joint Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding. These findings and conclusions were not contested by any party.

Security for Storm Recovery Bonds

DEC proposed that the payment of the Storm Recovery Bonds and related Storm Recovery Charges authorized by this Financing Order is to be secured by the Storm Recovery Property created by this Financing Order and by certain other collateral as described herein. The Storm Recovery Bonds will be issued pursuant to an indenture under which the indenture trustee will administer the trust.

DEC proposed that the DEC SPE will establish a collection account as a trust account to be held by its indenture trustee as collateral to facilitate the payment of the principal of, interest on, and ongoing Financing Costs related to, the Storm Recovery Bonds in full and on a timely basis. See Tr. vol. 2, 139. Each collection account will include the general subaccount, the capital subaccount, the excess funds subaccount, and the tail-end collection subaccount, and may include other subaccounts if required to obtain AAA ratings (or the equivalent highest credit ratings given) on the Storm Recovery Bonds in order to achieve the Statutory Cost Objectives.

DEC proposes that Storm Recovery Charge remittances from the servicer with respect to the Storm Recovery Bonds will be deposited into the general subaccount for the DEC SPE. On a periodic basis, the money in the general subaccount will be allocated to pay expenses of the DEC SPE, to pay principal of and interest on the Storm Recovery Bonds, and to meet the funding requirements of the other subaccounts, according to specified payment priority established in the indenture. Funds in the general subaccount will be invested by the indenture trustee in short-term, high-quality investments, and such funds (including, to the extent necessary, investment earnings) will be applied by the indenture trustee to pay principal of and interest on the Storm Recovery Bonds as well as all other components of the ongoing Financing Costs payable by the DEC SPE.

When the Storm Recovery Bonds are issued, DEC proposes that it will make a capital contribution to DEC SPE, which the DEC SPE will deposit into its capital subaccount. The capital subaccount serves as collateral for timely payment of principal and interest on the Storm Recovery Bonds and is a credit enhancement. Tr. vol. 1, 55,59. The Storm Recovery Bond proceeds will not be used to fund this capital contribution. The amount of the capital contribution will be at least 0.50 percent of the original principal amount of the Storm Recovery Bonds issued by the DEC SPE. Each capital subaccount will serve as collateral to facilitate timely payment of principal of and interest on the Storm Recovery Bonds. To the extent that a capital subaccount must be drawn upon to pay these amounts due to a shortfall in the Storm Recovery Charge collections, it will be replenished to its original level through the true-up process described below. The funds in each capital subaccount will be invested in short-term, high-quality investments and, if necessary, such funds (including investment earnings) will be used by the indenture trustee to pay principal of and interest on the Storm Recovery Bonds and the ongoing Financing Costs payable by the DEC SPE. It is just and reasonable for DEC to earn a rate of return on its invested capital in the DEC SPE equal to the rate of interest payable on the longest maturing tranche of Storm Recovery Bonds and this return on invested capital should be a component of the Periodic Payment Requirement (as defined below), and accordingly, recovered from Storm Recovery Charges.

DEC proposed that any excess funds subaccount will hold any Storm Recovery Charge collections and investment earnings on the collection account in excess of the amounts needed to pay current principal of and interest on the Storm Recovery Bonds and to pay all of the ongoing Financing Costs payable by the DEC SPE including, but not limited to, funding or replenishing each capital subaccount. Any balance in or amounts allocated to such excess funds subaccount on a true-up adjustment date will be subtracted from any amounts required for such period for purposes of the true-up adjustment. The funds in the excess funds subaccount will be invested in short-term, high-quality investments, and such funds (including investment earnings thereon) will be available to pay principal of and interest on the Storm Recovery Bonds and the ongoing Financing Costs payable by the DEC SPE.

DEC also proposed that any collection account and the subaccounts described above are intended to facilitate the full and timely payment of scheduled principal of and interest on the Storm Recovery Bonds and all other authorized components of the ongoing Financing Costs payable by the DEC SPE. If the amount of Storm Recovery Charge collections in the general subaccount is insufficient to make, on a timely basis, all scheduled payments of principal of and interest on the Storm Recovery Bonds and to make payment on all of the other components of the ongoing Financing Costs payable by the DEC SPE, the relevant excess funds subaccount and the relevant capital subaccount will be drawn down, in that order, to make such payments. Any deficiency in a capital subaccount due to such withdrawals must be replenished on a periodic basis through the true-up process.

DEC also proposed that any tail-end collection subaccount will hold any Storm Recovery Charges that were collected after the final payment and satisfaction of the Storm Recovery Bonds and after the discharge of all obligations with respect to such bonds. In accordance with the Securitization Stipulation, the amount in the tail-end collection subaccount will be recorded as a separate regulatory liability, accrue carrying costs at DEC’s net-of-tax WACC and credited back to customers in the Company’s next rate case.

In addition to the foregoing, there may be such additional accounts and subaccounts as are necessary to segregate amounts received from various sources, or to be used for specified purposes. Upon the maturity of the Storm Recovery Bonds and upon the discharge of all obligations with respect to such bonds, amounts remaining in each collection account, as well as later collections of Storm Recovery Charges, will be released. As noted in this Financing Order, equivalent amounts, less the amount of any capital subaccount, will be booked to a regulatory liability, will accrue carrying costs at DEC’s net-of-tax WACC, and will be credited back to customers in the Company’s next rate case following the maturity of the Storm Recovery Bonds.

Based upon the foregoing, the Commission finds that utilization of a collection account, including a general subaccount, a capital subaccount, an excess funds subaccount, and a tail-end collection subaccount, as proposed by DEC, is reasonable and should help achieve the Statutory Cost Objectives. Moreover, it is necessary to grant DEC the flexibility and authority to include other subaccounts in the collection account where required to obtain AAA ratings or equivalent on the series of Storm Recovery Bonds, which will in turn lower Storm Recovery Charges for customers.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NOS. 30-31

The evidence supporting these findings and conclusions is contained in the Securitization Stipulation, the Joint Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding. These findings and conclusions were not contested by any party.

DEC as Initial Servicer of the Storm Recovery Bonds

DEC proposes to execute a servicing agreement with the DEC SPE, the final version of which shall be filed with this Commission concurrent with its filing with the SEC.

Under the servicing agreement, the servicer shall be required, among other things, to impose, bill, charge, collect, and receive the Storm Recovery Charges for the benefit of DEC SPE, to make the true-up adjustments of Storm Recovery Charges required or allowed by this Financing Order, and to account for and remit the Storm Recovery Charges to or for the account of DEC SPE in accordance with the remittance procedures contained in the servicing agreement without any charge, deduction, or surcharge of any kind, other than the servicing fee specified in the servicing agreement. The appropriate servicing fee shall be as set forth in this Financing Order.

To preserve the integrity of the bankruptcy-remote structure of the DEC SPE and ensure the high credit quality of the Storm Recovery Bonds, the servicer must be adequately compensated for the services it provides, including the calculation, billing, and collection of Storm Recovery Charges; remittance of those charges to the indenture trustee; and the preparation, filing, and processing of the True-up Adjustment Letter. DEC’s proposed form of servicing agreement provides for an ongoing servicing fee for the initial servicer in the amount of 0.05 percent of the initial principal amount of the Storm Recovery Bonds plus out-of-pocket expenses. DEC has submitted testimony on the costs anticipated to be incurred by it in connection with the servicing functions under the servicing agreement, see Tr. vol. 1, 57 and Heath Ex. 1, and the Commission finds such costs to be reasonable and appropriate.

DEC’s proposed form of servicing agreement provides for an annual fee for ongoing services of 0.05 percent of the initial principal amount of the Storm Recovery Bonds so long as DEC acts as servicer, plus out-of-pocket expenses. In addition to the annual ongoing servicing fee, DEC proposes to recover its expenses as an up-front Financing Cost, in order recover set-up costs of the servicer, including information technology programming costs to adapt DEC’s existing systems to bill, charge, collect, receive, and process Storm Recovery Charges, and to set up necessary servicing functions. The evidence shows that these amounts represent a prudently incurred cost to DEC, and the Commission finds that those costs are reasonable.

However, in accordance with the Securitization Stipulation, the servicing fees collected by DEC, or any affiliate acting as the servicer under the servicing agreement, will be held separately in a regulatory asset or regulatory liability account for the purpose of tracking (as received and incurred) servicing fees received by DEC from the DEC SPE and incremental costs incurred by DEC in fulfilling the required functions under the servicing agreement. The regulatory asset or liability account established pursuant to this paragraph shall accrue carrying costs at DEC’s net-of-tax WACC and any amounts in excess of DEC’s incremental costs of servicing the Storm Recovery Bonds shall be returned to DEC’s retail customers in DEC’s next rate case. The expenses incurred by DEC or such affiliate to perform obligations under the servicing agreement not otherwise recovered through the Storm Recovery Charges will likewise be included in DEC’s cost of service.

DEC has proposed that it will not be permitted voluntarily to resign from its duties as a servicer if the resignation will harm the credit rating on Storm Recovery Bonds issued by DEC SPE. Even if DEC’s resignation as servicer would not harm the credit rating on the Storm Recovery Bonds issued by the DEC SPE, the Commission finds and directs that DEC shall not be permitted to voluntarily resign from its duties as servicer without consent of the Commission. If DEC defaults on its duties as servicer or is required for any reason to discontinue those functions, then DEC proposes that a successor servicer acceptable to the indenture trustee be named to replace DEC as servicer so long as such replacement would not cause any of the then current credit ratings of the Storm Recovery Bonds to be suspended, withdrawn or downgraded. The Commission holds that any successor servicer to DEC also must be acceptable to the Commission.

DEC has proposed that, and the Commission finds and directs that, the servicing fee payable to a substitute servicer should not exceed 0.60 percent per annum on the initial principal balance of the Storm Recovery Bonds issued by the DEC SPE, unless a higher fee is approved by the Commission. See Tr. vol. 1, 58.

DEC shall indemnify its retail customers to the extent retail customers incur losses associated with higher servicing fees payable to a substitute servicer as a result of DEC’s negligence, recklessness, or willful misconduct in acting as a servicer. This indemnification provision shall be reflected in the Transaction Documents for these Storm Recovery Bonds.

The Commission finds and directs that the DEC SPE and the indenture trustee shall not be permitted to waive any material obligations of DEC as transferor or as servicer of Storm Recovery Property without express written consent of this Commission.

Furthermore, it is contemplated that DEC shall act as the servicer for the Storm Recovery Bonds until the Storm Recovery Bonds are fully amortized. If the State of North Carolina or this Commission decides to allow billing, collection, and remittance of the Storm Recovery Charges by a third party supplier within the DEC service territory, such authorization must be consistent with the rating agencies’ requirements, as outlined in the testimony of witness Atkins necessary for the Storm Recovery Bonds to maintain the targeted AAA rating. Tr. vol. 2, 154-55.

The Commission finds and concludes that it is reasonable for DEC to act as initial servicer under the proposed financing transaction, which will reduce risk associated with the proposed securitization, therefore resulting in lower Storm Recovery Charges and greater benefits to ratepayers. Accordingly, this Financing Order requires DEC to act as initial servicer pursuant to the servicing agreement under the proposed financing structure.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NOS. 32-33

The evidence supporting these findings and conclusions is contained in the Securitization Stipulation, the Joint Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding. These findings and conclusions were not contested by any party.

DEC To Be Administrator of the DEC SPE

Under the above-described administration agreement, DEC will perform the administrative duties necessary to maintain the DEC SPE. The appropriate administration fee shall be as set forth in this Financing Order.

DEC’s proposed form of administration agreement provides for a $50,000 annual fee plus out-of-pocket expenses paid to an administrator for performing the services required by the administration agreement. Witness Heath discusses the costs anticipated to be incurred by it in connection with the administration agreement in his testimony. The Commission finds that DEC has demonstrated that this annual fee is necessary to cover any costs to be incurred by DEC in performing services as administrator.

The Commission finds and concludes that it is reasonable for DEC to act as an administrator of the DEC SPE under the proposed financing transaction. Accordingly, this Financing Order requires DEC to act as administrator pursuant to the administration agreement under the proposed financing structure.

In accordance with the Securitization Stipulation, the administration fees collected by DEC or any affiliate acting as the administrator under the administration agreement will be held separately in a regulatory asset or regulatory liability account for the purpose of tracking (as received and incurred) administration fees received by DEC from the DEC SPE and incremental costs incurred by DEC in fulfilling the required functions under the administration agreement. The regulatory asset or liability account established pursuant to this paragraph shall accrue carrying costs at DEC’s net-of-tax WACC and any amounts in excess of DEC’s incremental costs of administering the DEC SPE shall be returned to DEC’s retail customers in its next general rate case. The expenses incurred by DEC or such affiliate to perform obligations under the administration agreement not otherwise recovered through the Storm Recovery Charges will likewise be included in DEC’s cost of service.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NO. 34

Company witness Heath explained that the Company would not realize taxable income from receipt of cash in exchange for the issuance of the Storm Recovery Bonds provided that the transaction were structured in accordance with IRS safe harbor rules described in Revenue Procedure 2005-62. Tr. vol. 2, 140-41. Therefore, the Commission finds it to be just and reasonable for DEC to structure the Storm Recovery Bond transactions in a way that meets all requirements for the IRS’ safe harbor treatment, including that, for federal income tax purposes, the Storm Recovery Bonds be treated as debt of DEC.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NOS. 35-38

The evidence supporting these findings and conclusions is contained in the Joint Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding. These findings and conclusions were not contested by any party.

DEC seeks authorization to collect from its customers, in the manner provided in this Financing Order and/or the Tariffs approved hereby, Storm Recovery Charges in an amount sufficient to provide for the timely payment of principal of and interest on the Storm Recovery Bonds and all other ongoing Financing Costs as described in the Evidence and Conclusions for Finding of Fact Nos. 39-40.

To repay the Storm Recovery Bonds and ongoing Financing Costs, DEC is hereby authorized to implement Storm Recovery Charges to be collected on a per-kWh basis from all applicable customer rate classes until the Storm Recovery Bonds and associated Financing Costs are paid in full. The Storm Recovery Charges are nonbypassable and must be paid by all existing or future retail customers receiving transmission or distribution services from DEC or its successors or assignees under Commission-approved rate schedules or under special contracts, even if the retail customer elects to purchase electricity from an alternative electricity supplier following a fundamental change in regulation of public utilities in this state. See N.C.G.S. § 62-172(a)(13), (b)(3)b.4. In the event there is a fundamental change in the regulation of public utilities, the Storm Recovery Charges shall be collected from retail electric customers in a manner that will not adversely affect the credit rating on the Storm Recovery Bonds.

In summary, the Securitization Statute provides for the recovery of Storm Recovery Costs through Storm Recovery Bonds. Accordingly, to compute the Storm Recovery Charges, DEC first applied the allocation factors to the total first year revenue requirements as presented in witness Abernathy DEC Exhibit 3 in order to allocate the revenue requirements to each customer rate class. These revenue requirements were grossed-up to reflect uncollectible account write-offs and the regulatory fees to arrive at the storm recovery revenue requirements by rate class. Next, the rate was calculated by dividing total revenue requirements for each customer rate class by the effective kWh sales forecast for each customer rate class.

DEC applied the allocation factors to the customer rate classes in the manner in which these costs or their equivalent costs were allocated in the cost-of-service study approved in the DEC Rate Case, as required by the Securitization Statute. DEC used the allocation factors as well as the sales forecast (based on the 2021 retail sales forecast filed in the Company’s most recent Integrated Resource Plan) to calculate the proposed initial Storm-Recovery Charge per kWh by customer rate class. The resulting Storm Recovery Charges were then set forth in proposed Tariffs, as shown in witness Byrd’s Exhibit 2.

DEC submitted the True-up Mechanism, which is a formula-based mechanism as described in N.C.G.S. § 62-172(b)(3)b.6., used to calculate, and adjust from time to time, the Storm Recovery Charges for each customer rate class. DEC supported the Joint Petition with the testimony of witness Angers, who provided the True-up Mechanism to determine the Periodic Payment Requirement (defined further below) to be recovered from the Storm Recovery Charge. This True-up Mechanism is attached as Appendix B.

DEC also submitted with its Joint Petition the supporting testimony of witness Byrd with respect to allocation of these periodic costs and the computation of the Storm Recovery Charges for each customer rate class for DEC. As discussed in the testimony of witness Abernathy and shown in Abernathy DEC Exhibits 1-4, DEC computed the estimated Storm Recovery Charges, as described in N.C.G.S. § 62-172(a)(13).

The Commission hereby finds that the cost allocation formula described in DEC’s testimony and embedded in the True-up Mechanism is consistent with N.C.G.S. § 62-172(b)(3)b.6. and is reasonable.

In the event DEC chooses to issue Storm Recovery Bonds to a grantor trust or another SPE, as described in Finding of Fact 25, then as previously stated the obligations of customers of DEC to pay relevant Storm Recovery Bonds shall not be joint and several with customers of DEP; accordingly, each Storm Recovery Charge for DEC customers shall only be adjusted pursuant to the True-up Mechanism to ensure the collection of amounts sufficient to pay principal of, interest on and other ongoing Financing Costs related to the DEC SPE’s Storm Recovery Bonds.

In N.C.G.S. § 62-172(k), the State pledges to and agrees with the bondholders, the owners of Storm Recovery Property, and other financing parties that the State and its agencies, including this Commission will not do any of the following: (1) alter the provisions of the Securitization Statute, which authorize this Commission to create an irrevocable contract right or chose in action by the issuance of this Financing Order irrevocable binding, or nonbypassable charges, to create Storm Recovery Property, and make the Storm Recovery Charges imposed by this Financing Order; (2) take or permit any action that impairs or would impair the value of Storm Recovery Property or revises the Storm Recovery Costs for which recovery is authorized; (3) in any way impair the rights and remedies of the bondholders, assignees, and other financing parties; or (4) except for changes made pursuant to the True-up Mechanism, reduce, alter, or impair Storm Recovery Charges that are to be imposed, billed, charged, collected, and remitted for the benefit of the bondholders, any assignee, and any other financing parties until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the related Storm Recovery Bonds have been paid and performed in full.

This Commission anticipates stress case analyses, as described in witness Atkins’ testimony, will show that the broad-based nature of the True-up Mechanism under N.C.G.S. § 62-172(b)(3)b.6. and the State Pledge under N.C.G.S. § 62-172(k), will serve to minimize credit risk associated with the Storm Recovery Bonds (i.e., that sufficient funds will be available and paid to discharge the principal and interest when due).

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NOS. 39-40

The evidence supporting these findings and conclusions is contained in the Joint Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding. These findings and conclusions were not contested by any party.

DEC submitted as Byrd DEC Exhibit 2 a proposed Tariff to impose the Storm Recovery Charge. Pursuant to N.C.G.S. § 62-172(d)(1), the tariffs must “explicitly reflect that a portion of the charges on [each customer’s] bill represents Storm Recovery Charges approved in a Financing Order issued to the public utility and, if the Storm Recovery Property has been transferred to an assignee, must include a statement to the effect that the assignee is the owner of the rights to Storm Recovery Charges and that the public utility or other entity, if applicable, is acting as a collection agent or servicer for the assignee.” In addition, the “tariff applicable to customers must indicate the Storm Recovery Charge and the ownership of the charge.” N.C.G.S. § 62-172(d)(1).

The Commission finds that the form of DEC’s proposed Tariff introduced into evidence as Byrd DEC Exhibit 2 and attached to witness Byrd’s testimony includes the required language necessary to effectuate N.C.G.S. § 62-172(d) and is hereby approved.

In addition, and in accordance with N.C.G.S. § 62-172(d)(2), the Commission determines that DEC’s applicable Storm Recovery Charge must be recognized as a separate line item on retail customer bills entitled Storm Securitization Charge and include both the rate and the amount of the charge. Moreover, all electric bills issued by DEC must state that, as approved in a financing order, all rights to the Storm Recovery Charge are owned by the DEC SPE and that DEC is acting as collection agent or servicer for the DEC SPE.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NO. 41

The evidence supporting these findings and conclusions is contained in the Joint Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding. These findings and conclusions were not contested by any party.

Pursuant to N.C.G.S. § 62-172(b)(3)b.6., the servicer of the Storm Recovery Property will file for standard true-up adjustments to the Storm Recovery Charges at least semi-annually to ensure Storm Recovery Charge collections are sufficient to provide for the timely payment of the principal of and interest on the Storm Recovery Bonds and of all of the ongoing Financing Costs payable by the DEC SPE in respect of Storm Recovery Bonds as approved under this Financing Order. This required periodic payment of all such amounts will also include deficiencies on past due amounts for any reason for a series of Storm Recovery Bonds.

Pursuant to N.C.G.S. § 62-172(b)(3)b.6., this Financing Order must include a formula-based true-up mechanism for making expeditious periodic adjustments in the Storm Recovery Charges that retail customers are required to pay pursuant to this Financing Order and for making any adjustments that are necessary to correct for any overcollection or undercollection of the charges or to otherwise ensure the timely payment of the Periodic Payment Requirement (as defined below).

Consistent with Section N.C.G.S. § 62-172(b)(3)d., DEC proposed to file with the Commission at least semi-annually (and at least quarterly beginning 12 months prior to the last scheduled payment date for the latest maturing tranche of a series of Storm Recovery Bonds) a letter applying the formula-based True-up Mechanism and, based on estimates of consumption for each rate class and other mathematical factors, requesting Commission approval to make the necessary adjustments.

In addition to the semi-annual true-up adjustments, DEC proposed that the servicer of the Storm Recovery Property also be authorized to make optional interim true-up adjustments at any time and for any reason in order to ensure the recovery of revenues sufficient to provide for the timely payment of Periodic Payment Requirement.

The Commission accepts the Company’s true-up proposals as reasonable, and finds that it is just and reasonable that DEC adhere to the following requirements:

After issuance of Storm Recovery Bonds on behalf of DEC, the servicer will submit at least semi-annually (and at least quarterly beginning 12 months prior to the last scheduled final payment date of the last maturing tranche of a series of Storm Recovery Bonds) a letter in this docket for Commission review, as described in N.C.G.S. § 62-172(b)(3)d., and in the form attached hereto as Appendix B.

The True-up Adjustment Letter will apply the formula-based True-up Mechanism described herein and in Appendix B to this Financing Order for making expeditious periodic adjustments in the relevant Storm Recovery Charge to correct for any overcollection or undercollection of the charges or to otherwise ensure the timely payment of the Periodic Payment Requirement for each series of Storm Recovery Bonds.

The “Periodic Payment Requirement” will be composed of the following components for each collection period: (i) the payments of the principal of and interest on the Storm Recovery Bonds issued by the DEC SPE, in accordance with the expected amortization schedule, including deficiencies on past-due principal and interest for any reason, (ii) ongoing Financing Costs payable during the collection period and the costs of funding and/or replenishing the capital subaccount and any other credit enhancements established in connection with the Storm Recovery Bonds and other related fees and expenses.

The first Periodic Payment Requirement established through the Issuance Advice Letter procedures may be calculated based upon a set of collection periods greater or less than twelve collection periods. Notwithstanding the foregoing, in the event that any Storm Recovery Bonds are outstanding following the last scheduled payment date for the tranche of the latest maturing series of Storm Recovery Bonds, the Periodic Payment Requirement will be calculated so that collections are sufficient to make all payments on those Storm Recovery Bonds, and in respect of Financing Costs, no later than the immediately following payment date.

Along with each True-up Adjustment Letter, the servicer shall provide workpapers showing all inputs and calculations, including its calculation of the Storm Recovery Charge by customer rate class. Pursuant to N.C.G.S. § 62-172(b)(3)d., the Commission, upon the filing of a True-up Adjustment Letter made pursuant to this Financing Order, shall render an administrative approval of the request or inform the servicer of any mathematical or clerical errors in its calculation as expeditiously as possible, but no later than 30 days following the servicer’s true-up filing. Notification and correction of any mathematical or clerical errors shall be made so that the true-up is implemented within 30 days of the servicer’s true-up filing. If no action is taken within 30 days of the filing of the True-up Adjustment Letter, the true-up calculation shall be deemed approved. Upon approval or the passage of 30 days without notification of a mathematical or clerical error, no further action of this Commission will be required prior to implementation of the true-up.

To ensure adequate Storm Recovery Charge collections and to avoid large overcollections and undercollections over time, the Commission directs that the servicer shall reconcile Storm Recovery Charges using DEC’s most recent forecast of electricity deliveries (i.e., forecasted billing units and Commission-approved customer class allocations) used for all corporate purposes and DEC’s estimates of related expenses. Each periodic true-up adjustment should ensure that Storm Recovery Charge collections are sufficient to meet the Periodic Payment Requirement. The calculation of the Storm Recovery Charges will also reflect both a projection of uncollectible Storm Recovery Charges and a projection of payment lags between the billing and collection of Storm Recovery Charges based upon DEC’s most recent experience regarding collection of Storm Recovery Charges.

The Commission hereby approves the True-up Mechanism and determines that each True-up Adjustment Letter shall be based upon the cumulative differences, regardless of the reason, between the Periodic Payment Requirement (including scheduled principal and interest payments on the Storm Recovery Bonds) and the amount of Storm Recovery Charge collections and estimated Storm Recovery Charge collections to the indenture trustee.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NOS. 42-46

The evidence supporting these findings of fact is found in the Joint Petition, the testimony and exhibits of Company witnesses Heath and Atkins; the testimonies of Public Staff witnesses Klein, Sutherland, Heller, Abramson, Maher, Schoenblum, Fichera, and Moore; and the entire record in this proceeding.

DEC’s Joint Petition states that the Securitization Statute does not contemplate Commission involvement in the bond issuance process following granting of a financing order, but that in some public utility bond offerings, state utility commission have elected to or have been statutorily required to participate in the bond issuance process. Joint Petition at 16-17. Therefore, DEC proposed, to the extent the Commission so chose, to provide a designated Commissioner or Commission Staff member with timely information to allow for the designee’s participation in the actual structuring, pricing, and issuance of the Storm Recovery Bonds. Id.

The position of the Public Staff, as explained in the testimony of its witnesses Klein, Sutherland, Heller, Abramson, Maher, Schoenblum, Fichera, and Moore, was that a bond team should be established consisting of the Company and its consultant, the Public Staff and its consultant, and the Commission with a designated Commissioner and the Commission’s consultant and counsel. The Public Staff’s opinion was that the bond team should work together and make all decisions as to the following: the structuring, marketing, and pricing of the Storm Recovery Bonds; the selection of the underwriters; and the approval of the Transaction Documents. Finally, the Public Staff proposed that a designated Commissioner should have final decision-making authority on all matters considered by the bond team.

In rebuttal, the Company rejected the Public Staff and its consultants’ bond team proposal and argued that it was “extraordinary” and “unprecedented.” Witness Heath first explained that the Company has many years of experience in issuing long-term debt to both public and private investors, and that the Company has been successful in doing so. Tr. vol. 1, 71. In his opinion, the storm recovery bonds proposed for issuance were not materially different from other long-term debt issuances by the Company, and he rejected the Public Staff’s notion that the Company would not have its customers’ best interests in mind when structuring, marketing, and pricing the Storm Recovery Bonds. Id. at 72. He further testified that the Company is capable of managing the issuance of the Storm Recovery Bonds and competently and is willing to certify that such bonds would be issued in a manner consistent with the Statutory Cost Objectives contained in the Securitization Statute. Id. at 73.

Company witness Heath testified that none of the prior bond issuances by Duke Energy and its electric company subsidiaries have been subject to the direct and active supervision of a state regulatory commission, except for the 2016 securitization transaction by DEF. Tr. vol. 1, 71. He testified all financing transactions related to DEC and DEP in particular have been preliminarily approved by this Commission prior to issuance pursuant to the requirements of N.C.G.S. § 62-160 et seq. Id. He also testified none of the issuances have been subject to the direct and active supervision of intervenors. Id. Further, witness Heath observed that in every instance, the interest and fees associated with these long-term debt issuances have been flowed through to Duke Energy’s customers as part of the ratemaking process. Id.

Witness Heath testified that the Companies believe that a continuing and co-equal role for an intervenor such as the Public Staff is problematic and unprecedented in the circumstances, in addition to raising issues around the scope of the Public Staff’s statutory authority. Id. at 70. The Public Staff is an intervenor in this North Carolina proceeding, and to his knowledge, there had never been an intervenor on a securitization bond team. Id. at 80-81. Witness Heath further explained that he was not aware of any North Carolina law or rule that allows the Public Staff and other intervenors to directly participate in a utility’s day to day activities such as bond issuances, and that it was not common North Carolina regulatory practice for even the Commission, let alone an intervenor such as the Public Staff, to be involved in a utility’s day to day activities or have decision-making authority over such activities. Id. at 89-90.

Witness Heath testified that in order to assist the Commission in evaluating the final terms of the transaction and whether or not the statutory cost objectives were in fact met, the Company proposes an Issuance Advice Letter process which would include certifications from the Company as to the satisfaction of Statutory Cost Objectives, and which would give the Commission final authority over the issuance of the Storm Recovery Bonds. Id. at 75

Witness Heath on rebuttal testified that the Public Staff consultants, Saber Partners, recommended that the Commission take the following actions, many of which the Companies oppose: (1) incorporate into its Financing Orders the “best practices” outlined by the Public Staff consultants Saber Partners, including (a) creation of a post-Financing Order and pre-bond issuance review process, (b) provisions in a Financing Order that are designed to achieve the Lowest Charge Standard, (c) retention of an independent financial advisor and/or counsel to take part actively in all aspects of the structuring, marketing, and pricing of the Storm Recovery Bonds; (2) require certifications from the Companies, the lead underwriters, and the Public Staff consultant Saber Partners that the structuring, marketing, and pricing of Storm Recovery Bonds in fact achieved the lowest Storm Recovery Charges consistent with market conditions at the time of pricing and the terms of the Financing Order; and (3) approve oversight by the Commission, the Public Staff and its consultant through their participation on a bond team that has joint decision-making authority with the Companies on all matters related to the structuring, marketing, and pricing of the Storm Recovery Bonds. Tr. vol. 1, 77-83.

Witness Heath on rebuttal testified that many of the Public Staff’s recommended “best practices” have already been incorporated into the Companies’ proposed Financing Orders, as they were practices utilized in the DEF transaction. Id. at 79. However, he testified some additional “best practices” recommended by witness Schoenblum were not present in the DEF transaction, and the Companies believe the omitted practices are not appropriate for the Companies’ transactions in these dockets. Id. He further testified that some of these “best practices” do not adhere to the statutory framework of the Securitization Statute and deviate from standard North Carolina regulatory practices. Id.

Witness Heath explained that under federal securities law, DEC and DEP will be the issuers of the underlying bonds in this instance and as such will have all the obligations under the federal securities laws with regard to such issuances. Id. at 90. To the extent the Public Staff and its consultants or other intervenors remain actively involved in the structuring, marketing, and pricing of bonds, the Companies have concerns about how such involvement might affect their potential liabilities under the securities laws and to what extent such activities could expose the Public Staff and other intervenors, now or in the future, to potential liability. Id. at 90-91.

Company witness Heath testified that while the Commission and the State of North Carolina have ongoing obligations pursuant to the Securitization Statute, including to support the true-up mechanism and to uphold the state pledge, the intervenors have no such obligations or authority. Id. at 95.

Next, witness Heath testified that neither the Public Staff nor its consultant has any explicit legally binding fiduciary duty to DEC and DEP’s customers, and explicitly stated that the Public Staff and its consultant do not have the legal right to be joint decision-makers in any securities offering of a public utility, including this type of securities offering. Id. at 93-94. He pointed to the 2016 DEF transaction to support his position that the Public Staff’s proposal was extraordinary and unprecedented. He explained that in the 2016 DEF Transaction, the bond team did not have joint decision-making authority with DEF, only a designated representative from DEF and a designated representative of the Commission were joint decision makers. Id. at 100.

Witness Heath did agree, however, that the Companies were willing to adopt the DEF bond team model if the Commission so decided, employing a bond team comprising the Companies, their advisor(s) and counsel, and a designated Commissioner or member of Commission staff, including any independent consultants or counsel hired by the Commission to ensure that the structuring, marketing, and pricing of the Storm Recovery Bonds will achieve the Statutory Cost Objectives. Tr. vol. 1, 103-04. Under this model, and similar to the DEF transaction, a designated representative of the Companies and a member of the Commission or Commission staff, as a designated representative of the Commission, would be joint decision makers in all aspects of structuring, marketing, and pricing of the Storm Recovery Bonds including on hiring decisions for the underwriters, except for those recommendations that in the sole view of the Companies would expose either Company or any SPE issuer to liability. Id. at 104.

Also on rebuttal, Witness Heath testified that while the Public Staff should not be a formal member of the bond team, the Companies are not opposed to the underwriters or the Public Staff and its consultants being invited to join all bond team meetings in an advisory capacity. He testified discussion among the bond team, the underwriters, and Public Staff will allow for multiple voices and suggestions about the best way to structure, market, and price the Storm Recovery Bonds. Id. at 105.

Company witness Atkins on rebuttal testified that he is not aware of, and the Public Staff consultants have not presented any evidence of, any previous utility securitization transaction sponsored by an investor-owned utility where an intervenor was a member of a post-financing order bond team, or any case where an intervenor had “co-equal” or “joint” decision-making authority with designated representatives of the commission and the sponsoring utility. He testified for this reason, and the reasons articulated in Company witness Heath’s testimony, he did not recommend such an unprecedented arrangement. Tr. vol. 2, 182.

Public Staff Witness Rebecca Klein, an advisor for Saber Partners, testified that utility customers have the potential to realize meaningful savings if specific actions, practices and processes are undertaken through the life cycle of stages of a Ratepayer-Backed Bond (RBB) program. She noted that adherence to the lowest cost standard benefits the ratepayers, at no cost to the utility. Texas completed three RBB transactions during her tenure as a commissioner of the Public Utility Commission of Texas (PUCT) for approximately $2.5 billion. Tr. vol. 2, 89. She testified that the practices that the PUCT undertook resulted in an average ratepayer savings for the three transactions of $23 million nominal and $17 million net present value, as compared to the pricing of other RBBs issued during the same time frame. Tr. vol. 2, 68.

Witness Klein opined that it is important to ensure ratepayer interests are represented at every stage of the transaction. She described how the PUCT was actively engaged in implementing the terms, conditions and provisions of each phase of the transaction process, i.e. the structuring of the bond; the marketing of the bond; and the pricing of the bond. She testified that in order to engage the utility, underwriters, and investors effectively, the PUCT was supported by the special expertise of its financial advisor. Id. Witness Klein testified that in Texas, the PUCT was a joint-decision-maker with the sponsoring utility in all matters relating to the structuring, marketing, and pricing of the securitized bonds. Id.

Witness Klein concluded by stating that maximizing the chance of a collaborative and collegial process rests on the Commission clarifying that the ultimate decision-making authority for all aspects of structuring, marketing, and pricing the proposed bonds rests with a designated member of the Commission. Tr. vol. 2, 94. In addition, the Commission should be clearly dedicated to having the day-to-day decision-making rest with an ensemble that includes a designated Commissioner, Commission Staff, the Public Staff and their respective consultants, as well as the Companies. Id. at 94-95.

In response to questions from Chair Mitchell, witness Klein testified the Texas Office of Public Utility Counsel was not on the bond team because the PUCT already had ratepayer interests represented in the Commission. Ms. Klein testified that the PUCT is authorized to represent ratepayers and not just regulated utilities. Id. at 113.

Public Staff Witness Sutherland focused on the quantitative analysis of structuring and pricing decisions. By comparing past RBB pricings both with and without “best practices,” his testimony demonstrated the importance of having on the bond team expert representation on behalf of the ratepayer. Tr. vol. 3, 148.

Witness Sutherland explained that there are two major ways the bond issuer has some ability to affect the amount of additional ratepayer savings resulting from a well-executed securitization financing. Tr. vol. 3, 150. The first is the interest rate on the bonds, and the second is the structure of the financing. Decisions on structure might include the maturity or weighted average life of the bonds and the number and size of tranches or series of bonds. Id. Both the interest rate and the structure are determined as part of the pricing process of bond issuance. Id. Consequently, the extent to which the pricing process results in savings is determined by the efforts of the bond team prior to and at the time of pricing. Id.

Public Staff witness Sutherland agreed with counsel for the Companies that none of his exhibits demonstrating interest rate savings on transactions that utilized the Public Staff consultant’s recommended best practices - such as joint decision-making authority - included transactions where a state consumer advocate or state agency, other than a utilities commission, was a decision-maker. Tr. vol. 3, 181.

Public Staff witness Heller opined that in his personal experience ratepayers’ interests are best served when independent advisors are involved directly in overseeing the structuring process. Tr. vol. 3, 178-79. He testified that the lowest cost to the ratepayer may not be the desired structure for the underwriters. Id. at 179. He testified that with longer maturities, like 10-, 15-, or 20-year scheduled final maturities, even one basis point difference in the interest rate on the bonds can be significant. Id.; see also Heller testimony, Tr. vol. 3, 251.

Public Staff witness Barry Abramson gave his opinion that the Public Staff and its independent consultant should be a full and equal participant on the bond team. Tr. vol. 4, 142. He testified the principal and interest on ratepayer-backed bonds are the direct obligation of the ratepayers, and not an obligation of the utility that benefits from the proceeds of the bond sale. Id.

Witness Abramson testified that using an independent financial advisor, acting solely in the interest of ratepayers, would result in the greatest possible savings to ratepayers and should satisfy the goals of the Commission and the Public Staff.

Tr. vol. 4, 142. He testified that the independent advisor is not a beneficiary of the bond offering, and thus can be truly independent. Id. at 123.

Public Staff witness Brian Maher testified that a key concept for the Commission to consider is whether or not the parties involved have a fiduciary relationship to their client, as opposed to Companies, underwriters, or advisors acting primarily in their own financial interests. Tr. vol. 3, 274. He testified that a service provider that has a fiduciary responsibility to its client commits to act in the client’s best interest to the exclusion of any contrary interest. Id. at 275. He noted that the Company had acknowledged in response to the Public Staff’s data request that its own structuring advisors, Guggenheim Securities and Atkins Capital, do not have a fiduciary relationship with the Company.

Mr. Maher testified that underwriting agreements prepared by counsel for underwriters now typically include a specific declaration that the underwriters have no fiduciary relationship with the issuer. He stated that the Company shares this understanding, confirming in a response to a Public Staff data request that underwriters do not have a fiduciary relationship to issuers. Id. Instead bond underwriters will typically propose an offering process whereby the underwriters use their “professional judgment” in establishing price guidance and change that price guidance “solely in their professional judgment.” Id. at 280-81. He testified that pricing is arguably the most important component of offering securities in the market. Id. at 281.

Mr. Maher testified that in contrast to the Company’s structural advisors and the underwriters for the Storm Recovery Bonds, in its role as financial advisor to the Public Staff, Saber Partners considers itself to have a fiduciary duty to North Carolina ratepayers. Id. at 284.

Witness Maher testified that the proposed Storm Recovery Bond transaction is different from normal corporate debt issues in which the issuer has a direct interest in minimizing the cost of the transaction in order to maximize economics for its shareholders. Id. at 285. He testified that while he does not doubt the Companies would desire that their ratepayers incur low Storm Recovery Charges, the Companies’ main motivation is to receive the debt proceeds in a timely, efficient manner. Id. at 286. Therefore, the Companies do not share the same incentives to achieve the lowest overall cost of funds. Id. Witness Maher testified that it is left to the Commission and the Public Staff to ensure that ratepayers achieve the benefit of the lowest overall cost of funds for the bonds and the lowest Storm Recovery Charges consistent with market conditions at the time the bonds are priced. Id. Witness Maher testified that the Commission and Public Staff need to be fully involved in working in a cooperative way with the Companies and the Companies’ advisors to achieve that objective. Id. at 287-88.

Public Staff witness Maher testified that a bond team for the proposed Storm Recovery Bond issue should consist of the Companies, the Companies’ advisor (provided such advisor is not one of the banks acting as underwriter for the transaction), the Commission, either directly or through a designated Commissioner, the Public Staff, and their independent advisors and counsel. Id. at 294-95. He testified that it is very important for the lead Commission representative to be closely involved in the project. Id. at 295. He explained that there are many complexities, and this is probably not the type of work that Commissioners undertake on a regular basis. Id. He testified that it is important that the Bond Advisory Team operate independently and entirely in the interest of the ratepayers and not include any of the underwriting banks, due to their inherent conflict of interest. Id.

Public Staff witness Hyman Schoenblum testified that since ratepayers are effectively the ones who will repay the debt to bondholders, the Commission should ensure that their interests are best served through enhanced regulatory oversight. Tr. vol. 3, 367. He testified that the most efficient manner to achieve these goals is through a bond team that includes all participants, including the Public Staff, its independent consultant and the Commission. Id.

Witness Schoenblum testified that in 2015, DEF filed a petition and related testimony for the securitization of $1.3 billion to recover the costs of a retired nuclear plant. In that proceeding, the parties, including DEF, reached a stipulation for the creation of a bond team, including an independent financial advisor, to work collaboratively with the commission staff and DEF toward a successful bond issuance. Id. at 323. He testified the bond team approach resulted in a highly praised bond offering for DEF, which yielded significant savings to ratepayers. Id. In the DEF RBB transaction, he was able to observe first-hand the benefits of the collaborative process and its impact on the final results on a successful offering. Id. He testified that this process also worked well in other states. Id.

Public Staff witness Schoenblum testified that another reason the Commission and Public Staff involvement is necessary after the issuance of the Financing Order is that the interests of underwriters are fundamentally adverse to the interests of ratepayers. Id. at 328-29. Underwriters will want to negotiate for relatively high rates of interest so that the bonds can be sold with the least effort, satisfying the desires of their investors for high interest rates relative to competing investments. Id. Underwriters will also negotiate aggressively for the highest possible underwriting fees. Id. There is nothing inherently wrong about this process. It is part of a “market system” where each participant acts in his or her own economic interest. Id.

Witness Schoenblum testified that the commissions in Florida, Texas, New Jersey, West Virginia, Ohio, and Louisiana have been actively involved in the structuring, marketing and pricing of ratepayer-backed bonds. Id. at 335. He testified the degree of involvement and success has varied, but involvement in a post-financing order/pre-bond issuance review process is consistent. Id.

Witness Schoenblum testified that when commissions in other states have applied a lowest securitized charge standard, they often have required to take into account not only decisions related to structuring and pricing, but also decisions related to marketing the Ratepayer-Backed Bonds. Id. at 340. Examples include the 2016 Florida transaction for DEF, the 2007 Florida transaction for Florida Power & Light Company, the 2007 and 2009 West Virginia transactions for Monongahela Power Company and for the Potomac Edison Company, and the three Texas transactions described in witness Klein’s testimony. Id.

Witness Schoenblum further testified that the Companies have little or no experience in issuing securitized RBBs. Id. at 350. Their sister utility, DEF, has done one transaction. Id. He testified that this heightens the benefits of a continuing and collaborative process with the Commission, Public Staff and its experienced financial advisor after the Financing Order is issued. Id.

Witness Fichera testified that the Public Staff Saber Partners team of witnesses with decades of experience all agree that RBBs are unique transactions and require certain best practices to achieve the lowest cost to the customer. Tr. vol. 3, 261. Their experience says that three simple “best practices” should be followed to achieve the lowest Storm Recovery Charges for ratepayers: (i) ratepayer representation, (ii) a clear decision-making standard, and (iii) independently verified written certifications. Id.

As to ratepayer representation, Public Staff witness Fichera testified that all top-rated securities, even AAA-rated securities, do not price the same. Id. at 357. He testified that nothing is automatic in the capital markets except that self-interest rules. Id. at 262. As with any publicly offered securities, the underwriters will represent their own economic interests, and the Companies will represent their own interests. Id. He testified that unless the Commission acts to create a process involving the Public Staff and the Commission, the results are likely to be skewed against ratepayers’ interests. Id. He testified that this will affect the pricing, the transaction documents, and every aspect of the transaction. Id.

Witness Fichera testified that a clear decision-making standard is critical. Id. at 256. He testified that the standard should be the best possible deal for ratepayers at the time of pricing, the lowest possible cost of funds that maximizes present value savings to customers. Id. at 263. He testified that anything less allows for less-than-optimal results. Id. at 257, 263. He testified without a lowest cost, best price present value standard, there is little incentive for any additional effort and hard work, as the bonds can be priced very quickly and move on. Id.

Public Staff witness Fichera testified that the simple facts are that unless a market participant negotiates hard on its own behalf with Wall Street, across the table from those sophisticated and large investors with differing views, that market participant will leave substantial amounts of money on the table. Id. at 263-64. He testified that the underwriters and investors want the best deal for themselves. Id. Other market participants must negotiate equally hard and be equally diligent to arrive at a fair transaction that achieves the lowest cost to ratepayers and is fair value to the investor. Id. Witness Fichera testified that without a clear standard and negotiating position that includes potential for the issuer and ratepayer representatives saying “no” when evaluating offers, underwriters and investors will have the negotiating leverage to dictate a final cost to ratepayers. Id.

Witness Fichera concluded by stating these best practices were successfully implemented for the benefit of DEF ratepayers on a similar transaction, and North Carolina ratepayers deserve no less. Id. at 265.

Public Staff witness William Moore testified that as a former CFO and CEO of Westar Energy, he supports the need for a bond team as it is the right thing to do for ratepayers. Tr. vol. 3, 389. He testified that it is a good business practice, and common sense, that the party directly responsible for repaying the bonds (ratepayers) should be “at the negotiating table” throughout the many steps in structuring, marketing, and pricing the Ratepayer-Backed Bonds. Id. at 390.Witness Moore testified that his 33-year experience with Wall Street on many securities offerings has shown him it is not always wise to rely solely on the underwriters’ “professional judgement” when pricing bonds. Id. at 391. He testified that for RBBs, ratepayer representatives should have eyes and ears on what the underwriters are saying to and hearing from potential investors before floating “price talk.” Id.

Witness Moore also explained that the structuring, marketing, and pricing of Ratepayer-Backed Bonds are more complex than that of “plan vanilla” utility bonds, such as first mortgage bonds. Id. at 379.

Both Public Staff and DEC witnesses testified as to the success of the DEF $1.3 billion nuclear retirement securitization. Company witness Heath acknowledged that the bond team process was very successful, and the bonds were oversubscribed by investors. Witness Heath testified there were five successful investor road shows with full participation by the DEF bond team. The DEF bond team consisted of DEF, DEF’s advisor, a representative of the Florida Public Service Commission (FPSC), and FPSC’s financial advisor. FPSC’s financial advisor in that transaction was Saber Partners, which also serves as the Public Staff’s consultant in this matter.

The Companies argue that Public Staff involvement is not needed because the Companies have experience with issuing first mortgage and other bonds. The Commission concludes that issuance of securitization bonds differs from issuance of other bonds. The interest paid on first mortgage bonds and other long-term debt bonds only go into the customer rates after each specific bond issuance becomes part of a company’s capital structure in a general rate case. Whether such costs are fully recovered in rates depends both on their being found to be reasonable and prudent, as well as on DEC’s efficient management. In contrast, ratepayers will be wholly responsible for paying for the costs of the Storm Recovery Bonds through a nonbypassable charge on their bills. Therefore, although the Companies have extensive experience issuing securities and debt instruments, the Commission concludes that it is just and reasonable to provide for participation in the issuance of these ratepayer-backed securities by parties representing different viewpoints.

Moreover, since this will be the first securitized issuance under the Securitization Statute, it is appropriate for the Commission, DEC, and the Public Staff to develop a thorough understanding of the process for pricing, marketing, and structuring storm recovery bonds, in order to best protect ratepayers.

The Commission concludes, based upon all the evidence, that an advisory body shall be established consisting of DEC, the Commission, the Public Staff, and any designated staff of or consultant to DEC, the Commission, and the Public Staff (the Bond Advisory Team). The Bond Advisory Team shall have the role and responsibilities set forth hereafter in this Financing Order.

DEC will have the responsibility for all decisions regarding the structuring, marketing, and pricing of the Storm Recovery Bonds, with input and advice from the other members of the Bond Advisory Team. In the event DEC and DEP issue Storm Recovery Bond in a combined transaction as described in Finding of Fact 25, then it is reasonable and appropriate for DEC and DEP to make decisions jointly regarding the structuring, marketing, and pricing of the Storm Recovery bonds and for the Bond Advisory Team in such case to consist of DEC and DEC’s designated advisor(s); DEP and DEP’s designated advisors; the Commission, designated Commission staff, and the Commission’s consultant; the Public Staff and the Public Staff’s consultant.

The Commission declines to give the Public Staff and its consultants a role as decision-makers on the Bond Advisory Team. As the Public Staff has noted, it has an important statutory duty and responsibility under N.C.G.S. § 62-15(d) to intervene—as it has done in this docket—on behalf of the using and consuming public in all Commission proceedings affecting the rates or service of any public utility. The Public Staff has a special role to advocate for and protect ratepayers. However, the Company correctly notes that the Public Staff has no statutory duty or express authority to make decisions on behalf of public utilities. In its discretion, the Commission declines to invest the Public Staff with decision-making authority under N.C.G.S. § 62-172(b)(3)b.12. The Commission deems it more consistent with the Public Staff’s unique and critical role in the regulation of public utilities in North Carolina for the Public Staff to provide independent input and analysis with respect to issuance of the Storm Recovery Bonds and SRB Securities. A letter from the Public Staff’s consultant as to whether the structuring, marketing, and pricing of the Storm Recovery Bonds and any SRB Securities achieved the lowest Storm Recovery Charges consistent with prevailing market conditions at the time of pricing, and the terms of this Financing Order, along with a report of any action or inaction which the Public Staff’s consultant believes caused the transaction or transactions not to achieve the lowest Storm Recovery Charges protections will assist the Commission in determining whether the best interests of ratepayers are being served by issuance of the Storm Recovery Bonds and any SRB securities.

For a similar reason, the Commission declines to take a decision-making role on the Bond Advisory Team. In contested proceedings such as this one, the Commission decides matters that are brought before it in the form of motions by the parties. The Commission understands that in the final weeks and days before the Storm Recovery Bonds are issued, important decisions may need to be made in a short time frame. After the Storm Recovery Bonds are priced and DEC files the Issuance Advice Letter, the Commission has only until noon on the third business day after pricing in order to determine whether the proposed issuance complies with this Finance Order. In order that the Commission may respond in a timely and informed manner, the Commission may choose to participate on the Bond Advisory Team through any or all of the following: a designated Commissioner or Commissioners, designated Commission Staff, outside counsel, or a financial consultant. The Commission’s participation in the Bond Advisory Team will not involve formal decision-making. Rather, the Commission will remain apprised of the pricing, structuring, and marketing of the Storm Recovery Bonds through the Bond Advisory Team.

The Commission is authorized to receive outside expert assistance under N.C.G.S. § 62-172(a)(6)f. By requiring its consultant to certify that the structuring, marketing, and pricing of the Storm Recovery Bonds and any SRB Securities achieved the lowest Storm Recovery Charges consistent with prevailing market conditions at the time of pricing, and the terms of this Financing Order, the Commission will have a neutral expert report to inform its final decision.

In order for the Bond Advisory Team to perform its duties and to participate fully and in advance regarding all aspects of structuring, marketing, and pricing the Storm Recovery Bonds, DEC must provide the entire Bond Advisory Team with timely information. DEC must invite the entire Bond Advisory Team to participate in Bond Advisory Team meetings. The Bond Advisory Team must be given an opportunity to review and comment on all aspects of the structuring, pricing, and marketing of the Storm Recovery Bonds including without limitation the selection and retention of underwriters and other transaction participants; the terms of all Transaction Documents, the length of the bond terms, the interest rates of the bonds, the capitalization of the bonds, the transaction structure, the issuance strategy, pricing strategy, appropriate credit enhancements, and the credit rating process. It is reasonable and appropriate for DEC to have the sole right to select all counsel and advisors for DEC and the DEC SPE.

The Company has expressed concerns about their potential legal exposure as a result of the Bond Advisory Team’s activities. Company witness Heath stated in his rebuttal testimony that the Companies have concerns about federal securities law liability should the Public Staff and its advisors remain actively involved in the structuring, marketing, and pricing of the bonds. On cross-examination witness Heath testified that no SEC litigation has resulted from the DEF 2015 securitization proceeding and witness Atkins testified he knew of no SEC litigation arising out of the 25 securitizations proceedings in which he was previously involved. The Commission concludes that the Companies have failed to provide credible and probative evidence as to the possibilities of SEC litigation or that a Bond Advisory Team would increase the possibilities of SEC litigation. The Public Staff, their consultant, designated Commission staff, and the Commission’s consultant are not agents of the Companies; they are not issuers, sponsors, or depositors of the Storm Recovery Bonds or any SRB Securities that may be issued. Rather, their role is to be independent of the Companies. Therefore, concerns about compliance with securities laws is not a sufficient reason to prevent them from fulfilling their roles on the Bond Advisory Team as set out in this Financing Order.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NO. 47

The evidence supporting these findings and conclusions is contained in the Joint Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

In their Joint Petition, the Companies proposed an Issuance Advice Letter process whereby DEC and DEP certify that the structuring, marketing, and pricing of the storm recovery bonds fully satisfy the Statutory Cost Objectives, with the Commission having the final say on whether the transaction is consummated or not. See Joint Petition Exhibits B and C, at Appendix C, Attachment 8.

Public Staff consultants requested that the Commission require certifications from the underwriters, the Companies, and the Public Staff’s consultants as to action taken to achieve the lowest costs of funds and the lowest Storm Recovery Charges under market conditions at the time of pricing. Tr. vol. 3, 230-38, 340-43. In support of their proposal, and as discussed above in connection with the Evidence and Conclusions for Findings of Fact Nos. 41-45, the Public Staff consultants stated that the Companies have a financial incentive to receive the proceeds as quickly and effortlessly as possible, with no liability for the resulting Storm Recovery Charges and arguably no liability in giving the certifications. Id. at 236. Additionally, although recognizing that the Companies had agreed to offer a certification, the Public Staff argued that whether the Companies were willing to certify to a lowest Storm Recovery Charge was “ambiguous.” Id. at 342-45.

In his rebuttal testimony, witness Heath explained that the Companies’ Joint Petition did in fact propose to deliver certifications to the Commission that adhered to the Securitization Statute’s lowest Storm Recovery Charge standard, and otherwise adhered to the Statutory Cost Objectives. Tr. vol. 1, 83. He further clarified that the Companies will not price the Storm Recovery Bonds unless they are comfortable that they can deliver the proposed certifications. Id. at 85. In addition, witness Heath stated that to the extent the Commission wishes to obtain a certificate from an independent outside consultant, acceptance of the Issuance Advice Letter should not be conditioned on the delivery of certifications from parties other than the Companies. Id. at 107.

During the hearing, witness Heath explained that the Securitization Statute contained a more stringent cost certification standard than that contained in the 2016 DEF transaction, and reiterated that the Companies were committed to achieving and certifying to the Securitization Statute’s lowest Storm Recovery Charge standard. Tr. vol. 4, 194. Witnesses for the Public Staff, although on one hand arguing that the Companies needed to be “watch[e]d like a hawk” in order to ensure the Companies were “more honest,” agreed that they had no reason to believe the Companies would be untruthful about their intent to comply with the Securitization Statute’s lowest Storm Recovery Charge standard and provide a certification to that effect to the Commission. Tr. vol. 3, 403; Tr. vol. 4, 41-42.

Under N.C.G.S. § 62-172(b)(3)b.3. this Commission is required to find that the structuring and pricing of the Storm Recovery Bonds are reasonably expected to result in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds are priced and the terms set forth in such Financing Order. Additionally, N.C.G.S. § 62-172(b)(3)b.10 requires the Company to determine the initial Storm Recovery Charge in accordance with this Financing Order.

Appendix C, Attachment 8 to this Financing Order requires DEC to make the following certification:

Based on the statutory criteria and procedures, the record in this proceeding, and other provisions of this Financing Order, DEC certifies the statutory requirements for issuance of a financing order and Storm Recovery Bonds have been met, specifically that the issuance of the [SRB Securities] and underlying Storm Recovery Bonds on behalf of DEC and the imposition and collecting of Storm Recovery Charges authorized by this Financing Order provide quantifiable benefits to customers of DEC as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds and that the structuring and pricing of the [SRB Securities] and underlying Storm Recovery Bonds issued on behalf of DEC result in the lowest Storm Recovery Charges payable by the customers of DEC consistent with market conditions at the time such [SRB Securities] and underlying Storm Recovery Bonds are priced an the terms set forth in the Financing Order.

Thus, the Securitization Statute and this Financing Order establish a lowest Storm Recovery Charge standard that the Company must achieve. Moreover, the Securitization Statute and Financing Order create a legal obligation upon the Company to certify its achievement of this standard in order for the Commission to approve the Company’s Issuance Advice Letter and allow the actual issuance of the Storm Recovery Bonds to go forward. Therefore, the Commission finds and concludes that the Company’s certification will constitute substantial and material evidence that the Statutory Cost Objectives have been achieved.

Accordingly, DEC shall file the Issuance Advice Letter along with the True-up Adjustment Letter in final form with the Commission within one business day after actual pricing. Together, the Issuance Advice Letter and True-up Adjustment Letter shall include the following information: the actual structure of the Storm Recovery Bond issuance; the scheduled final payment dates and legal maturities of the Storm Recovery Bonds shall be under the direct control of DEC and its counsel at the Company’s sole discretion; over-collateralization levels (if any); any other credit enhancements; revised estimates of the up-front Financing Costs proposed to be financed and estimates of the ongoing Financing Costs for the first collection period and other information specific to the Storm Recovery Bonds from proceeds of the Storm Recovery Bonds. Finally, the Issuance Advice Letter shall include certifications from DEC that the final structuring, marketing, and pricing of the Storm Recovery Bonds in fact achieved the Statutory Cost Objectives.

The actual details of the transaction, including certifications from the lead underwriters, Commission consultants, and DEC included with the Issuance Advice Letter, shall be provided no later than the first business day after pricing. Unless the Commission issues an order denying approval of the Storm Recovery Bond issuance before noon on the third business day after pricing, the transaction shall thereupon proceed without any further action by the Commission. The Commission retains discretion either to allow the transaction to be completed or to issue an order to stop the transaction if the Commission does not receive the required certifications or if the certifying parties are unable or unwilling to deliver the required certifications in a form acceptable to the Commission. The Commission shall only issue an order to stop the transaction if the Commission determines that (a) the transaction does not comply with this Financing Order, including the lowest Storm Recovery Charge standard, or (b) the Commission has not received the required certifications in a form acceptable to the Commission.

DEC will retain sole discretion regarding whether or when to assign, sell, or otherwise transfer any rights concerning Storm Recovery Property arising under this Financing Order, or to cause the issuance of any Storm Recovery Bonds authorized in this Financing Order; provided, that any issuance must satisfy the Statutory Costs Objectives and shall be subject to the provisions of the preceding paragraph. Subject to the Issuance Advice Letter procedures and the Commission’s power to issue an order to stop the transaction as described above, the DEC SPE will issue the Storm Recovery Bonds on or after the fifth business day after pricing of the Storm Recovery Bonds.

In the event either of the following occurs: (i) DEC determines that the issuance of the Storm Recovery Bonds would not achieve the Statutory Cost Objectives or (ii) the Commission will not permit issuance of the Storm Recovery Bonds, then as provided in N.C.G.S. § 62-172(c)(3), DEC shall not be precluded from seeking to recover Financing Costs incurred and Carrying Costs accrued after issuance of the DEC Rate Order in its next general rate case.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NOS. 48-50

The evidence supporting these findings of fact are found in the testimony of Company witnesses Heath and Atkins, and the testimonies of the Public Staff witnesses.

The purpose of an Issuance Advice Letter is to advise the Commission of the structuring, marketing, and pricing of the Storm Recovery Bonds and that the Statutory Cost Objectives in fact have been met so that the Commission should not issue a stop order. The Companies assert that issuance of an Issuance Advice Letter with a confirming certification from the Companies to the Commission alone is sufficient.

The Public Staff witnesses recommend that this Financing Order also require delivery of certifications from the lead underwriters and from the Public Staff’s consultant, without material qualifications, confirming what they have done has in fact met the lowest charge standard of N.C.G.S. § 62-172(b)(3)b.3.

Witness Klein testified that when she was Chair of the PUCT, one example of the proactive initiatives the PUCT undertook in connection with securitization transactions to ensure that the “lowest bond charge” mandate was met was to require certifications not only from the sponsoring utilities, but also from the lead underwriter(s) and the PUCT’s financial advisor that the structuring, marketing and pricing of the RBB in fact resulted in the lowest bond charges consistent with market conditions at the time the transaction priced and the terms of the financing order. Tr. vol. 2, 65-66.

In addition, witness Klein sponsored Klein Exhibit 2, the financing order issued by the FPSC authorizing the issuance of securitized bonds for DEF. In that transaction, written certifications without material qualifications, were provided to the FPSC by each of the lead underwriters, DEF, and the financial advisor for the FPSC, Saber Partners.

Witness Schoenblum testified that receiving Issuance Advice Letters from the Companies, including the certification from the Companies that pricing of the Storm Recovery Bonds resulted in the lowest Storm Recovery Charge, is not sufficient as an indicator of a successful transaction. Tr. vol. 3, 351-52. He opined that issuance advice letters may not always be conflict free. Id. Based upon his experience as the Treasurer of a very large utility, he realized very quickly that the underwriters’ desire to maximize profits for themselves and investors were not always in line with his company’s goals as issuer. Id.

Witness Schoenblum concluded that certifications should be required from the bookrunning underwriter, the Companies, and the Public Staff financial advisors stating that the structuring, marketing and pricing of the bonds resulted in the lowest storm recovery charge consistent with market conditions at the time of pricing. Tr. vol. 3, 364-65.

As noted above, Witness Fichera included written certifications as one element of the three best practices for utilities securitization financing. He testified that the key transaction participants – the Companies, underwriters, and an independent financial advisor – should deliver to the Commission independent written certifications, without material qualifications, confirming that what they have done has in fact led to the lowest cost of funds and the lowest Storm Recovery Charges consistent with market conditions at the time of pricing. Tr. vol. 3, 257, 265. He stated that the certification process had been utilized successfully in Texas, Florida, West Virginia, Louisiana, and New Jersey. Id. at 257-58. With these confirming certifications in hand, the Commission can make an informed final “go, no-go” decision. Id. at 265.

The evidence was that the underwriters have no fiduciary duty to DEC as issuer, nor to its customers. Although the Company has a duty to obtain for its customers the lowest Storm Recovery Charges consistent with market conditions at the time of pricing and the terms of this Financing Order, DEC also bears a duty to its shareholders. In contrast, Public Staff witnesses Maher and Fichera testified that as the Public Staff’s financial advisor, Saber Partners believes it has a fiduciary duty to act in the ratepayers’ best interests.

Witness Heath on rebuttal testified the Companies oppose the recommendation of the Public Staff witnesses that the Commission require certifications from lead underwriters and from the Public Staff consultant that the lowest charge standard in fact had been achieved.

The Commission concludes that it is just, reasonable, and appropriate to require that written certifications, without material qualification, be provided by each of the lead underwriters. Ratepayers will pay all of the Storm Recovery Charges, and customers, along with the Commission, should have the benefit of confirming certifications from these transaction participants. It is just and reasonable for each lead underwriter of the Storm Recovery Bonds and any SRB Securities be required to deliver to the Commission an independent certificate confirming that the structuring, marketing, and pricing of the Storm Recovery Bonds and any SRB Securities in fact resulted in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds are priced and are in compliance with the terms set forth in this Financing Order. This Commission retains discretion either to allow the transaction to be completed or to issue an order to stop the transaction if any lead underwriter fails to deliver the required certification or is unable or unwilling to deliver the required certification in a form acceptable to this Commission.

Finally, it is reasonable and appropriate for the Commission’s financial consultant to provide a certification that the structuring, marketing, and pricing of the Storm Recovery Bonds and any SRB Securities Statutory Cost Objectives. As noted above, this will provide the Commission with an opinion on whether issuance of the Storm Recovery Bonds meets the standards established in this Financing Order. This Commission retains discretion either to allow the transaction to be completed or to issue an order to stop the transaction if its consultant is unwilling or unable to deliver the required certification in a form acceptable to this Commission.

Requiring a certification from the Public Staff’s consultant, however, would be tantamount to giving the Public Staff decision-making authority. For the reasons stated above, the Commission has determined not to give the Public Staff that role in this transaction. Instead, the Commission has determined that it is reasonable, appropriate, and in the public interest for Public Staff’s consultant to provide a letter as to whether the structuring, marketing, and pricing of the Storm Recovery Bonds and any SRB Securities achieved the Statutory Cost Objectives. The letter shall include a report of any action or inaction which the Public Staff’s consultant believes caused the transaction not to achieve the Statutory Cost Objectives.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NO. 51

The evidence supporting these findings and conclusions is contained in the Joint Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

Section 62-172(b)(3)b.8. requires this Commission to specify the degree of flexibility to be afforded to DEC in establishing the terms and conditions of the Storm Recovery Bonds, including, but not limited to, repayment schedules, expected interest rates, and other Financing Costs consistent with N.C.G.S. § 62-172(b)(3)b.1.-7.

Throughout this Financing Order, the Commission has granted DEC flexibility within parameters. For instance, the DEC SPE may issue Storm Recovery Bonds with a scheduled final payment date of between 18 and 20 years, inclusive, from the date of the issuance of the Storm Recovery Bonds and the legal maturity date may be longer in accordance with rating agency requirements. Pursuant to witness Atkins’ testimony, this difference provides additional credit protection, allowing shortfalls in principal payments to be recovered over an additional time period and therefore helping in achieving the targeted AAA or equivalent ratings. It is not necessary to enumerate here every instance in which the Commission has given DEC flexibility to establish the terms and conditions of the Storm Recovery Bonds.

The Commission finds that Storm Recovery Bonds may be issued in one or more series, each series of Storm Recovery Bonds may be issued in one or more tranches, and the Storm Recovery Bonds must be structured by DEC to achieve the Statutory Cost Objectives. Further, the Storm Recovery Bonds shall be structured such that the payment of the principal of and interest on the Storm Recovery Bonds is expected to be substantially level on an annual basis over those terms.

DEC shall be afforded flexibility in determining the final terms of the Storm Recovery Bonds, including payment and maturity dates, interest rates (or the method of determining interest rates), the terms of any interest rate swap agreement, interest rate lock or similar agreement, the creation and funding of any supplemental capital, reserve or other subaccount, and the issuance of Storm Recovery Bonds through either one SPE or multiple SPEs, except as otherwise provided in this Financing Order.

As noted above, certain costs, such as debt service on the Storm Recovery Bonds, as well as the ongoing fees of the trustee, rating agency surveillance fees, regulatory assessment fees, and the costs of any other credit enhancement or interest rate swaps, will not be known until after the pricing of a series of Storm Recovery Bonds. This Financing Order provides flexibility to recover such costs through the Storm Recovery Charge and the true-up of such charge. In this Financing Order the Commission has established the Issuance Advice Letter, Bond Advisory Team, and independent certification procedures in order to grant the Company flexibility, while still ensuring that the structuring, marketing, and pricing of Storm Recovery Bonds achieve the Statutory Cost Objectives.

The Commission finds that a bond structure that provides for substantially levelized annual revenue requirements over the expected life of the Storm Recovery Bonds is in the public interest and should be used. This structure offers the benefit of not relying upon public utility customer growth and will allow the resulting overall weighted average Storm Recovery Charges to remain level or decline over time, if billing determinants remain level or grow.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NOS. 52-53

The evidence supporting these findings and conclusions is contained in the Joint Petition and exhibits, the testimony and exhibits of the witnesses, and the entire record in this proceeding.

Section 62-172(b)(1)g., requires a public utility petitioning the Commission for a financing order to provide “a comparison between the net present value of the costs to customers that are estimated to result from the issuance of Storm Recovery Bonds and the costs that would result from the application of the traditional method of financing and recovering Storm Recovery Costs from customers.” In addition, N.C.G.S. § 62-172(b)1.g. requires a public utility petitioning the Commission for a Financing Order to demonstrate that “the comparison should demonstrate that the issuance of storm recovery bonds and the imposition of Storm Recovery Charges are expected to provide quantifiable benefits to customers.”

In the DEC Rate Case Stipulation, DEC and the Public Staff agreed that to demonstrate quantifiable benefits to customers in accordance with N.C.G.S. § 62-172(b)(1)g., DEC must show that the net present value of the costs to customers using securitization is less than the net present value of the costs that would result under traditional storm cost recovery. For purposes of settlement, DEC and the Public Staff also agreed on the assumptions to be used in evaluating whether securitization of the Storm Recovery Costs provides quantifiable customer benefits when compared to traditional storm cost recovery. Specifically, the Rate Case Stipulation requires that when conducting this comparison, DEC will make the following assumptions in determining what the “new rates” under the traditional method of recovery would have been absent the issuance of the Storm Recovery Bonds:

1)   for traditional storm cost recovery, 12 months of amortization for each Storm was expensed prior to the new rates associated with traditional storm cost recovery going into effect;

2)   for traditional storm cost recovery, no capital costs incurred due to the Storms during the 12-month period were included in the deferred balance;

3)    for traditional storm cost recovery, no carrying charges were accrued on the deferred balance during the 12-month period following the dates of the Storms;

4)   for traditional storm cost recovery, the amortization period for the Storms is a minimum of 10 years; and

5)    for an issuance of Storm Recovery Bonds, the imposition of the Storm Recovery Charges begins nine months after the new rates associated with traditional storm cost recovery would go into effect.

DEC provided the cost comparison required by N.C.G.S. § 62-172(b)(1)g. in witness Abernathy’s DEC Exhibit 5, which was subsequently updated in Abernathy’s DEC Rebuttal Exhibit 1. Abernathy DEC Rebuttal Exhibit 1 calculates both the total estimated net present value of costs to customers under the Storm Recovery Charges as well as the total cumulative costs to customers under the traditional cost recovery method. In addition, witness Abernathy included the DEC Rate Case Stipulation assumptions in Abernathy DEC Rebuttal Exhibits 1-3, and explained in her testimony that the Company utilized the assumptions and adhered to the DEC Rate Case Stipulation in calculating its costs for the comparison. Therefore, as an initial matter, the Commission concludes that DEC has provided the necessary comparison required by N.C.G.S. § 62-172(b)(1)g. and properly adhered to the DEC Rate Case Stipulation.

As shown in Abernathy DEC Rebuttal Exhibit 1, using the traditional method of cost recovery, the net present value of total retail costs to customers is approximately $184.2 million assuming a 15-year bond period. Using the storm securitization method of cost recovery and recovering Storm Recovery Costs through the Storm Recovery Charge, the net present value of total retail costs to customers is approximately $126.7 million assuming a 15-year bond period and approximately $116.3 million assuming a 20-year bond period. This results in approximately $57.5 million, or approximately 31.2 percent, in quantifiable benefits to customers assuming a 15-year bond period and approximately $67.9 million, or approximately 36.9 percent, in quantifiable benefits to customers assuming a 20-year bond period. The calculation of the 15-year costs are detailed in Abernathy DEC Rebuttal Exhibits 1, 2, and 3 and the calculation of the 20-year costs are detailed in Abernathy Rebuttal Exhibits 4 and 5.

Thus, the Commission finds that the issuance of the Storm Recovery Bonds and the imposition of the Storm Recovery Charges authorized by this Financing Order have a significant likelihood of providing quantifiable benefits to customers as compared to the costs that would have been incurred under the traditional cost recovery method.

Additionally, the Commission finds and concludes that there is abundant evidence that the process established by DEC and as set forth in this Financing Order relative to the structuring and pricing of the Storm Recovery Bonds, along with the continued oversight of the Commission through the Bond Advisory Team, the Issuance Advice Letter process, and the certifications and letter required by Findings of Fact Nos. 48-50, are reasonably expected to result in the lowest Storm Recovery Charges consistent with market conditions at the time the storm recovery bonds are priced and the terms set forth in this Financing Order, as required by N.C.G.S. § 62- 172(b)(3)b.3. The record in this case demonstrates that professionals who collectively possess decades of experience in pricing, structuring, and marketing complex securities—including ratepayer-backed securities—will provide their expertise to the pricing, structuring, and marketing of the Storm Recovery Bonds through their participation on the Bond Advisory Team. Many of them were involved in the successful $1.3 billion securitization of DEF’s nuclear plant retirement costs. The terms of this Financing Order are similar in many respects to the DEF financing order. The testimony of the witnesses for DEC and for the Public Staff manifests their intention and ability to achieve the lowest possible Storm Recovery Charges for North Carolina ratepayers. Importantly, this Financing Order establishes a robust and flexible procedure to allow DEC to address the requirements of market participants or any changes in market conditions as the issuance date approaches. After the bonds are priced, the major participants will report to the Commission—and in the case of DEC, the lead underwriters, and the Commission’s financial consultant—will give a certification as to whether the Statutory Cost Objectives have been met. After participating in the Bond Advisory Team and reviewing the certifications, the Commission has a final opportunity to approve or disapprove issuance of the Storm Recovery Bonds.

IT IS, THEREFORE, ORDERED:

1.            Approval of Application: That DEC’s Joint Petition for the issuance of a financing order pursuant to the Securitization Statute is approved, as provided in this Financing Order.

2.            Approval of Securitization Stipulation: That the Securitization Stipulation filed by the Companies and the Public Staff is hereby approved in its entirety.

3.         Mitigation of Rate Impacts: That DEC’s comparison between the net present value of the costs to customers that are estimated to result from Storm Recovery Bonds and the costs that would result from the application of the traditional method of financing and recovering Storm Recovery Costs from customers satisfies the terms of the DEC Rate Case Stipulation.

4.         Authority to Securitize: That DEC’s Joint Petition for Financing Orders authorizing the issuances by DEC and DEP of Storm Recovery Bonds in one or more series is granted as to DEC, subject to the terms set forth in the body of this Financing Order and the related financing order for DEP. DEC is hereby authorized to cause the issuance by the DEC SPE of Storm Recovery Bonds secured by the pledge of Storm Recovery Property, in one or more series in an aggregate principal amount not to exceed the Securitizable Balance as of the date the first series of Storm Recovery Bonds are issued. The proceeds received by DEC from the DEC SPE’s sale of such bonds are to be used by DEC to finance the equivalent of

(i)	recovery of Storm Recovery Costs, which includes Carrying Costs necessary to account for the number of days, as applicable, either greater than or less than assumed in the Carrying Costs calculation, calculated at the Company’s approved WACC as adjusted in the Issuance Advice Letter in accordance with any determination of this Commission as a result of the audit of post-rate case Storm Recovery Costs as described in this Financing Order and

(ii)	recovery of the up-front Financing Costs incurred in connection with issuance of the Storm Recovery Bonds.

Carrying Costs and up-front Financing Costs are subject to update, adjustment, and approval pursuant to the terms of this Financing Order and the Issuance Advice Letter procedures as provided by this Financing Order.

5.          Outside Costs: That the costs associated with the Commission’s and Public Staff’s outside consultants and outside counsel, to the extent such costs are eligible for compensation and approved for payment under the terms of such party’s contractual arrangements with the Commission or Public Staff, as such arrangements may be modified by any amendment entered into at the Commission’s or Public Staff’s sole discretion, will qualify as up-front Financing Costs and be paid from proceeds of Storm Recovery Bonds.

6.          Structure: That the proposed transaction structure for the Storm Recovery Bonds, as set forth in the body of this Financing Order, is approved.

7.          Special Purpose Trust: That in the alternative to directly issuing and marketing the Storm Recovery Bonds to unaffiliated investors through either a registered public offering or unregistered exempt offering, the DEC SPE may sell the Storm Recovery Bonds to the SRB Issuer wholly owned by Duke Energy Corporation, parent of DEC, as described in the Evidence and Conclusions provided that utilizing the Grantor Trust Structure best ensures the Statutory Cost Objectives are met. In the event that DEC utilizes the Grantor Trust in compliance with the provisions of this Financing Order, DEC is authorized to take such actions as are necessary to effectuate the Grantor Trust Structure.

8.          IRS Safe Harbor Provisions: That DEC shall structure the Storm Recovery Bond transactions in a way that complies with the “safe harbor” provisions of IRS Revenue Procedure 2005-62.

9.          SPE: That DEC is authorized to form one or more DEC SPEs to be structured as discussed in this Financing Order. DEC is authorized to execute one or more limited liability company agreements, consistent with the form included as Heath Exhibit 2e to witness Heath’s testimony and the terms and conditions of this Financing Order. The DEC SPE shall be funded with an amount of capital that is sufficient for the DEC SPE to carry out its intended functions as contemplated in the Joint Petition and this Financing Order. The Commission approves an initial capital contribution of 0.5 percent of the initial aggregate principal amount of a series of Storm Recovery Bonds or such greater amount as the credit rating agencies shall require. The capital contributions by DEC to the DEC SPE shall be funded by DEC and not from the proceeds of the sale of Storm Recovery Bonds. DEC will be permitted to earn a rate of return on its invested capital in DEC SPE equal to the rate of interest payable on the longest maturing tranche of Storm Recovery Bonds and this return on invested capital should be a component of the Periodic Payment Requirement.

10.       Issuance: That in accordance with the terms of this Financing Order and subject to the criteria and procedures described herein, the DEC SPE is authorized to issue Storm Recovery Bonds in an aggregate principal amount not to exceed the Securitizable Balance (as of the date the Storm Recovery Bonds are issued) and may pledge to an indenture trustee, as collateral for payment of the Storm Recovery Bonds, the Storm Recovery Property, including the DEC SPE’s right to receive the related Storm Recovery Charges as and when collected, the DEC SPE’s rights under the servicing agreement and other collateral described in the indenture. Subject to the terms of this Financing Order DEC retains sole discretion regarding whether to assign, sell, or otherwise transfer Storm Recovery Property or to cause the Storm Recovery Bonds to be issued, including the right to defer or postpone such assignment, sale, transfer or issuance.

11.       Form Agreements: That the Commission finds good cause to authorize DEC to provide service to the DEC SPE under the servicing agreement and for the servicing agreement to become effective at the time the transaction is permitted to proceed pursuant to the terms of this Financing Order. The Commission finds good cause to authorize DEC to administer the DEC SPE under the administration agreement and for the administration agreement to become effective at the time the transaction is permitted to proceed pursuant to the terms of this Financing Order. The Commission finds good cause to authorize DEC to enter into a purchase and sale agreement with the DEC SPE to become effective at the time the transaction is permitted to proceed pursuant to the terms of this Financing Order.

12.       Servicing and Administration Fees: That DEC will establish a regulatory asset or regulatory liability account separate and apart from the regulatory assets and liabilities of other types of securitization-related costs and benefits, for the purpose of tracking (as received and incurred) servicing and administration fees received by DEC from the DEC SPE and the incremental costs incurred by the Company in fulfilling the required functions under the servicing and administrative agreements. Any regulatory asset or liability account established pursuant to this paragraph shall accrue carrying costs at DEC’s net-of-tax WACC, and be considered for recovery from or returned to customers in DEC’s next general rate case.

13.       DEC as Servicer: That DEC shall act as initial servicer under the proposed financing transaction and is granted flexibility to act as servicer pursuant to the servicing agreement discussed in this Financing Order.

14.       Third Party Supplier: That if the State of North Carolina or this Commission decides to allow billing, collection, and remittance of the Storm Recovery Charges by a third party supplier within the DEC service territory, such authorization will be consistent with the rating agencies’ requirements necessary for the Storm Recovery Bonds and SRB Securities to receive and maintain the targeted triple-A rating as described in Finding of Fact 28.

15.       Creation of Storm Recovery Property: That the creation of the DEC Storm Recovery Property as described in this Financing Order is approved and, upon transfer of the Storm Recovery Property to the DEC SPE, shall be created, and shall consist of: (1) all rights and interests of DEC or its successors or assignees under this Financing Order, including the right to impose, bill, charge, collect, and receive Storm Recovery Charges authorized in this Financing Order and to obtain periodic adjustments to such charges as provided in this Financing Order, and (2) all revenues, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in this Financing Order, regardless of whether such revenues, collections, claims, rights to payment, payments, money, or proceeds are imposed, billed, charged, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money, or proceeds. The creation of Storm Recovery Property is conditioned upon, and shall be simultaneous with, the sale or other transfer of the Storm Recovery Property to the DEC SPE, the issuance of the Storm Recovery Bonds, and the pledge of the Storm Recovery Property to secure a series of Storm Recovery Bonds.

16.       Recovery of Storm Recovery Charges: DEC shall impose on, and shall collect, as initial servicer, from all existing and future retail customers receiving transmission or distribution service, or both, from DEC, even if such customer elects to purchase electricity from an alternative supplier, Storm Recovery Charges in an amount sufficient to provide for the timely recovery of its Periodic Payment Requirement detailed in this Financing Order, including, without limitation, payment of principal and interest on the Storm Recovery Bonds.

17.       Approval of Tariffs: That the form of the Tariff schedule as shown in Byrd DEC Exhibit 2 is approved.

18.       Imposition and Collection, Nonbypassability: That DEC is authorized to impose, bill, charge, collect, receive, and adjust from time to time pursuant to the True-up Mechanism as described in this Financing Order a Storm Recovery Charge, to be collected on a per kWh basis from each of its existing and future retail customers until the related Storm Recovery Bonds are paid in full and all related Financing Costs and other costs of the bonds have been recovered in full. Such Storm Recovery Charges shall be nonbypassable charges that are separate and apart from DEC’s base rates and shall be paid by all DEC jurisdictional existing and future retail customers receiving transmission or distribution service, or both, from DEC or its successors or assignees under Commission-approved rate schedules as provided in this Financing Order. Such Storm Recovery Charges shall be in amounts sufficient to ensure the timely recovery of DEC’s Storm Recovery Costs and Financing Costs (up-front and ongoing) detailed in this Financing Order and the Issuance Advice Letter, including payment of principal of and interest on the Storm Recovery Bonds.

19.       Allocation: That the Storm Recovery Charges shall be allocated to the customer rate classes based on DEC’s approved allocation methodology in the proposed Tariff; and that it is just and reasonable that the Storm Recovery Charges be adjusted for any changes to the customer allocation methodology approved by the Commission in subsequent general rate proceedings for DEC.

20.       Collection Period: That this Financing Order and the Storm Recovery Charges authorized hereby shall remain in effect until the Storm Recovery Bonds and all Financing Costs (including tax liabilities) related thereto have been paid or recovered in full. This Financing Order shall remain in effect and unabated notwithstanding the reorganization, bankruptcy, or other insolvency proceedings of DEC or its successors or assignees. Following repayment of the Storm Recovery Bonds and the relevant Financing Costs authorized in this Financing Order and release of the funds by the indenture trustee, each DEC SPE shall distribute the final balance of its collection account to DEC, and DEC shall credit other electric rates and charges by a like amount, less the amount in the tail-end subaccount, which shall be recorded as a regulatory liability for remittance to ratepayers in DEC’s next general rate case and the amount of the relevant capital subaccount and any unpaid return on invested capital due to DEC as set forth in the body of this Financing Order, which shall be returned to DEC.

21.       Ownership Notification and Separate Line Item Charge: That the electric bills of DEC must explicitly reflect that a portion of the charges on such bill represents Storm Recovery Charges approved in this Financing Order and must include a statement to the effect that the DEC SPE is the owner of the rights to Storm Recovery Charges and that DEC is acting as servicer for the DEC SPE. The Tariff applicable to customers must indicate the Storm Recovery Charge and the ownership of that charge. DEC shall identify amounts owed with respect to its Storm Recovery Property as a separate line item on individual electric bills.

22.       True-up Mechanism: That the True-up Mechanism identified in Appendix B to this Financing Order is approved and shall be applied at least semi-annually (and at least quarterly beginning 12 months prior to the last scheduled final payment date of the last maturing tranche of a series of Storm Recovery Bonds).

23.       True-up Adjustment Letter: That DEC or its assignee(s) are authorized to recover the Periodic Payment Requirement and shall file with the Commission at least semi-annually (and at least quarterly beginning 12 months prior to the last scheduled payment date of the latest maturing tranche of Storm Recovery Bonds) a True-up Adjustment Letter as described in this Financing Order, which shall be based upon the cumulative differences, regardless of the reason, between the Periodic Payment Requirement and the actual amount of Storm Recovery Charge remittances to the indenture trustee for the series of Storm Recovery Bonds. Upon the filing of a True-up Adjustment Letter made pursuant to this Financing Order, the Commission shall either administratively approve the requested true-up calculation in writing or inform the servicer of any mathematical or clerical errors in its calculation as expeditiously as possible but no later than 30 days following the servicer’s true-up filing; and that notification and correction of any mathematical or clerical errors shall be made so that the true-up is implemented within 30 days of the servicer’s filing of a True-up Adjustment Letter. No potential modification to correct an error in a True-up Adjustment Letter shall delay its effective date and any correction or modification which could not be made prior to the effective date shall be made in the next True-up Adjustment Letter. Upon administrative approval or the passage of 30 days without notification of a mathematical or clerical error, no further action of this Commission will be required prior to implementation of the true-up.

24.       Changes to Storm Recovery Charges: That upon any change to customer rates and charges stemming from the True-up Mechanism, DEC shall file appropriately revised tariff sheets with this Commission, provided, however, that approval of the Storm Recovery Charges shall not be delayed or otherwise adversely impacted by the Commission’s decision with respect to the tariff.

25.       Public Staff Audit of the Ongoing Financing Costs: That the Public Staff shall be permitted to perform a limited audit of the ongoing Financing Costs as described in this Financing Order and present its findings to the Commission; provided, however, that unless an adjustment to the Storm Recovery Charges is necessary to correct for a mathematical or clerical error, the Commission shall not make any adjustments to Storm Recovery Charges as a result of the Public Staff audit, but the findings of the Public Staff audit shall instead be resolved at DEC’s next general rate case. In the event ongoing Financing Costs are determined in a separate proceeding by the Commission to have incurred as a result of gross negligence, reckless, or willful misconduct by either DEC or the DEC SPE, DEC shall create a regulatory liability in the amount determined appropriate by the Commission to be returned to customers, with carrying costs at DEC’s net-of-tax WACC, in the next general rate case.

26.       Bond Advisory Team: That a Bond Advisory Team shall be formed, consisting of representatives of DEC, the Commission, and the Public Staff, each of which may designate staff, counsel, and consultants to participate on the Bond Advisory Team. If the Grantor Trust Structure is utilized, then the Bond Advisory Team shall also include representatives of DEP, which may designate staff, counsel, and consultants to participate on the Bond Advisory Team.

27.       Decision-making: That DEC, or the Companies together in the case of SRB Securities, shall make all decisions regarding pricing, structuring, and marketing the Storm Recovery Bonds and any SRB Securities, with advice and input from the other members of the Bond Advisory Team; and that the final structure of the transaction, including pricing, shall be subject to review by this Commission to ensure that all requirements of the Securitization Statute and this Financing Order have been met.

28.       Roles of the Bond Advisory Team: That DEC shall provide all members of the Bond Advisory Team with timely information so they may be informed fully and in advance regarding all aspects of the structuring, marketing, and pricing of the Storm Recovery Bonds. The members of the Bond Advisory Team are entitled to be present during communications with underwriters, credit rating agencies, and investors. DEC shall invite all members of the Bond Advisory Team to join all Bond Advisory Team meetings to review and comment on all aspects of the structuring, pricing, and marketing of the Storm Recovery Bonds, including without limitation the selection and retention of underwriters and other transaction participants; the terms of all Transaction Documents; the length of the terms of the Storm Recovery Bonds; the interest rates of the Storm Recovery Bonds (including whether the interest rate is floating or fixed); the capitalization of the Storm Recovery Bonds; the transaction structure (including whether the Grantor Trust Structure is employed to issue SRB securities); the issuance strategy; appropriate credit enhancements; and the credit rating process, except that that DEC shall have sole right to select and engage all counsel and advisors for DEC and the DEC SPE.

29.       Issuance Advice Letter: That DEC shall file an Issuance Advice Letter along with the True-up Adjustment Letter in final form with the Commission no later than one business day after actual pricing, substantially in the form of Appendix C to this Financing Order describing the final structure and terms of the Storm Recovery Bond issuance, including an updated accounting of the up-front Financing Costs and the final Carrying Costs. The Issuance Advice Letter shall include certifications from DEC that the structuring, pricing, and marketing of the Storm Recovery Bonds in fact achieved the Statutory Cost Objectives. Unless the Commission issues an order stopping the Storm Recovery Bond issuance before noon on the third business day after pricing because the Commission determines that the Issuance Advice Letter and all required certifications have not been delivered or the transaction does not comply with this Financing Order, the transaction shall proceed without any further action of this Commission. The Commission shall only issue an order to stop the transaction if the Commission determines that (a) the transaction does not comply with this Financing Order, or (b) the Commission is not satisfied with the certifications it has received pursuant to Findings of Fact 47, 49, and 50.

30.       Other certifications and opinions: That, no later than the date that DEC files the Issuance Advice Letter with the Commission, the following shall be done: (a)   each lead underwriter shall file an independent certification with the Commission confirming that the structuring, marketing and pricing of the Storm Recovery Bonds and any associated SRB securities in fact resulted in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order; (b) the Commission’s consultant shall file a certification with the Commission confirming that the structuring, marketing and pricing of the Storm Recovery Bonds and any associated SRB Securities in fact resulted in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order or if the consultant is unable to give such certification it shall fully explain the reasons in a written filing; and (c) the Public Staff’s consultant shall file a letter with the Commission stating its opinion as to whether the structuring, marketing and pricing of the Storm Recovery Bonds and any associated SRB Securities in fact resulted in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order, including an account or any action or inaction that the Public Staff’s consultant believes caused the transaction or transactions not to achieve the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order. If the Grantor Trust Structure is used or if any floating rate bonds are issued, each certification shall confirm that those features in fact resulted in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds were priced and the terms set forth in this Financing Order, and that, in the case of the Grantor Trust Structure, use of that structure benefited the ratepayers of both DEC and DEP.

31.       Approval of Regulatory Asset: That DEC’s request to establish a regulatory asset is approved. The regulatory asset shall be in an amount equal to the difference between up-front Financing Costs identified in the final Issuance Advice Letter and actual up-front Financing Costs incurred. The regulatory asset shall accrue carrying costs at DEC’s net-of-tax WACC. If the actual amount of the up-front Financing Costs are less than the amounts financed by Storm Recovery Bonds, the shortfall shall be set aside as a regulatory liability, accruing carrying costs at DEC’s net-of-tax WACC to be considered for return to customers in DEC’s next general rate case.

32.       State Pledge: That the DEC SPE issuing Storm Recovery Bonds is authorized, pursuant to N.C.G.S. § 62-172(k)(2) and this Financing Order, to include the State of North Carolina pledge, which includes a pledge by this Commission, with respect to Storm Recovery Property and Storm Recovery Bonds and related documentation as provided for in N.C.G.S. § 62-172(k)(1). The Commission further acknowledges that the SRB Issuer and any holder of SRB Securities would be considered financing parties for purposes of N.C.G.S. § 62-172(k).

33.        Storm Recovery Bonds Not Public Debt: That pursuant to N.C.G.S. § 62-172(i) all Storm Recovery Bonds and SRB Securities must contain this statement: “Neither the full faith and credit nor the taxing power of the State of North Carolina is pledged to the payment of the principal of, or interest on, this bond.”

34.       Irrevocability: That upon the earlier of either (i) the transfer of the Storm Recovery Property or (ii) issuance of the Storm Recovery Bonds, which shall be substantially simultaneous, this Financing Order shall become irrevocable, and, except for changes made pursuant to the formula-based mechanism authorized in this Financing Order, the Commission may not amend, modify, or terminate this Financing Order by any subsequent action nor reduce, impair, postpone, terminate, or otherwise adjust the Storm Recovery Charges pursuant to this Financing Order.

ISSUED BY ORDER OF THE COMMISSION.

This the 10th day of May, 2021.

NORTH CAROLINA UTILITIES COMMISSION

Kimberley A. Campbell, Chief Clerk

APPENDIX A

SUMMARY OF CALCULATION OF DEC’S
SECURITIZABLE BALANCE

Estimated Storm Recovery Costs (incremental O&M costs and capital investments)	$188,374,000
Estimated Carrying Costs through bond issuance date[12]	$37,196,000
Estimated up-front Financing Costs[3]	$5,230,000
Estimated Principal Amount of Storm Recovery Bonds	$230,800,000

1

2 Assuming the Storm Recovery Bonds are issued on approximately June 1, 2021.

3 Final up-front Financing Costs to be included in the Issuance Advice Letter.

APPENDIX B

[Form of Standard True-up Adjustment Letter]

[       , 20 ]

VIA ELECTRONIC FILING

Ms. Kimberly A. Campbell
Office of the Chief Clerk

North Carolina Utilities Commission
4325 Mail Service Center

Raleigh, North Carolina 27699-4335

Re:     Duke Energy Carolinas, LLC’s True-up Adjustment Letter
Docket No. E-7, Sub 1243

Dear Clerk Campbell:

Pursuant to the North Carolina Utilities Commission’s (“Commission”) [ , 20 ] Order in Docket No. E-7, Sub 1243 (the “DEC Financing Order”), Duke Energy Carolinas, LLC (“DEC”) as Servicer of the [ ] (“Storm Recovery Bonds”) has filed a request for an adjustment to the storm recovery bond charges (“Storm Recovery Charges”). This adjustment is intended to satisfy the requirements of N.C. Gen. Stat. § 62-172(b)(3)d., and the Financing Order by ensuring that the Storm Recovery Charges will recover amounts sufficient to timely provide for payments of debt service and other required amounts in connection with the Storm Recovery Bonds.

Per the Financing Order, “After issuance of Storm Recovery Bonds on behalf of DEC, the servicer will submit at least semi-annually (and at least quarterly beginning 12 months prior to the last scheduled final payment date of the last maturing tranche of…Storm Recovery Bonds) a letter in this docket for Commission review, as described in N.C. Gen. Stat. § 62-172(b)(3)d., and in the form attached hereto…and as an exhibit to the servicing agreement” (“True-up Adjustment Letter” or, “True-up Adjustment Letter”). The Storm Recovery Bonds were issued on [ , 21 ]. DEC filed its first True-up Adjustment Letter on [      , 21 ].

Ordering Paragraph 17 of the Financing Order describes how such True-up Adjustment Letters are to be handled.

Upon the filing of a True-up Adjustment Letter made pursuant to this Financing Order, the Commission shall either administratively approve the requested true-up calculation in writing or inform the servicer of any mathematical or clerical errors in its calculation as expeditiously as possible but no later than 30 days following the servicer’s true-up filing; and that notification and correction of any mathematical or clerical errors shall be made so that the true-up is implemented within 30 days of the servicer’s filing of a True-up Adjustment Letter. No potential modification to correct an error in a True-up Adjustment Letter shall delay its effective date and any correction or modification which could not be made prior to the effective date shall be made in the next True-up Adjustment Letter. Upon administrative approval or the passage of 30 days without notification of a mathematical or clerical error, no further action of this Commission will be required prior to implementation of the true-up. Attached is the [ TBD ] Revised Sheet No. [ ] reflecting the change in the Storm Recovery Charge.

APPENDIX B

Per DEC’s request in its True-up Adjustment Letter and in accordance with the Financing Order, the proposed adjustments to the Storm Recovery Charges will be effective on [ , 20 ].

Respectfully submitted,

Duke Energy Carolinas, LLC

Attachments

APPENDIX B

ATTACHMENT 1

DUKE ENERGY CAROLINAS, LLC

Storm Recovery Charge True-up Mechanism Form For the

Period                    ,                    21        through          21,

Storm Recovery Charge True-up Mechanism Form

For Storm Recovery Charge to be effective

Description					Calculation of the True-up (1)		Projected Revenue Requirement to be Billed and Collected (2)			Revenue Requirement for Storm Recovery Charge (1)+(2)=(3)
Storm Recovery Bond Repayment Charge (remitted to SPE)

True-up for the Prior Remittance Period Beginning and Ending :
Principal
Interest
Servicing Costs
Other On-Going Costs*
Total Prior Remittance Period Revenue Requirements (Line 4+5+6+7)					$-
Prior Remittance Period Actual Cash Receipt Transfers and Interest income:
Cash Receipts Transferred to the SPE
Interest income on Subaccounts at the SPE
Total Current Period Actual Daily Cash Receipts Transfers and Interest Income (Line 10 + 11)					-
(Over)/Under Collections of Prior Remittance Period Requirements (Line 8+12)					-
Cash in Excess Funds Subaccount					-
Cumulative (Over)/Under Collections through Prior Remittance Period (Line 13+14)					$-						$-

Current Remittance Period Beginning and Ending	(E	)
Principal
Interest
Servicing Costs
Other On-Going Costs*
Total Current Remittance Period Revenue Requirement (Line 19+20+21+22)					$-

Current Remittance Period Cash Receipt Transfers and Interest Income:
Cash Receipts Transferred to SPE			(A	)		(B	)
Interest Income on Subaccounts at SPE			(A	)		(B	)
Total Current Remittance Period Cash Receipt Transfers and Interest Income (Line 26+27)					$-			$-
Estimated Current Remittance Period (Over)/Under Collection (Line 23+28)					$-			$-			$-

Projected Remittance Period Beginning and Ending	(E)
Principal								$-
Interest								-
Servicing Costs								-
Other On-Going Costs*								-
Projected Remittance Period Revenue Requirement (Line 33+34+35+36)								$-			$-

Total Revenue Requirements (Line 15+29+37)											$-
Forecasted KWh Sales for the Projected Remittance Period collections (adjusted for uncollectibles)									(C	)
Average Retail Storm Recovery Charge per kWh to be effective (Line 39/40)									(D	)	0

Notes:
(A) Amounts are based on actual collections for through .
(B) Includes estimated future collections for services rendered through that are billed at current rate.
(C) Projected for services rendered through . Collections are assumed to be on a month lag from services rendered date.
(D) Amount will be allocated to each customer class in accordance with allocations approved in last general rate case.
(E) Collections are assumed to be on a month lag from service rendered date

*Other On-going Costs:
Pursuant to the Section XX of the Financing Order, the Other On-Going Costs are subject to review. The Other On-Going Costs for the prior remittance period on Line 7, represent actual on-going costs that may be adjusted as needed for any mathematical or clerical errors. The amounts shown for the current and projected remittance period include estimates that will be adjusted for actual costs in future true-up forms.
Disputed Other On-Going Costs
Only adjustments related to mathematical or clerical errors will be included in the Storm Recovery Charge true-up process. Any Other On-Going costs that are disputed for reasons other than mathematical or clerical accuracy, will not be adjusted through the Storm Recovery Charge true-up process. Disputed costs will be addressed in the Company's next general rate case. The total of disputed Other On-Going Costs to-date, not yet resolved in a general rate case, are .

APPENDIX C

[Form of Issuance Advice Letter]

[       , 20 ]

VIA ELECTRONIC FILING

Ms. Kimberly A. Campbell Office of the Chief Clerk

North Carolina Utilities Commission 4325 Mail Service Center

Raleigh, North Carolina 27699-4335

Re: Duke Energy Carolinas, LLC’s Issuance Advice Letter Docket No. E-7, Sub 1243

Dear Clerk Campbell:

Pursuant to the financing order in the above-captioned docket (“Financing Order”), Duke Energy Carolinas, LLC (the “Company”) hereby transmits for filing this combined Issuance Advice Letter and Form of True-up Adjustment Letter. Any terms not defined herein shall have the meanings ascribed thereto in the Financing Order or

N.C. Gen. Stat. § 62-172.

In the Financing Order, the Commission requires the Company to file an Issuance Advice Letter following pricing of a series of Storm Recovery Bonds.

The terms of pricing and issuance of the first series of Storm Recovery Bonds are as follows:

Name of Storm Recovery Bonds: [ ]

Name of SPE: [ ]

Name of Storm Recovery Bond Trustee:

Name of SRB Securities: [SRB Notes]

Name of SRB Issuer: [ ]

Name of SRB Trustee: [ ]

Expected Closing Date: [  ]

Preliminary Bond Ratings1: Moody’s, [Aaa(sf)]; Standard & Poor’s, [AAA(sf)];

Fitch, [AAAsf] (final ratings to be received prior to closing)

Total Principal Amount of Storm Recovery Bonds to be Issued (i.e., Amount of Storm Recovery Costs and up-front Financing Costs to be Financed): $[ ] (See Attachment 1)

Estimated up-front Financing Costs: $[     ] (See Attachment 2)

1 The Company anticipates receiving bond ratings from at least two of the three major rating agencies.

APPENDIX C

Interest Rates and Expected Amortization Schedules of the Storm Recovery Bonds and SRB Notes (See Attachment 3):

Distributions to Investors: Semi-annually

Weighted Average Coupon Rate1: [     ]%

Annualized Weighted Average Yield2: [      ]%

Initial Balance of capital subaccount: $[     ]

Estimated/Actual ongoing Financing Costs for first year of Storm Recovery Bonds: $[     ] (See Attachment 4)

The Financing Order requires the Company to confirm, using the methodology approved therein, that the actual terms of the SRB Notes and Storm Recovery Bonds result in compliance with the Financing Order. The Company certifies that the following are true:

1.	the issuance of Storm Recovery Bonds and imposition and collection of Storm Recovery Charges as authorized in this Financing Order provide quantifiable benefits to customers as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds;

2.	the aggregate principal amount of Storm Recovery Bonds issued does not exceed the Securitizable Balance;

3.	the SRB Notes and Storm Recovery Bonds will be issued in one or more series comprised of one or more tranches having target final payment of 20 years;

4.	the SRB Notes have received a rating of Aaa(sf) / AAA(sf) from at least two of the three major rating agencies;

5.	the SRB Notes and Storm Recovery Bonds are structured to achieve substantially level debt service payments on an annual basis;

6.	the issuance of the SRB Notes and Storm Recovery Bonds has been structured in accordance with IRS Rev. Proc. 2005-62;

7.	the structuring, marketing, and pricing of the Storm Recovery Bonds, including the issuance of SRB Notes, resulted in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds are priced and the terms set forth in this Financing Order, [if applicable] [including the issuance of certain of the Storm Recovery Bonds at floating interest rates and the associated credit enhancements]; and

1 Weighted by modified duration and principal amount of each tranche.

2 Weighted by modified duration and principal amount, calculated including selling commissions.

APPENDIX C

8.	the issuance of SRB Notes backed by ratepayer-backed bonds issued by a wholly owned Company SPE and an SPE wholly owned by DEP resulted in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds are priced and the terms set forth in this Financing Order both for Company ratepayers and DEP ratepayers and the allocation of the up- front and ongoing Financing Costs attributable to the issuance of the SRB Notes between the Company SPE and the DEP SPE was fair to ratepayers of both Companies.

The initial storm recovery charge (the “Initial Charge”) has been calculated in accordance with the methodology described in the Financing Order and based upon the structuring and pricing terms of the Storm Recovery Bonds set forth in this combined Issuance Advice Letter and Form of True-up Adjustment Letter.

Attachment 5 provides the Revenue Requirements for calculating the Initial Charge. Attachment 6 calculates the Initial Charge based upon the cost allocation formula approved in the Financing Order. Attachment 7 is a comparison between the net present value of costs to customers that are estimated to result from the issuance of Storm Recovery Bonds and the costs that would result from the application of the traditional method of recovering Storm Recovery Costs from customers. Also attached are the calculations and supporting data for such tables. The Company’s certification is Attachment 8.

Pursuant to the Financing Order, the transaction may proceed and the Initial Charge will take effect unless a stop order is issued by the Commission prior to noon on [ , 21](3 business days after pricing); and the Company, as servicer, or any successor servicer and on behalf of the trustee as assignee of the SPE, is required to apply at least semi-annually for mandatory periodic adjustment to the Storm Recovery Charges. The Initial Charge shall remain in effect until changed in accordance with the provisions of Ordering Paragraph 7 of the Financing Order.

The Company’s certification required by the Financing Order is set forth in Attachment 8, which also includes the statement of the actions taken by the Company to achieve the Statutory Cost Objectives as required by the Financing Order.

Respectfully submitted,

Duke Energy Carolinas, LLC

Attachments

APPENDIX C

ATTACHMENT 1

TOTAL PRINCIPAL AMOUNT OF STORM RECOVERY BONDS TO BE ISSUED (TOTAL AMOUNT OF STORM RECOVERY COSTS AND UP- FRONT FINANCING COSTS TO BE FINANCED)

Storm Recovery Costs, including carrying costs through [date of the Rate Order]	$
Carrying costs subsequent to [the date of the Rate Order] to bond issuance date
Estimated up-front Financing Costs included in Proposed Structure (refer to attachment 2)	$
Total Storm Recovery Bond Issuance (rounded up)	$

APPENDIX C

ATTACHMENT 2

ESTIMATED UP-FRONT FINANCING COSTS

Underwriters’ Fees and Expenses	$
Servicer Set-up Fee (including IT Programming Costs)	$
Legal Fees	$
Rating Agency Fees	$
Public Staff Financial Advisor Fees	$
Public Staff Legal Fees	$
DEC Structuring Advisor Fee	$
Accounting Fees	$
SEC Fees	$
SPE Set-up Fee	$
SRB Trust Set-up Fee allocable to DEC	$
Marketing and Miscellaneous Fees and Expenses	$
Printing / Edgarizing Expenses	$
Trustees/Trustees Counsels Fee and Expenses	$
Original Issue Discount	$
Other Ancillary Agreements	$
TOTAL ESTIMATED UP-FRONT FINANCING COSTS	$

APPENDIX C

ATTACHMENT 3

EXPECTED AMORTIZATION SCHEDULE

A.	General Terms

Tranche	Price	Coupon	Fixed/ Floating	Average Life	Expected Final Maturity	Legal Final Maturity

B.	Scheduled Amortization Requirement of SRB Notes

Series [ ], Tranche [A-1]
Payment Date	Beginning Principal Balance	Interest	Principal	Total Payment	Ending Principal Balance

Series [ ], Tranche [A-2]
Payment Date	Beginning Principal Balance	Interest	Principal	Total Payment	Ending Principal Balance

APPENDIX C

ATTACHMENT 3

Series [ ], Tranche [A-3]
Payment Date	Beginning Principal Balance	Interest	Principal	Total Payment	Ending Principal Balance

Series [ ], Tranche [A-4]
Payment Date	Beginning Principal Balance	Interest	Principal	Total Payment	Ending Principal Balance

Series [ ], Tranche [A-5]
Payment Date	Beginning Principal Balance	Interest	Principal	Total Payment	Ending Principal Balance

APPENDIX C

ATTACHMENT 3

C.	Scheduled Amortization Requirement of Storm Recovery Bonds

Series [ ], Tranche [A-1]
Payment Date	Beginning Principal Balance	Interest	Principal	Total Payment	Ending Principal Balance

Series [ ], Tranche [A-2]
Payment Date	Beginning Principal Balance	Interest	Principal	Total Payment	Ending Principal Balance

Series [ ], Tranche [A-3]
Payment Date	Beginning Principal Balance	Interest	Principal	Total Payment	Ending Principal Balance

APPENDIX C

ATTACHMENT 3

Series [ ], Tranche [A-4]
Payment Date	Beginning Principal Balance	Interest	Principal	Total Payment	Ending Principal Balance

Series [ ], Tranche [A-5]
Payment Date	Beginning Principal Balance	Interest	Principal	Total Payment	Ending Principal Balance

APPENDIX C

ATTACHMENT 4

ESTIMATED ANNUAL ONGOING FINANCING COSTS

Annual Amount
Servicing Fee[1]	$
Return on Invested Capital	$
Administration Fee	$
Accounting Fees	$
Regulatory Assessment Fees	$
Legal Fees	$
Rating Agency Surveillance Fees	$
Trustee Fees	$
SRB Trustee Fees Allocable to DEC	$
Independent Manager Fees	$
Miscellaneous Fees and Expenses	$
TOTAL ESTIMATED ANNUAL ONGOING FINANCING COSTS	$

1 Low end of the range assumes the Company is the servicer (0.05%). Upper end of the range reflects an alternative servicer (0.60%).

APPENDIX C

ATTACHMENT 5

REVENUE REQUIREMENT AND INPUT VALUES

Initial Payment Period from [ , 20 ]to [ , 20 ]		Bond Repayment		Total
Forecasted retail kWh sales
Percent of billed amounts expected to be charged- off					%
Forecasted % of billings paid in the applicable period					%
Forecasted retail kWh sales billed and collected
Storm Recovery Bond principal payment	$		$
Storm Recovery Bond interest payment	$		$
Forecasted ongoing Financing Costs (excluding principal and interest)	$		$
Total collection requirement for applicable period	$		$

APPENDIX C

ATTACHMENT 6

Rate Class	Applicable Schedules	(A) Revenue Requirement Allocated by Class(1) ($'000)	(B) Effective Sales(2) (MWh)	(C) Storm Recovery Charge (C/kWh)
				(A) * 100 / (B)
Residential	ES, RE, RE-CPP, RE-TOU-CPP,	$12,563	22,221,707	0.0565
	RE-TOUD-DPP, RS, RS-CPP, RS-TOU-CPP, RS-TOUD-DPP, RT

General Service	BC, HP, LGS, OPT-E, OPT-V, PG,	$3,598	22,921,898	0.0157
	S, SGS, SGS-CPP, SGS-TOU-CPP, SGS-TOUD-DPP, TS

Industrial	HP, I, OPT-E, OPT-V, PG	$1,015	12,257,066	0.0083

Lighting	NL, OL, PL	$897	665,536	0.1348

Total		$18,073	58,066,207	0.0311

(1)	Abernathy Exhibit 3 - Allocation of Storm Recovery Charge to Customer Classes as filed in Docket No. E-7, Sub 1243. Revenue Requirements were grossed-up to reflect uncollectible account write-offs and regulatory fees.
(2)	Effective Sales are based on the Company's 2020 IRP retail load forecast for year 2021. Effective Sales have been allocated to Rate Classes using billed kWh sales for year 2018.

APPENDIX C

ATTACHMENT 7

Quantifiable Benefits to Customers

[To be updated]

[Workpapers to be attached]

APPENDIX C

ATTACHMENT 8

Form of Company Certification

[       , 20       ]

Ms. Kimberly A. Campbell
Chief Clerk

North Carolina Utilities Commission
4325 Mail Service Center

Raleigh, North Carolina 27603-5918

Re:	Duke Energy Carolinas, LLC’s Company Certification Docket No. E-7, Sub 1243

Dear Clerk Campbell,

Duke Energy Carolinas, LLC (the “Company”) submits this Certification pursuant to Ordering Paragraph 16 of the Financing Order in Docket No. E-7, Sub 1243 (the “Financing Order”). All capitalized terms not defined in this letter shall have the meanings ascribed to them in the Financing Order.

In its issuance advice letter dated [      , 20 ], the Company has set forth the following particulars of the Storm Recovery Bonds:

Name of Storm Recovery Bonds:

Name of SPE: [ ]

Name of Storm Recovery Bond Trustee:

Name of SRB Issuer: [ ]

Name of SRB Securities: [SRB Notes]

Name of SRB Trustee: [ ]

Closing Date: [    , 20    ]

Preliminary Bond Ratings1: Moody’s [Aaa(sf)]; Standard & Poor’s [AAA(sf)];

Fitch [AAAsf] (final ratings to be received prior to closing)

Total Principal Amount of Storm Recovery Bonds to be Issued: $    (See Attachment 1)

Estimated up-front Financing Costs: $    (See Attachment 2)

Interest Rates and Expected Amortization Schedule: (See Attachment 3)

Distributions to Investors: Semi-annually

Weighted Average Coupon Rate2:    %

Annualized Weighted Average Yield3:    %

1 The Company anticipates receiving bond ratings from at least two of the three major rating agencies.

2 Weighted by modified duration and principal amount of each tranche.

3 Weighted by modified duration and principal amount, calculated including selling commissions.

APPENDIX C

ATTACHMENT 8

Initial Balance of capital subaccount: $

Estimated/Actual ongoing Financing Costs for first year of Storm Recovery Bonds:

$[    ]

As required by the Financing Order, the Company prepared a comparison between the net present value of costs to customers that are estimated to result from the issuance of Storm Recovery Bonds and the costs that would result from the application of the traditional method of recovering storm recovery costs from customers.

In accordance with the procedures set forth in the Financing Order, the following actions were taken in connection with the structuring and pricing and financing costs of the Storm Recovery Bonds in order to satisfy the statutory cost objectives:

•	[Included credit enhancements in the form of the true-up mechanism and an equity contribution to [ ] of 0.50% of the original principal amount of the bonds;

•	Structured the financing so that the SRB Notes would not be asset backed securities within the meaning of Item 1101(c) of Regulation AB;

•	Sold the Storm Recovery Bonds to [ ], a Delaware grantor trust, which offered SRB Notes secured by the Storm Recovery Bonds issued by the Company SPE and storm recovery bonds issued by the DEP SPE;

•	Ensured the Registration Statement contained proper disclosures to communicate the superior credit features of the SRB Notes, which are secured by the Storm Recovery Bonds;

•	Developed rating agency presentations and worked actively with the rating agencies during the rating agency process to achieve Aaa(sf) / AAAsf from at least two of the three major rating agencies;

•	Worked to select key transaction participants, including lead underwriters and co-managers through an RFI process to determine that they have relevant experience and execution capabilities, and who were aligned with DEC’s objectives, namely broad distribution to investors and willingness to market the bonds in a manner consistent with the superior credit quality and uniqueness of the bonds;

•	Hired a diverse group of underwriters, including underwriters with international and mid-tier expertise in order to attract a wide variety of potential investors;

•	Reviewed detailed marketing plans submitted by each lead underwriter;

APPENDIX C

ATTACHMENT 8

•	Developed all bond transaction documents, marketing materials and legal opinions in a plain English manner while balancing SEC disclosure requirements, in an effort to ensure investors could more easily understand the high-quality nature of the bond offering;

•	Allowed sufficient time for investors to review [relevant marketing materials] and preliminary prospectus and to ask questions regarding the transaction;

•	Attended telephonic pre-marketing investor meetings throughout 2021;

•	Arranged issuance of rating agency pre-sale reports during the marketing period;

•	During the period that the bonds were marketed, held numerous market update discussions with the underwriting team and Bond Advisory Team to develop recommendation for pricing;

•	Had multiple conversations with all of the members of the underwriting team during the marketing phase in which we stressed the requirements of the Financing Order;

•	Developed and implemented a marketing plan designed to encourage each of the underwriters to aggressively market the bonds to a broad base of prospective corporate and asset backed securities investors, including investors who have not previously purchased this type of security;

Conducted in person and telephonic roadshows with over [ ] investors in [ ] cities;

•	Provided other potential investors with access to an internet roadshow for viewing at investors’ convenience;

•	Adapted the bond offering to market conditions and investor demand at the time of pricing consistent with the guidelines outlined within the Financing Order. Variables impacting the final structure of the transaction were evaluated including the length of the average lives and maturity of the bonds and the interest rate requirements at the time of pricing so that the structure of the transaction would correspond to investor preferences and rating agency requirements for the highest rating possible; and

•	Developed bond allocations, underwriter compensation and preliminary price guidance designed to achieve customer savings.]

APPENDIX C

ATTACHMENT 8

Based on the statutory criteria and procedures, the record in this proceeding, and other provisions of this Financing Order, DEC certifies the statutory requirements for issuance of a financing order and Storm Recovery Bonds have been met, specifically that the issuance of the SRB Notes and underlying Storm Recovery Bonds on behalf of DEC and the imposition and collecting of Storm Recovery Charges authorized by this Financing Order provide quantifiable benefits to customers of DEC as compared to the costs that would have been incurred absent the issuance of Storm Recovery Bonds and that the structuring and pricing of the SRB Notes and underlying Storm Recovery Bonds issued on behalf of DEC result in the lowest Storm Recovery Charges payable by the customers of DEC consistent with market conditions at the time such SRB Notes and underlying Storm Recovery Bonds are priced and the terms set forth in the Financing Order. The issuance of SRB Notes resulted in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds are priced and the terms set forth in this Financing Order both for DEC ratepayers and Duke Energy Progress ratepayers and the allocation of the up-front and ongoing Financing Costs attributable to the issuance of the SRB Notes between the Company SPE and the DEP SPE was fair to ratepayers of both Companies.

This certification is being provided to the Commission by the Company in accordance with the terms of the Financing Order, and no one other than the Commission shall be entitled to rely on the certification provided herein for any purpose.

Respectfully Submitted,

Duke Energy Carolinas, LLC

NORTH CAROLINA

UTILITIES COMMISSION

RALEIGH

DOCKET NO. E-7, SUB 1243

BEFORE THE NORTH CAROLINA UTILITIES COMMISSION

In the Matter of
Petition of Duke Energy Carolinas, LLC,	)
and Duke Energy Progress, LLC, for	)	ORDER CLARIFYING AND Issuance
of a Storm Cost Recovery	)	CORRECTING FINANCING ORDER
Docket Financing Order	)

BY THE CHAIR: On May 10, 2021, the Commission issued a Financing Order pursuant to N.C. Gen. Stat. § 62-172 granting Duke Energy Carolinas, LLC (DEC or the Company) the right to finance certain specified Storm Recovery Costs by issuing and selling Storm Recovery Bonds that will be repaid by customers via a nonbypassable Storm Recovery Charge.

On May 25, 2021, DEC filed a Motion for Clarification in order to address minor errors and inconsistencies in the Financing Order. DEC noted that these errors, although non-substantive, might cause confusion to persons who were not parties to this proceeding, such as investors and underwriters. Many of the errors identified by DEC are due to the fact that the enabling legislation was formally codified after the Financing Order was issued, and as a result some of the statutory citations do not match the numbering codified in the General Statutes of North Carolina. No party objected to the Commission granting DEC’s Motion for Clarification.

The Chair, therefore, finds good cause to clarify and correct the Financing Order to address the statutory references and other minor errors and inconsistencies identified by DEC, as set forth on the Attachment A hereto.

IT IS, THEREFORE, ORDERED that the May 10, 2021 Financing Order shall be and hereby is clarified as set forth on Attachment A hereto.

ISSUED BY ORDER OF THE COMMISSION.

This the 13th day of July, 2021.

NORTH CAROLINA UTILITIES COMMISSION

Lindsey A. Worley, Acting Deputy Clerk

APPENDIX A

Page 4, at Paragraph 5:

On January 27, 2021, in the Docket Nos. E-2, Sub 1262 and E-7, Sub 1243, DEC, DEP and the Public Staff entered into and filed an Agreement and Stipulation of Partial Settlement (Securitization Stipulation) settling some issues in this case.

Page 7, at Finding of Fact No. 13:

13. The ongoing Financing Costs identified in DEC’s Joint Petition and in Attachment 4 of the form Issuance Advice Letter (Appendix C hereto), estimated to be approximately $440,000 annually, subject to update and adjustment in the Issuance Advice Letter as described in this Order, are reasonable and prudent and qualify as Financing Costs eligible for recovery pursuant to N.C.G.S. § 62-172(a)(6).

Page 10, at Finding of Fact No. 28:

28. DEC should strive for the Storm Recovery Bonds or SRB Securities to achieve AAA credit ratings or the equivalent highest credit ratings given for the type of securities the DEC SPE issues consistent with its overarching obligation to meet the Statutory Cost Objectives. DEC should agree to the necessary credit enhancements, with recovery of related costs as ongoing Financing Costs, to achieve such ratings, if and to the extent such credit enhancements and corresponding credit ratings are warranted in order to meet the Statutory Cost Objectives. The cost of any such credit enhancements shall be included in the determination whether the Statutory Cost Objectives are met.

Page 18, at Paragraph 4:

Section 62-172(a)(16) requires that DEC’s Storm Recovery Costs eligible for financing be reasonable and prudent. Except for the Carrying Costs to be calculated as described herein and the adjustments to the Storm Recovery Costs made since the Public Staff’s audit in the 2019 rate cases, the Storm Recovery Costs that were included in the Company’s rate case application in the DEC Rate Case have been the subject of discovery and audit by the Public Staff and other interested parties to that proceeding.

APPENDIX A

Page 19, at Paragraph 4:

In the Joint Petition, DEC requested that its up-front Financing Costs associated with the securitization process be included in the principal amount of storm recovery bonds in accordance with N.C.G.S. § 62-172(a)(14). Company witness Heath testified that such costs include the fees and expenses to obtain the financing orders, as well as the fees and expenses associated with the structuring, marketing, and pricing of each series of Storm Recovery Bonds, including the following: external and incremental internal legal fees, structuring advisory fees and expenses, any interest rate lock or swap fees and costs, underwriting fees and original issue discount, rating agency and trustee fees (including trustee’s counsel), accounting fees, information technology programming costs, servicer’s set-up costs, printing and marketing expenses, stock exchange listing fees and compliance fees, filing and registration fees, and the costs of any outside consultant and counsel retained by the Commission or the Public Staff. Tr. vol. 1, 48. A complete list of all up-front Financing Costs will be included on Attachment 2 of the Issuance Advice Letter, a form of such letter with preliminary estimates of up-front Financing Costs, is included in Appendix C of this Financing Order. Witness Heath further stated that up-front Financing Costs include reimbursement to DEC for amounts advanced for payment of such costs. Id. Witness Heath provided a range of estimates of the up-front Financing Costs in Heath Exhibit 1, and explained based on those figures DEC estimated the up-front Financing Costs would be $5.2 million. He stated that the estimates will be updated to actual up-front Financing Costs incurred during the proposed Issuance Advice Letter process. Tr. vol. 1, 48.

Page 21, at Paragraph 2:

Section 62-172(a)(6) defines Financing Costs. The Commission finds that DEC’s proposed up-front Financing Costs fall squarely within this definition, and that these issuance costs are therefore Financing Costs eligible for recovery pursuant to the Securitization Statute. The Commission finds that the procedures in the Securitization Stipulation for addressing any overcollections or under collections of the up-front Financing Costs are reasonable and appropriate.

Page 22, at Paragraph 2:

Having reviewed DEC’s proposal, the Public Staff testimonies of Maness and Boswell, and the Securitization Stipulation, the Commission determines that the proposed ongoing Financing Costs identified in DEC’s Joint Petition and Attachment 4 of the form of Issuance Advice Letter qualify as Financing Costs pursuant to N.C.G.S. § 62-172(a)(6) and are therefore eligible for recovery through a Storm Recovery Charge.

Page 30, at Paragraph 1:

The Commission determines, consistent with N.C.G.S. § 62-172(a)(17), that Storm Recovery Property consists of the following: (1) all rights and interests of DEC or any successor or assignee of DEC under this Financing Order, including the right to impose, bill, charge, collect, and receive Storm Recovery Charges authorized in this Financing Order and to obtain true-up adjustments to such Storm Recovery Charges as provided in this Financing Order and (2) all revenues, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in this Financing Order, regardless of whether such revenues, collections, claims, rights to payment, payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money, or proceeds.

APPENDIX A

Page 38, at Paragraph 4:

The Commission agrees that combining the issuance of DEC’s Storm Recovery Bonds and DEP’s Storm Recovery Bonds in one transaction through the use of the SRB Issuer may result in lower Storm Recovery Charges for customers, and help ensure that the Statutory Cost Objectives are met. At the same time, the Commission credits the testimony of Public Staff witness Fichera that the Grantor Trust Structure may be overly complex and cause investor confusion.

Pages 38-39, beginning at Paragraph 5 on Page 38:

As also described by witness Atkins, the Companies have committed to consider the potential costs and benefits associated with each proposed transaction structure and issuance strategy to determine the strategies that best enable the Companies to achieve the Statutory Cost Objectives. The Commission additionally agrees with the Company and Public Staff that it is too early to determine which structure best achieves the Statutory Cost Objectives. At the hearing, witnesses for the Public Staff agreed that issuers need flexibility in every transaction. Tr. vol. 3, 436. The Commission believes such flexibility will best ensure the Statutory Cost Objectives are achieved. By allowing the Company flexibility to determine which of the above issuance structures are best tailored to then existing rating agency considerations, market conditions, and investor preferences, the financing of Storm Recovery Costs can be reasonably expected to result in the lowest Storm Recovery Charges consistent with market conditions at the time the Storm Recovery Bonds are priced. At the same time, the Grantor Trust Structure may only be used if it achieves the lowest Storm Recovery Costs both for ratepayers of DEC and for ratepayers of DEP. Moreover, the additional up-front Financing Costs and the ongoing Financing Costs associated with utilizing the Grantor Trust Structure must be allocated between the SPEs of DEC and DEP in a manner that considers the benefits the ratepayers of each of DEC and DEP will receive from utilizing that structure.

APPENDIX A

Page 47, at Paragraph 3:

To repay the Storm Recovery Bonds and ongoing Financing Costs, DEC is hereby authorized to implement Storm Recovery Charges to be collected on a per-kWh basis from all applicable customer rate classes until the Storm Recovery Bonds and associated Financing Costs are paid in full. The Storm Recovery Charges are nonbypassable and must be paid by all existing or future retail customers receiving transmission or distribution services from DEC or its successors or assignees under Commission-approved rate schedules or under special contracts, even if the retail customer elects to purchase electricity from an alternative electricity supplier following a fundamental change in regulation of public utilities in this state. See N.C.G.S. § 62-172(a)(15) and (b)(3)b.4. In the event there is a fundamental change in the regulation of public utilities, the Storm Recovery Charges shall be collected from retail electric customers in a manner that will not adversely affect the credit rating on the Storm Recovery Bonds.

Page 48, at Paragraph 2:

DEC also submitted with its Joint Petition the supporting testimony of witness Byrd with respect to allocation of these periodic costs and the computation of the Storm Recovery Charges for each customer rate class for DEC. As discussed in the testimony of witness Abernathy and shown in Abernathy DEC Exhibits 1-4, DEC computed the estimated Storm Recovery Charges, as described in N.C.G.S. § 62-172(a)(15).

Pages 70-71, beginning at Paragraph 4 on Page 70:

Additionally, the Commission finds and concludes that there is abundant evidence that the process established by DEC and as set forth in this Financing Order relative to the structuring and pricing of the Storm Recovery Bonds, along with the continued oversight of the Commission through the Bond Advisory Team, the Issuance Advice Letter process, and the certifications and letter required by Findings of Fact Nos. 48-50, are reasonably expected to result in the lowest Storm Recovery Charges consistent with market conditions at the time the storm recovery bonds are priced and the terms set forth in this Financing Order, as required by N.C.G.S. § 62- 172(b)(3)b.3. The record in this case demonstrates that professionals who collectively possess decades of experience in pricing, structuring, and marketing complex securities—including ratepayer-backed securities—will provide their expertise to the pricing, structuring, and marketing of the Storm Recovery Bonds through their participation on the Bond Advisory Team. Many of them were involved in the successful $1.3 billion securitization of DEF’s nuclear plant retirement costs. The terms of this Financing Order are similar in many respects to the DEF financing order. The testimony of the witnesses for DEC and for the Public Staff manifests their intention and ability to achieve the lowest possible Storm Recovery Charges for North Carolina ratepayers. Importantly, this Financing Order establishes a robust and flexible procedure to allow DEC to address the requirements of market participants or any changes in market conditions as the issuance date approaches. After the bonds are priced, and as otherwise provided for in this Order, the major participants will report to the Commission—and DEC, the lead underwriters, and the Commission’s financial consultant—will give the applicable certifications as to whether the Statutory Cost Objectives have been met. After participating in the Bond Advisory Team and reviewing the certifications, the Commission has a final opportunity to approve or disapprove issuance of the Storm Recovery Bonds.

APPENDIX A

Appendix A:

Estimated Carrying Costs through bond issuance date1

Estimated up-front Financing Costs2

Appendix B, Page 1 of 2, at Paragraph 3:

Ordering Paragraph 23 of the Financing Order describes how such True-up Adjustment Letters are to be handled. Upon the filing of a True-up Adjustment Letter made pursuant to this Financing Order, the Commission shall either administratively approve the requested true-up calculation in writing or inform the servicer of any mathematical or clerical errors in its calculation as expeditiously as possible but no later than 30 days following the servicer’s true-up filing; and that notification and correction of any mathematical or clerical errors shall be made so that the true-up is implemented within 30 days of the servicer’s filing of a True-up Adjustment Letter. No potential modification to correct an error in a True-up Adjustment Letter shall delay its effective date and any…

Appendix C, Attachment 8, Page 1 of 4, at Paragraph 1:

Duke Energy Carolinas, LLC (the “Company”) submits this Certification pursuant to Ordering Paragraph 29 of the Financing Order in Docket No. E-7, Sub 1243 (the “Financing Order”). All capitalized terms not defined in this letter shall have the meanings ascribed to them in the Financing Order.